                                 SCHEDULE 14A
                                 RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ON TECHNOLOGY CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           ON TECHNOLOGY CORPORATION

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(/1/):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[X] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: $2,400.00

  2) Form, Schedule or Registration Statement No.: Schedule 14A (File No. 0-
     26376)

  3)Filing Party: ON Technology Corporation

  4) Date Filed: November 17, 1997
--------
(/1/Set)forth the amount on which the filing fee is calculated and state how it was determined.

                           ON TECHNOLOGY CORPORATION
                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 11, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of ON Technology Corporation, a Delaware corporation ("ON" or the "Company"), which will be held at Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts at 10:00 a.m., Eastern Standard Time, on February 11, 1998, for the following purposes:

    1. To approve the sale of certain of the Company's security products and related assets, pursuant to an Asset Purchase Agreement, between the Company and Elron Software, Inc.

    2. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

  Stockholders of record at the close of business on January 5, 1998 are entitled to notice of, and to vote at, this Special Meeting of Stockholders and any postponement or adjournment thereof. For ten days prior to this Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of the Company.

                                          By Order of the Board of Directors


                                          /s/ John M. Bogdan
                                          JOHN M. BOGDAN
                                          Secretary

Cambridge, Massachusetts
January 12 , 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. BY RETURNING YOUR PROXY CARD, YOU WILL ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           ON TECHNOLOGY CORPORATION
                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                               FEBRUARY 11, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of proxies to be voted at the Special Meeting of Stockholders of the Company to be held at Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts, at 10:00 a.m., Eastern Standard Time, on February 11, 1998, and at any adjournment thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting. This Proxy Statement and the accompanying proxy card are being mailed on or about January 12, 1998 to the stockholders of record as of the close of business on January 5, 1998 (the "Record Date").

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

  The cost of soliciting proxies from stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or employees of the Company.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked in writing (including by delivery of a later dated proxy) or in person by notifying the Secretary of the Meeting, in writing, at any time prior to the voting of the proxy.

VOTING OF PROXIES

  If the enclosed proxy card is properly executed and returned to the Company, all shares represented thereby will be voted as indicated therein. If a proxy is returned without instructions it will be voted FOR the proposal to approve the Asset Purchase Agreement, dated as of October 29, 1997 (the "Purchase Agreement"), between the Company and Elron Software, Inc., a Delaware corporation ("Elron"), and the transactions contemplated thereby (the "Proposed Transaction").

VOTING RIGHTS AND OUTSTANDING SHARES

  On the Record Date there were 12,270,820 outstanding shares of Common Stock, which is the only class of stock outstanding and therefore entitled to vote at the Meeting. The holders of such shares will be entitled to cast one vote for each share held of record as of the Record Date. On the Record Date, the closing sales price of the Common Stock on the Nasdaq National Market was $1.50 per share.

  The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting is required to approve Proposal No. 1. Abstentions and shares held by brokers that are present, but not voted because the brokers do not have the discretionary authority to vote such shares as to a particular matter, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as negative votes. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

  IN DETERMINING WHETHER TO APPROVE THE PROPOSED TRANSACTION, THE STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................    3
RISK FACTORS.............................................................    3
THE PROPOSED TRANSACTION.................................................   12
  General................................................................   12
USE OF PROCEEDS..........................................................   12
BACKGROUND OF THE PROPOSED TRANSACTION...................................   12
REASONS FOR THE PROPOSED TRANSACTION.....................................   15
OTHER STRATEGIC OPTIONS..................................................   16
BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED TRANSACTION...............   16
RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS......................   17
OPINION OF FINANCIAL ADVISOR.............................................   17
TERMS OF THE PROPOSED TRANSACTION........................................   20
PURCHASE AND SALE OF PROPOSED ASSETS.....................................   20
MANAGEMENT OF THE PROPOSED BUSINESS PRIOR TO CLOSING.....................   23
CLOSING..................................................................   24
ACCOUNTING CONSEQUENCES ARISING FROM THE PROPOSED TRANSACTION............   24
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................   25
REQUIRED APPROVALS.......................................................   25
INTERESTS OF CERTAIN PERSONS.............................................   25
APPRAISAL RIGHTS INAPPLICABLE............................................   25
EXPENSES.................................................................   25
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS....................   26
CERTAIN INFORMATION REGARDING ELRON......................................   30
PRICE RANGE OF COMMON STOCK; DIVIDENDS...................................   30
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..............   31
BUSINESS.................................................................   33
PROPERTIES...............................................................   43
LEGAL PROCEEDINGS........................................................   43
SELECTED CONSOLIDATED FINANCIAL DATA.....................................   44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................   45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
 DISCLOSURE..............................................................   50
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK................   50
TRANSACTION OF OTHER BUSINESS............................................   50
INDEPENDENT PUBLIC ACCOUNTANTS...........................................   50
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING............................   51
AVAILABLE INFORMATION....................................................   51
OTHER MATTERS............................................................   52
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................  F-1

  ON Technology, Notework, Meeting Maker, ON Technology & Design, ON Location, Instant Update and Da Vinci Systems are registered trademarks of the Company, and ON Command CM is a trademark of the Company for which registration has been applied. This Proxy Statement also includes trademarks of companies other than the Company. All other company or product names are trademarks or registered trademarks of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  SOME STATEMENTS CONTAINED IN THIS PROXY STATEMENT THAT ARE NOT HISTORICAL STATEMENTS (INCLUDING BUT NOT LIMITED TO, STATEMENTS CONCERNING ESTIMATES OF FUTURE REVENUES, OPERATING EXPENSE LEVELS AND SUCH OPERATING LEVELS RELATIVE TO THE COMPANY'S TOTAL REVENUES) CONSTITUTE FORWARD-LOOKING STATEMENTS UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE RISK FACTORS DISCUSSED BELOW, AMONG OTHER FACTORS (INCLUDING THE ACCURACY OF THE COMPANY'S INTERNAL ESTIMATES OF REVENUE AND OPERATING EXPENSE LEVEL AND THE OTHER RISK FACTORS DISCLOSED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION), MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ESTIMATED RESULTS STATED IN SUCH FORWARD-LOOKING STATEMENTS.

                                 RISK FACTORS

  The following risk factors concern the Proposed Transaction and the business of the Company to be conducted if the Proposed Transaction is consummated, or if the Proposed Transaction is not consummated:

CHANGE IN MARKETING STRATEGY

  Historically, the Company has marketed all of its products other than its Comprehensive Client Management ("CCM") products through its Free Trial Marketing system. See "--Free Trial Marketing" and "THE PROPOSED TRANSACTION-- GENERAL." Pursuant to the Proposed Transaction, the Company is selling, among other things, its Free Trial Marketing system, subject to a limited license-back to the Company. This license will allow the Company to continue to use the Free Trial Marketing system to market its current Groupware products, including future versions and feature extensions of such products, to existing customers and identified potential customers, for a period of three years from the closing date of the Proposed Transaction (the "Closing Date"), subject to termination in the event of a sale of the Groupware products or a sale of all or substantially all of the Company's business or assets.

  Although the Company will retain limited rights to the Free Trial Marketing system after the consummation of the Proposed Transaction, the Company's ability to implement a marketing strategy based on the Free Trial Marketing system will be severely curtailed because the Company will no longer have the personnel and infrastructure necessary to support to such a strategy. Moreover, the Company has made the strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base, while focusing the majority of its management, financial and technical resources on the CCM products. Inasmuch as the Company's historical marketing strategy has been based primarily on the Free Trial Marketing system, the Company's decision to sell substantially all of its rights to the Free Trial Marketing system will significantly limit the marketing strategies available to the Company.

CCM PRODUCT MARKETING STRATEGY

  After the consummation of the Proposed Transaction, the Company will be focused primarily on its CCM products. The target market for the CCM products is entirely different from the target market for the products the Company has marketed and sold through its Free Trial Marketing system. The target market for the CCM products consists primarily of large corporations such as Deutsche Telekom and Munich Reinsurance (both existing CCM customers). In addition, CCM product sales per customer are generally in the range of $20,000 to $500,000, as opposed to an average sale per customer for the Company's other products of approximately $2,000. Sales of CCM products pose significantly greater financial risks, and require greater up-front investments in marketing, technical and financial resources, than sales of the Company's historical products. As a result, the Company is adopting a new and untested marketing strategy using a direct sales force and in-field service organization. This marketing strategy requires significant investments in additional marketing and technical personnel, retraining of existing personnel, ongoing product development and creation of an in-field service organization. To date, substantially all of the Company's marketing of CCM products has been in Europe. While the Company has developed valuable experience and expertise in Europe, there can be no assurance that the Company will be able to transfer such experience and expertise to the North American market.

  If the Proposed Transaction is consummated, the Company will rely on fewer large customers for its revenue since the target market for CCM products is primarily large corporations. Currently, only one customer accounts for more than 10% of net revenue from the products that are not being sold as part of the Proposed Transaction. For the nine months ended September 30, 1997, Deutsche Telekom accounted for $4.5 million, or 22.2%, of net revenue for such products. It is possible that the Company's change in marketing strategy will result in other customers accounting for more than 10% of the Company's net revenues.

TECHNOLOGICAL REQUIREMENTS OF THE CCM PRODUCTS; PRODUCT DEVELOPMENT

  The technological demands of the CCM products require a commitment of significant ongoing financial, technical and personnel resources to product development, training of service technicians and customer training. Because the Company's historical products are not as technologically demanding as the CCM products, the Company has not to date made the required investment and has not proven that it can develop and maintain the organization required to support such products. The Company believes that its experience with the CCM products in Europe will provide a valuable base on which to build the necessary financial, technical and personnel resources to sell, market, develop and support the CCM products in North America; however, there can be no assurance that the Company will be able to expand and develop its resources to support CCM products in North America.

  After the consummation of the Proposed Transaction, the Company will focus primarily on its CCM product. The CCM product is typically larger and more complex than the products that the Company has previously developed. The Company's ability to continue to enhance the CCM product to meet customer and market requirements will depend substantially on its ability to effectively manage its development effort, to attract and retain the required development personnel in Cambridge, Massachusetts and Starnberg, Germany and to coordinate and manage geographically remote development efforts.

FINANCIAL RESOURCES REQUIRED BY THE CCM PRODUCTS

  The Company has estimated that the product development, marketing and sales costs of the CCM products are approximately $1.0 to $1.5 million per month. The Company believes that it will have sufficient financial resources to fund these costs through March 1998, whether or not the Proposed Transaction is consummated. If the Proposed Transaction is consummated, the Company believes that it will have sufficient financial resources to fund these costs through at least December 1998. If the Proposed Transaction is not consummated, the Company will have to seek additional sources of capital to fund CCM product costs beyond March 1998. There can be no assurance that the Company's estimate of the marketing, sales and product development costs of the CCM products will prove correct, that such costs will not increase beyond the Company's available financial resources, or that additional sources of capital, if and when needed, will be sufficient or available.

MANAGEMENT AGREEMENT; TRANSFERRED EMPLOYEES

  Contemporaneously with the execution and delivery of the Purchase Agreement, the Company and Elron entered into a Management Agreement (the "Management Agreement") pursuant to which Elron is managing the assets being acquired by Elron pursuant to the Purchase Agreement (the "Proposed Assets") for its benefit and at its risk and expense. Pursuant to the Management Agreement, Elron, has, subject to certain covenants regarding extraordinary transactions, complete discretion to operate the business of the Company with regard to the Proposed Assets. In the event that the Proposed Transaction is not consummated, Elron will be obligated to return the Proposed Assets to the Company, subject to the terms and conditions of the Management Agreement. See "TERMS OF THE PROPOSED TRANSACTION--MANAGEMENT OF PROPOSED BUSINESS PRIOR TO CLOSING--The Management Agreement." There can be no assurance that the Proposed Assets would upon return by Elron have at least the same value as such assets had at the time the Management Agreement was executed. Any diminution in value of the Proposed Assets could have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operations.

  Pursuant to the Purchase Agreement, certain employees of the Company will continue to be employed by the Company, but will from the date of the Purchase Agreement until the Closing Date, to the extent allowed by law, be subject to the complete supervision, direction and control of Elron (the "Transferred Employees"). The Company has been advised that the Transferred Employees have been offered various benefits and incentives to be granted by Elron after the consummation of the Proposed Transaction. In the event that the Proposed Transaction is not consummated, and as a result such benefits and incentives are not provided, the performance of the Transferred Employees could be materially adversely affected and a significant portion of such employees may seek employment elsewhere.

FAILURE OF THE COMPANY TO OBTAIN CERTAIN THIRD-PARTY CONSENTS

  Although the only conditions to closing the Proposed Transaction (the "Closing") are that the Purchase Agreement and Proposed Transaction be approved by the stockholders of the Company and that the Company deliver $3,000,000 of guaranteed receivables to Elron, the Company is obligated to obtain certain third-party consents on or prior to the Closing. In the event that the Company does not obtain such consents, it will be obligated to pay certain specified financial damages. The payment of such financial penalties may have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operations.

INTERNATIONAL REVENUE

  In fiscal 1996 and the nine-month period ending September 30, 1997, total revenue from international licenses (license revenue from outside the United States) represented approximately 17% and 35%, respectively, of the Company's total revenue. For the fourth quarter of 1997 and thereafter (assuming the Proposed Transaction is consummated), the Company expects that international revenue will constitute a significantly greater portion of the Company's total revenue. Accordingly, a greater percentage of the Company's total revenue will be subject to the risks inherent in international sales, including the impact of fluctuating exchange rates on demand for its products, longer payment cycles, greater difficulty in protecting intellectual property, greater difficulty in accounts receivable collection, unexpected changes in legal and regulatory requirements, seasonality due to the slowdown of European business activity in the third quarter and tariffs and other trade barriers. There can be no assurance that these factors will not have a material adverse effect on the Company's future international license revenue.

LOSS OF KEY MANAGEMENT PERSONNEL

  Ivan O'Sullivan and Chadwick Roll, Vice President--Worldwide Marketing and Vice President of Inside Sales of the Company, respectively, are among the Transferred Employees. Messrs. O'Sullivan and Roll are key employees of the Company. The loss of their services may have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  The Company's success depends to a significant extent upon a number of key technical and management employees. While the Company's employees are required to sign standard agreements concerning confidentiality and ownership of inventions, the employees, with the exception of Messrs. Herman DeLatte, Loren Platzman and John Bogdan, are generally not otherwise subject to employment agreements or noncompetition covenants. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. The Company does not maintain life insurance policies on key employees. The Company's success also depends in large part upon its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel.

  Competition in the software industry for such personnel is intense. There can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires.

GROUPWARE BUSINESS

  After the consummation of the Proposed Transaction, the Company's products will consist of the CCM and the Groupware products. The Company has made the strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base, while focusing the majority of its management, financial and technical resources on the CCM products. The Company believes that in the short-term the Company can significantly reduce the costs associated with the Groupware products while continuing to generate cash flow from the sale of these products. However, there can be no assurance that cash flow from the sale of the Groupware products will not decrease faster than expected. In addition, over the longer term, the Company's strategic decision to cease marketing the Groupware products to new customers will lead to an erosion of the customer base and a reduction of revenue from such products.

  The Company's ability to attract and retain the employees needed to service the Groupware products may be materially adversely affected by the Company's strategic decision to de-emphasize the Groupware products. Any loss of revenue from the Groupware products may have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operation.

STRATEGIC REORGANIZATION

  On July 29, 1997, the Company reorganized and restructured its operations. On October 29, 1997, additional restructuring actions were implemented. These actions were designed to focus the Company on the Comprehensive Client Management business (the "CCM Business"). To date, implementation of this new corporate strategy has included hiring a new Chief Executive Officer, electing a new Chairman of the Board of Directors, deemphasizing the acquisition of new customers in the Company's Groupware and Network Management and Security businesses, discontinuing sales of the Company's virus protection software, closing or reducing the Company's offices in Sydney, Australia; Paris, France; London, United Kingdom; and Munich, Germany while building up the Company's office in Starnberg, Germany and laying off approximately 160 employees. There can be no assurance that the Company's new corporate strategy will be successfully implemented. Furthermore, there can be no assurance that the Company will not engage in further reorganizations or restructurings in the future.

VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's licensing activity and results of operations can fluctuate significantly on a quarterly basis. Causes of such fluctuations may include, among other factors, the volume and timing of new and repeat orders, the introduction or announcement of new products or product enhancements by ON or third parties, failure to ship trials, changes in response rates to the Company's mailings and telemarketing programs, interruption in the Company's overnight delivery, telephone or internal networks and databases, work stoppages, changes in product prices, changes in operating expenses, changes in product mix, increase in international sales as a percentage of total revenue, seasonality, trends in the computer industry, unavailability of product, potential software viruses and perceived threats thereof, customer order deferrals, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. While to date, the Company has not experienced any significant failure to ship trials, work stoppages or unavailability of products, there can be no assurance any of such events will not occur in the future. The occurrence of any such event could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Because of the nature of its distribution methods for its Groupware and Network Management and Security products, the Company has virtually no backlog with respect to such products and generally cannot predict when users will license such products. As a result of the longer enterprise sales and product rollout cycle for CCM, the Company will be better able to assess anticipated customer orders for CCM. Historically, repeat orders have accounted for a significant portion of the Company's total revenue; however, there can be no assurance that the Company will be able to sustain current repeat order rates in the future, especially after consummation of the Proposed Transaction and in light of the de-emphasis in marketing efforts for the Groupware and Network Management and Security products. Furthermore, since the Company's cost of total revenue is relatively low and its operating expenses are relatively fixed, any revenue shortfall in a quarter will result in a substantially similar shortfall in net income. In addition, significant quarterly fluctuations in licensing activity will cause significant fluctuations in the Company's cash flows and the cash and cash equivalents, accounts receivable and deferred revenue accounts on the Company's balance sheet.

  The Company's business has experienced and is expected to continue to experience seasonality, due in part to customer buying patterns. In recent years, the Company generally has had greater demand for its products in the fourth quarter and has had weaker demand for its products during the first quarter. These fluctuations are caused primarily by customer budgeting and purchasing patterns. The Company believes this pattern will continue.

  The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance.

RAPID TECHNOLOGICAL CHANGE

  The Groupware, Network Management and Security and Client Management software markets are characterized by rapid technological developments, changes in customer requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances, and respond promptly to new customer requirements and evolving industry standards. As discussed above, the Company has made a strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base and has agreed to sell, subject to stockholder approval, its Network Management and Security products. The Company has identified a number of enhancements to CCM which it believes are important to its continued success in the Client Management software market. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, enhancements to its existing products or new products, or that its new products will adequately address the changing needs of the marketplace. Failure by the Company in any of these areas could materially and adversely affect the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, from time to time the Company or its competitors may announce new products with capabilities or technologies that could have a potential to replace or shorten the life cycles of the Company's existing products or render such products obsolete. There can be no assurance that announcements by the Company or its competitors of new products will not cause customers to defer purchasing the Company's existing products. In addition, there can be no assurance that future changes in DOS, Windows, Windows NT, Unix, NetWare or other popular operating systems would not result in incompatibility with the Company's products. The Company's failure to introduce new products on a timely basis that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

COMPETITION

  The market for the Company's products is highly competitive, and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for its products include performance, functionality, quality, customer support, breadth of product line, speed of product delivery, frequency of upgrades and updates, brand name recognition, company reputation, adherence to industry standards, integration with third-party solutions and price. Certain of the criteria upon which the performance and quality of the Company's Groupware and Network Management and Security software compete include speed of response, ease of use, ease of installation, interoperability with other messaging systems and simplicity of administration. The Company believes that it generally competes favorably with respect to each of these factors; however, there can be no assurance that the Company will be able to continue to compete successfully against current and future competitors. Certain of the Company's competitors have been in the market longer than the Company, and other competitors are larger and may have greater name recognition than the Company. As is the case in many segments of the software industry, the Company may encounter increasing price competition in the future. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. There can be no assurance that the Company will continue to compete effectively against existing and potential competitors in these markets, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company.

  The Groupware, Network Management and Security and Client Management software markets are highly fragmented, with products offered by many vendors. In the e-mail market, the Company competes with offerings from software, shareware and freeware developers. Shareware is software that is made available electronically on bulletin boards systems. Shareware users are encouraged to evaluate the software for a short period of time and then either cease using it or pay a license fee. In the group scheduling market, the Company also competes with personal information manager products ("PIMs") that have been enhanced to include some group scheduling features. In addition, the trend toward enterprise-wide communications software solutions may result in a consolidation of the communications software market around a smaller number of vendors who are able to provide all of the necessary software and support capabilities.

  In the Client Management market, the Company faces competition from large and established companies, such as Microsoft, Intel and IBM/Tivoli, which offer client management capabilities as part of their systems, network and/or desktop management systems. Moreover, Microsoft has announced the Zero Administration Initiative for Windows ("ZAW"), which includes a set of technologies that address some of the same client management issues as CCM. Microsoft has described components of ZAW as being available for future versions of the Windows NT and Windows 95 operating systems, as well as the Microsoft Systems Management Server product. There can be no assurance that the Company can continue to compete effectively against Client Management software which is included free with operating system software. See "BUSINESS--Competition."

PRODUCT DEVELOPMENT

  The Company has in the past experienced delays in software development, and there can be no assurance that it will not experience further delays in connection with its current or future product development activities. The Company puts all of its products through alpha and beta test cycles and makes significant efforts to debug all products before commercial release. The Company makes well-marked alpha and beta versions of its software available for evaluation and testing and solicits and responds to input from evaluators. However, there can be no assurance that the Company's products will not contain undetected errors or version compatibility issues, particularly when first introduced or when new versions are released, resulting in loss of or delay in market acceptance. Delays and difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  In addition to developing new products, the Company's internal development staff is focused on developing upgrades and updates to existing products and modifying, enhancing and completing any acquired products and incomplete projects. Future enhancements may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. Failure to release such enhancements on a timely basis could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. There can be no assurance that the Company will be successful in these efforts.

  If the Company believes that a licensed product continues to be valuable after the expiration of the initial license term, it will seek to extend the term of the license. There can be no assurance that the Company will be able to extend the term of expiring licenses, or that the economic arrangements for such extensions would be comparable to the arrangements in effect during the initial license term.

INCLUSION OF CCM, GROUPWARE, NETWORK MANAGEMENT AND SECURITY SOFTWARE IN SYSTEM SOFTWARE AND APPLICATION SUITES

  In the future, vendors of operating system software and applications sold for a single price (generally referred to as application suites) may continue to enhance their products to include certain functions that are currently provided most often by CCM, Groupware, Network Management and Security software or may bundle these products in their application suites at no additional charge. The widespread inclusion of the functions provided by the Company's products as standard features of operating system software could, particularly if the quality of such functions were comparable to that of the Company's products, render the Company's products obsolete and unmarketable. Furthermore, even if the CCM, Groupware, Network Management and Security software functions provided as standard features by operating systems are more limited than those of the Company's products, there is no assurance that a significant number of customers would not elect to accept such functions in lieu of purchasing additional software. If the Company were unable to develop new CCM, Groupware, Network Management and Security software products to further enhance operating systems and to replace successfully any obsolete products, the Company's business, condition (financial or otherwise), prospects and results of operations would be materially and adversely affected.

FREE TRIAL MARKETING

  If the Proposed Transaction is not consummated and the rights to the Free Trial Marketing system revert to the Company and, in any event, to the extent the Company retains certain limited rights to the Free Trial Marketing system pursuant to the Purchase Agreement, the Company would be exposed to the risks associated with the Free Trial Marketing system set forth below.

  As part of the Free Trial Marketing system, customers are provided with 30-day free trials of certain of the Company's principal products. The trials are full featured versions of the product that are internally designed to cease operation in 30 days. The Company depends on direct mail, trade shows and telemarketing to find prospects and install trials. There can be no assurance that this strategy will continue to be effective in the future for either current or new products. The failure of this strategy to continue to effectively generate license revenue would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, as mailings are mailed repeatedly to the same customers, customers' responsiveness to particular offers and products declines. There can be no assurance that the Company will be able to sustain current response rates to its mailings in the future. The Company's growth with respect to products sold and marketed through the Free Trial Marketing system depends both on its ability to select names from rented lists and to grow its "house list." The availability and relevance of rentable names to the Company's products are not certain. In addition, since the ability of the Company to grow its house list is dependent on the supply of rentable names, house list growth cannot be assured. In both the domestic and international markets, increases in postal rates (including modifications in the classification of mail) or telephone rates, or changes in postage or telephone regulations which prohibit unsolicited direct mail or unsolicited telephone calls, could significantly impact the economics of the Company's Free Trial Marketing strategy. In addition, it is possible that other software vendors could adopt all or parts of the Company's strategy and compete more directly or effectively with the Company.

  If some of the Company's Free Trial Marketing disks were to become infected with a computer virus, they would cause difficulties for prospects and could damage the Company's reputation. The Company does extensive testing for viruses. The Company's use of outside fulfillment contractors increases the risk that a virus could be shipped undetected on disks bearing the Company's label. There can be no assurance that ON would be able to collect adequate compensation from such fulfillment contractors if such a virus infected disks bearing the Company's label.

  The Company fulfills orders received directly from customers through a third-party fulfillment contractor, which warehouses the Company's products and ships them directly to ON's customers. The Company also maintains a private use prospects list at a bonded third-party database firm. In the event that either the customer fulfillment contractor or the private use database firm experience a substantial business interruption, whether through business failure or interruption or some natural calamity, or the Company's relationship with either of such parties is terminated for any reason, the Company's ability to continue to mail free trial offers to prospective customers and to fulfill orders placed by customers would be adversely affected.

INDIRECT CHANNELS OF DISTRIBUTION

  The Company markets its products (other than CCM) through distributors and resellers in addition to its direct sales force and its Free Trial Marketing system. These distributors and resellers also sell other products that are complementary to, or compete with, those of ON. There can be no assurance that these distributors and resellers will not give greater priority to products of other suppliers. They have no long-term obligation to purchase products from the Company. Since the Company's agreements with its distributors provide for a right of return, revenue recognized upon sales to distributors is subject to a reserve for returns. Although management believes that the current reserve balance is adequate to cover this exposure, there can be no assurance that any future period reserves for returns will be adequate. Moreover, these distributors and resellers generally have limited financial resources, and there can be no assurance with respect to the collectibility of accounts receivable owed by such distributors and resellers. In addition, the Company may be unaware of the nature and scope of the representations made to customers by these distributors and resellers. For example, they could make representations to customers about the Company's current and future products which are inaccurate or incomplete. This could result in the products not meeting the customers' expectations or requirements. Although the Company's agreements with its distributors generally provide the Company with recourse against unauthorized action taken by the distributors, there can be no assurance that the Company could recover adequate compensation to cover the damage caused by an inaccurate representation.

PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect its proprietary rights in its software.

  The Company uses a printed "shrink-wrap" license for users of its Groupware, Network Management and Security products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since these shrink-wrap licenses are not signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the terms thereof, including the terms which seek to protect the Company's proprietary technology. If the printed shrink-wrap licenses prove to be unenforceable, this may have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  The laws of some foreign countries either do not protect the Company's proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, the Company may experience a higher rate of piracy of its products.

  The Company has obtained registrations in the United States for the following trademarks: ON Technology, Notework, Meeting Maker, ON Technology & Design, ON Location, Instant Update and DaVinci Systems. The Company has filed for the trademark "ON Command CCM" in the United States, the European Community, Canada and Australia. The Company has obtained only four foreign registrations of its Notework mark and two foreign registrations of its MeetingMaker mark, due to the significant costs involved in obtaining foreign registrations. As a result, the Company may not be able to prevent a third party from using its trademarks in many foreign jurisdictions. The Company has not to date registered any of its copyrights.

  There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. Lesser sensitivity by corporate, government or institutional users to avoiding copyright infringement could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. While the Company to date has not taken any legal action to enforce its intellectual property rights against infringing users, it believes, based upon current interpretations of law, that its use of Free Trial Marketing and the widespread availability of its trials do not significantly impact its ability to enforce its intellectual property rights against infringing users, including corporate, institutional and government entities. However, there is no assurance that a court or other authority may not rule otherwise in the future. Such a ruling would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  There has been substantial litigation in the software industry involving intellectual property rights of technology companies, although, to date, the Company has not been subject to any such litigation. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims, if asserted, would not have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, as the Company may acquire or license a portion of the software included in its future products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of any software being acquired. The Company generally obtains representations as to the origin and ownership of such acquired or licensed software and generally obtains indemnification to cover any breach of such representations. However, there can be no assurance that such representations are accurate or that such indemnification will provide adequate compensation for a breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

  The Company could be subjected to lawsuits by customers, past, present or future, and others due to possible errors in the Company's software. The Company is not aware of any material errors in its software or any pending or threatened litigation. The Company maintains insurance covering such liabilities in the amounts of $12 million domestically and $4 million internationally. The Company believes that its insurance coverages are sufficient to cover any such losses.

VOLATILITY OF STOCK PRICE

  The trading price of the Company's Common Stock has been, and in the future may be, subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of technological innovations or new applications by the Company or its competitors and general market conditions in the software industry, as well as other events or factors. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many technology companies and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Company's Common Stock.

                           THE PROPOSED TRANSACTION

GENERAL

  The Company's current business consists of three product groups: (i) Network Management and Security products, including On Guard Internet Manager, On Guard Firewall and SofTrack; (ii) Groupware products, including Notework, DaVinci e-mail and MeetingMaker; and (iii) Client Management products, currently including CCM. The Company also owns the Editor's Choice Network Management Catalog business. The Groupware, Network Management and Security products are principally marketed to network supervisors and end users through the Company's Free Trial Marketing system. This system includes the Company's proprietary Odyssey software, which manages a variety of proprietary and third-party databases to direct the Company's telesales personnel through a highly structured, multi-step telemarketing process. CCM is marketed directly to corporations with very large local or wide area networks, using enterprise-oriented direct sales and support teams.

  The Company proposes to sell to Elron the Network Management and Security products, the catalog business and the Free Trial Marketing system, including the Odyssey software and the associated database, methodology and documentation. As part of the Proposed Transaction, Elron will hire substantially all of the personnel engaged in Free Trial Marketing activities, including Ivan O'Sullivan, the Company's Vice President--Worldwide Marketing, Chadwick Roll, the Company's Vice President of Inside Sales, and most of the Company's telesales and telesupport employees. The assets being sold, as more fully described in the section below entitled "Terms of the Proposed Transaction," are hereinafter referred to as the "Proposed Assets." After the consummation of the Proposed Transaction, the Company's remaining assets will consist of the CCM and Groupware products, together with limited rights to use the Free Trial Marketing system in connection with the sale of Groupware products to existing customers and identified potential customers. During the interim period between the execution of the Purchase Agreement and the consummation of the Proposed Transaction, Elron is managing the Proposed Assets pursuant to a Management Agreement.

  In July 1997, the Company announced that it would de-emphasize new customer marketing of its Groupware, Network Management and Security products in order to focus management resources and cash flow on the CCM products. The Company elected to proceed with the Proposed Transaction because it concluded that its financial, marketing, technical and management resources were not sufficient to continue to support all of its current products, and that, in the judgment of the Board of Directors, the best long-term potential for growth and profitability lies in the CCM products. If the Proposed Transaction is approved by the stockholders, the Company intends to dedicate its financial and managerial resources to the CCM Business. The Company plans to operate its Groupware business primarily for cash generation.

  Subject to the terms and conditions set forth therein, the Purchase Agreement provides for the purchase by Elron from the Company of the Proposed Assets for an aggregate price of $12 million, with the possibility of an additional performance bonus of up to $1.5 million. Except for stockholder approval and the delivery of $3,000,000 of guaranteed receivables, the proposed transaction is not subject to any material conditions. See "--TERMS OF THE PROPOSED TRANSACTION--Purchase and Sale of Proposed Assets."

                                USE OF PROCEEDS

  The Company estimates that the net proceeds of the Proposed Transaction will approximate $11.6 million (excluding the possible purchase bonus payable in late 1998). The principal use of the net proceeds will be to support the needs of the CCM Business, including technical development and marketing and sales.

                    BACKGROUND OF THE PROPOSED TRANSACTION

  From its inception until late 1996, the Company's business model was predicated upon the development and acquisition of a portfolio of products in the Groupware, Workgroup Utilities and Network Management and

Security fields. The common element of all of these products was their method of marketing and distribution: by incorporating ease of installation and use characteristics, all of these products were suitable for distribution, through the Company's Free Trial Marketing system, to network supervisors and other end users of small- to medium-size local and wide area computer networks. A significant dimension of most of these networks was their heterogeneous composition, incorporating various types and generations of personal computers running the latest, as well as older, operating systems, ranging from various versions of Windows, DOS, Macintosh and OS/2, among others. To build its product portfolio, in the first quarter of 1996 the Company purchased a firewall and an anti-virus software product and a United Kingdom-based software distribution business. These acquisitions were followed by the purchase, in early 1997, of an Internet usage monitoring product. All of the acquired products were re-engineered for distribution through the Free Trial Marketing system.

  With increased standardization around the Windows-based operating system and the broad acceptance of product "suites" which integrated functions previously found in separate products, the Company's Free Trial Marketing strategy as the basis for achieving substantial growth in earnings and shareholder value began to be questioned by the Board of Directors and management. To address this concern, in mid-1996 the Company established an enterprise-oriented direct sales force to introduce the Company's products to large customers at the corporate level. At the same time, the Company began evaluating the possible acquisition of products that were suitable for enterprise-oriented marketing. In December 1996, the Company began negotiations to acquire csd Software GmbH ("csd"), the developer and owner of the predecessor product to CCM. Clearly, CCM differed from the Company's other products, in that it was most suitable to large, centrally administered networks such as networks at Deutsche Telekom and Munich Reinsurance, two of csd's largest customers. To penetrate these customer sites and ensure successful installation and use of the product required a highly trained direct sales and support team. Furthermore, to establish and maintain the worldwide reputation of the product as a leading-edge Client Management solution, substantial resources were required for product development. At the same time, the Board concluded that the csd acquisition would provide the Company with a product that offers substantial growth potential.

  After the csd acquisition, the Company's Board of Directors instructed management to evaluate the viability, from the perspective of both personnel and financial resources, of simultaneously pursuing the Free Trial Marketing strategy for the Company's historical products and the direct marketing strategy for the CCM product. In this connection, the Company retained Arthur Andersen's special project group to perform various financial analyses, including cash flow analyses, of each of the Company's products. The Company also retained the consulting firm of Fletcher Spaght to provide a market analysis of the Company's various products, focusing primarily on the CCM Business.

  After considering the analysis and recommendations of the Company's management and consultants, the Board of Directors determined that the Company's existing financial, marketing, technical and management resources were not sufficient to continue both its Free Trial Marketing strategy and the development and marketing of CCM and other similar products through a direct sales force. Moreover, taking into account the changed market environment for its traditional distribution model, the Board concluded that the CCM Business offered greater opportunities for growth in sales and earnings, and consequently for maximizing shareholder value, than the Company's existing product lines. Accordingly, on July 29, 1997 the Board adopted a restructuring plan whereby new customer acquisitions for the Company's Groupware, Network Management and Security products were de-emphasized and those businesses began to be operated with the objective of providing the cash flow required to support the CCM Business. On October 29, 1997, the Company implemented additional restructuring measures. These included the closing or reducing of the Company's offices in Sydney, Australia; Paris, France; London, the United Kingdom; and Munich, Germany, while building up its office in Starnberg, Germany. Associated staff reductions involved approximately 60 employees, including ten in the United States.

  At about the same time that the Board of Directors began its consideration of the advisability of continuing to pursue the Company's Free Trial Marketing strategy simultaneously with its CCM product strategy, the Board also took two additional steps: first, it began a search for a new chief executive officer who would focus on developing the CCM business, and second, it retained Wessels, Arnold & Henderson, L.L.C. ("Wessels") as its financial advisor to seek potential buyers for the Company's firewall and possibly other products. The Board's executive search activities resulted in the hiring of Herman DeLatte, whose appointment as president and chief executive officer was announced on July 29, 1997, simultaneously with the announcement of the restructuring. Concurrently, Mr. Christopher Risley resigned as the Company's president, effective August 31, 1997, retaining his position as a member of the Board of Directors and assuming responsibility for assisting in the disposition of certain of the Company's products.

  During its four-month engagement as the Company's financial advisor, Wessels contacted approximately 20 potential buyers. Of these 20 potential buyers, two companies met with the Company's President and certain other senior executives, and three companies engaged in telephonic discussions with the Company. None of the companies contacted submitted a bid to acquire any assets of the Company. Wessels resigned from this engagement in May 1997. The Company subsequently contacted another financial advisor to seek potential buyers. This second firm identified five additional potential buyers, but none of the identified companies submitted a bid.

  Elron Electronic Industries, Ltd. ("Elron Industries") initiated contact with the Company in early July 1997. Mr. Risley met with Elron Industries' management on July 24, 1997 in New York. On August 1, 1997, the Company's and Elron Industries' management teams met at the Company's headquarters in Cambridge, Massachusetts. Beginning August 4, 1997, a subcommittee of the Board of Directors comprised of Messrs. Christopher Risley, Stephen Cheheyl and Brian Horey began negotiations with Elron Industries concerning the Proposed Transaction.

  In mid-August, the Company was contacted by an investment banking firm representing another potential purchaser. Mr. Risley met with this potential purchaser's senior management team on August 19, 1997. The potential purchaser proposed a business combination pursuant to which the Company's stockholders would have received common stock. The Board did not pursue this proposal, in large part because of the volatility and illiquidity of the potential purchaser's common stock.

  From August 11, 1997 to August 13, 1997, Messrs. Risley and O'Sullivan visited Elron Industries in Israel. Negotiations regarding the terms of the transaction commenced in late August and resulted in the execution of a letter of intent on September 10, 1997. The Letter of Intent was not binding, except for mutual confidentiality provisions and a "standstill" covenant requiring the parties to deal exclusively with each other with respect to the Proposed Transaction until October 19, 1997, subject to Elron meeting various intermediate thresholds including completion of due diligence, preparation of initial drafts of the purchase documentation and completion of negotiations with key employees. In light of Elron's progress in meeting these thresholds, the standstill period was extended to October 28, 1997.

  In early September 1997, the Company was contacted by another potential purchaser regarding a possible acquisition of the Company's firewall product. Senior management of the Company and the potential purchaser met on September 4, 1997, to discuss the proposal. The potential purchaser subsequently made an oral cash offer to acquire the Company's firewall product for approximately $7,000,000. At the time the offer was received, the Company was not permitted to negotiate this offer due to its standstill agreement with Elron Industries. The Board of Directors met on October 29, 1997 to consider this offer. The Board decided to reject the offer for the following reasons, among others: first, the terms and conditions, as well as the probability of a successful closing, were uncertain; second, the purchase price was less than the price proposed by Elron; third the proposed sale did not include the On Guard Internet Manager and SofTrack products, and thus would not allow management to focus on the CCM Business; and, fourth, the Board believed that On Guard Internet Manager and SofTrack would be more difficult to sell apart from the firewall product.

  On October 9, 1997, the Board of Directors retained Wessels to advise the Board with respect to the fairness, from a financial point of view, of the Proposed Transaction to the Company's stockholders. See "OPINION OF FINANCIAL ADVISOR" below. On October 23, 1997, Wessels provided its initial fairness opinion to the Board, subject to a review of the accounting related to the Proposed Assets. Following the resolution of a number of remaining substantive issues, and after hearing Wessels' update of its fairness opinion and underlying analysis, on October 29, 1997 the Board of Directors approved the terms of the Proposed Transaction, subject to stockholder approval, and the Company and Elron signed the Purchase Agreement. For more details concerning the terms of the Purchase Agreement, see "--TERMS OF THE PROPOSED TRANSACTION."

                     REASONS FOR THE PROPOSED TRANSACTION

  In reaching its decision to approve and recommend the Purchase Agreement and the Proposed Transaction to the stockholders of the Company, the Board of Directors consulted with its advisors and considered the material factors described below. Based upon its review of such factors, the Board of Directors approved the Purchase Agreement and the Proposed Transaction.

  The Board of Directors considered the following factors in reaching the conclusion to approve the Purchase Agreement and the Proposed Transaction:

  --The Groupware, Network Management and Security and CCM businesses require significant financial, marketing, technical and management resources. The Company's existing financial, marketing, technical and management resources are not sufficient to support the growth of all of these businesses. Disposition of the Proposed Assets will enable the Company to narrow its strategic focus and redeploy its financial, marketing, technical and management resources into the CCM Business.

  --The CCM Business requires a fundamentally different sales and marketing strategy than the Company's other businesses: the CCM Business requires an enterprise-oriented direct sales force and field service organization, whereas the Groupware and Network Management and Security businesses have relied primarily on the Company's Free Trial Marketing system. The Company's existing financial and marketing resources are not sufficient to support two divergent marketing strategies.

  --The Board of Directors determined, in its business judgment, that the CCM
   Business, given the Company's limited resources, offered the best long-term potential for growth and profitability relative to the Company's other businesses.

  --In the past, acquisitions have been a key component of the Company's growth strategy. Two factors, among others, have made this strategy increasingly difficult to implement: first, the cost of acquiring new products has increased substantially, and, second, given the sharp decline in the Company's stock price over the past year, the Company's ability to use its stock for all or a portion of the purchase price has been severely curtailed.

  --The consideration to be paid by Elron consists entirely of cash, thereby providing immediately available funds for the operations of the CCM Business.

  --The inclusion of substantially all of the assets of the Network
   Management and Security business in the Proposed Transaction offers a number of advantages: first, it eliminates the risk that one or more of these products could not be sold individually; second, it likely reduces the transaction costs that the separate sale of these products would entail; and third, it avoids the likely diminution in value that would result from holding these products for sale for some period beyond the expected closing date of the Purchase Agreement.

  --The Purchase Agreement does not contain any closing conditions other than stockholder approval and delivery of the $3,000,000 of guaranteed receivables, whereas most comparable transactions would contain a variety of additional conditions that would increase the risk that the sale might not be consummated.

  --Wessels, the Company's financial advisor, has opined that the consideration to be received by the Company in the Proposed Transaction is fair to the Company from a financial point of view.

  In analyzing the Proposed Transaction and in its deliberations regarding the recommendation of the Purchase Agreement, the Board of Directors also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition, prospects and operating results of the business related to the Proposed Assets (the "Proposed Business"), (ii) judgments as to the Company's future prospects with and without the Proposed Business, (iii) the terms of the Purchase Agreement, which were the product of extensive arm's length negotiations, and (iv) enhanced stockholder value due to the resulting cash infusion. The Board of Directors did not find it practical and did not quantify or attempt to attach relative weights to any of the specific factors that it considered. The Board of Directors concluded that the opportunities for the Company to streamline its operations by narrowing the focus of its business were compelling.

  Notwithstanding the expectations of the Company's Board of Directors and senior management regarding the benefits to be realized from the Proposed Transaction, no assurance can be given that the Company will be able to realize such benefits or compete effectively against certain other competitors that possess significantly greater resources and marketing capabilities than the Company. See "RISK FACTORS."

                            OTHER STRATEGIC OPTIONS

  The Board of Directors considered a variety of options for providing financial resources to grow the CCM Business.

  First, the Board of Directors considered using cash generated by the Groupware and Network Management and Security businesses to support the growth of the CCM Business. As part of the corporate reorganization announced on July 29, 1997, the Board of Directors decided to de-emphasize the acquisition of new customers in its non-CCM businesses. Without the revenue growth associated with the acquisition of new customers, the Board of Directors determined that cash generated from the Groupware and Network Management and Security businesses would not be sufficient to support the growth of the CCM Business.

  Second, the Board of Directors considered selling all or a portion of the Groupware and Network Management and Security businesses in exchange for future royalty payments. The Board of Directors determined that the uncertainty of the future royalty stream was too great a risk.

  Third, the Board of Directors considered spinning off the Groupware and Network Management and Security businesses to its stockholders. The Board of Directors determined that: first, the size of these businesses made a spinoff to stockholders uneconomic given the transaction costs of such a spinoff; second, that a spinoff would not provide any cash for the growth of the CCM Business; and third, that a spinoff would have had adverse tax consequences for the Company's stockholders.

          BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED TRANSACTION

  The Company believes that the CCM Business offers opportunities for long-term growth because CCM currently has technological advantages over the products offered by the Company's principal competitors. The Company believes that success in the CCM Business requires both superior technology and the financial, marketing and human resources to provide the technology and related services globally. Competitors such as Microsoft, Intel and IBM/Tivoli have the necessary resources, but the Company believes that their Client Management products do not offer the technological advantages offered by CCM. Unlike most of the products offered by the Company's competitors, CCM enables network administrators to install operating system software as well as application software. To build upon its technological base, the Company needs to develop its global resources, either on its own or through strategic relationships with companies with established global capabilities. Currently, the Company believes that there is no company offering both global capabilities and the technological advances offered by CCM.

  The Company acquired the predecessor to CCM when it acquired all of the outstanding capital stock of csd. Prior to the acquisition, csd managed, and the Company now manages, approximately 50,000 seats at Deutsche Telekom, which, according to the Gartner Group, is the world's largest installation of managed personal computers. The Company believes that csd was, and the Company now is, the dominant company in the Client Management market in Germany. With an established presence in Europe, the Company's strategy for the CCM Business is to expand its European presence and to develop the North American market.

  If the Proposed Transaction is consummated, the Company would continue to operate the business associated with its DaVinci e-mail, Notework and MeetingMaker software products to generate cash for the CCM Business.

  The CCM Business (as conducted by csd through January 27, 1997 and by the Company thereafter) generated revenues of approximately $7.5 million in the fiscal year ended December 31, 1996 and $6.8 million in the three fiscal quarters ended September 30, 1997.

              RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

  At the meeting of the Company's Board of Directors held to consider the Purchase Agreement, the Board of Directors unanimously approved the Purchase Agreement and the Proposed Transaction as being in the best interests of the Company and its stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION AND ALL OTHER MATTERS RELATING TO THE PROPOSED TRANSACTION TO BE PRESENTED FOR THE CONSIDERATION AND VOTE OF THE COMPANY'S STOCKHOLDERS.

  Even if the Proposed Transaction is not consummated or is consummated on different terms (which could be materially different from those described herein), if the foregoing proposal is approved by the requisite vote of the stockholders as described herein, the Board will be authorized to proceed with the Proposed Transaction on such terms as it deems expedient and in the best interests of the Company and its stockholders.

                         OPINION OF FINANCIAL ADVISOR

  Wessels was retained, pursuant to an engagement letter dated October 9, 1997 (the "Wessels Engagement Letter"), to furnish an opinion as to the fairness, from a financial point of view, to the Company of the financial terms of the Purchase Agreement.

  On October 29, 1997, Wessels rendered its opinion (the "Wessels Opinion") to the Company's Board of Directors that, as of such date and based on the procedures followed, factors considered and assumptions made by Wessels and certain other limitations, all as set forth therein, the financial terms of the Proposed Transaction was fair from a financial point of view to the Company.

  THE FULL TEXT OF THE WESSELS FAIRNESS OPINION IS SET FORTH AS ANNEX A TO THIS PROXY STATEMENT AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW BY WESSELS. THE WESSELS FAIRNESS OPINION WAS PREPARED FOR THE COMPANY'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE PURCHASE PRICE TO THE COMPANY FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING.

STOCKHOLDERS ARE URGED TO READ THE WESSELS OPINION, THE MATERIAL ASPECTS OF WHICH ARE SUMMARIZED BELOW, CAREFULLY AND IN ITS ENTIRETY.

  The Company's stockholders should note that the opinion expressed by Wessels was provided for the information of the Company's Board of Directors in its evaluation of the Proposed Transaction. The Company's Board of Directors did not impose any limitations on the scope of the investigation of Wessels with respect to rendering its opinion.

  Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by the Company (including without limitation the financial statements and related notes of the Company and Elron) and certain other publicly available information and did not independently verify such information. With respect to financial forecasts related to the Proposed Assets prepared by the Company and provided to Wessels, Wessels assumed that the forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Proposed Assets. Wessels did not perform an independent evaluation or appraisal of any of the Company's assets or liabilities, including, without limitation, all or any portion of the Proposed Assets. Wessels was not asked to consider and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. The Wessels Opinion is based on the conditions as they existed and the information available to Wessels on the date of the Wessels Opinion. Events occurring after the date of the Wessels Opinion may materially affect the assumptions used in preparing the Wessels Opinion.

  In connection with its review of the Proposed Transaction, and in arriving at its opinion, Wessels has: (i) reviewed and analyzed the financial terms of the Purchase Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of the Company and Elron; (iii) reviewed and analyzed certain historical financial statements and other financial and operating data concerning the Company and the Proposed Assets prepared by the management of the Company; (iv) reviewed and analyzed certain financial projections related to the Company and the Proposed Assets prepared by the management of the Company; (v) reviewed and analyzed certain financial projections concerning Elron prepared by institutional equity research analysts; (vi) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company and the Proposed Assets relative to published industry analyst estimates; (vii) reviewed the historical and projected financial performance and market valuations of certain comparable publicly-traded companies; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions, and (ix) performed a discounted cash flow valuation of the Proposed Assets. In addition, Wessels has conducted such other analyses and examinations and considered such other financial, economic and market criteria as it has deemed necessary in arriving at its Opinion.

  The following is a summary of the financial analyses performed by Wessels in connection with the delivery of the Wessels Opinion and made available to the Company's Board of Directors:

  Wessels used a comparable company analysis to analyze the Proposed Assets operating performance relative to a group of ten publicly traded companies (collectively referred to as the "Comparable Companies") that Wessels deemed for purposes of its analysis to have comparable business and financial profiles to the Proposed Assets. The Comparable Companies are: Astea International, Inc.; Comshare, Inc.; Concentra Corporation; FTP Software, Inc.; Gensym Corporation; NetManage, Inc.; Novadigm, Inc.; ObjectShare, Inc. (formerly ParcPlace); Verity, Inc.; and Workgroup Technology Corporation. In such analysis, Wessels compared the value to be achieved by the Company in the Proposed Transaction, expressed as a multiple of certain operating data, to the market trading values of the comparable companies expressed as a multiple of the same operating results. Although such companies were considered comparable to the Company for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possesses characteristics identical to those of the Company. Wessels calculated the following valuation multiples based on an implied enterprise value (defined as equity market capitalization plus debt outstanding minus cash) of $12.25 million for the Proposed Transaction and, as to the Comparable Companies, on market prices and other information available as of October 28, 1997. Enterprise value multiples of latest twelve months ("LTM") and annualized last quarter ("ALQ") revenue were based on historical operating results derived from financial statements. The mean and median enterprise value as a multiple of each of the indicated revenue statistics for the Proposed Transaction as compared to those of the Comparable Companies were as follows: (a) historical LTM revenue, .5x for the Proposed Transaction, as compared to a mean of .9x and a median of .7x for the Comparable Companies; and (b) historical ALQ revenue, .5x for the Proposed Transaction, as compared to a mean of 1.1x and a median of .8x for the Comparable Companies. The high and low for the LTM revenue multiple among the Comparable Companies were 3.2x and 0.0x, respectively. The high and low for the ALQ revenue multiple among the Comparable Companies were 3.8x and 0.0x, respectively. In each of the comparisons of the value to be achieved by the Company in the Proposed Transaction as compared to the range of the enterprise value multiples of historical revenue realized by the stockholders of the Comparable Companies, the multiples of revenue achieved by the Company in the Proposed Transaction were below the mean and median values but were within the range realized by the Comparable Companies. In its deliberations, the Board of the Directors of the Company noted that the multiple for the Proposed Transaction was within the range of comparable multiples and was only .1x lower than the then-current market multiple for the Company's Common Stock. The Board determined that the portion of the Company's assets being sold as part of the Proposed Transaction have less future revenue potential to the overall Company and should be valued at a slight discount to the overall market valuation of the Company's Common Stock. Thus, the Board determined that the .5x multiple was fair and reasonable. Additionally, Wessels compared the value to be achieved by the Company in the Proposed Transaction to the enterprise value multiples of historical revenue realized by the Company's stockholders. The enterprise value as a multiple of each of the indicated revenue statistics for the Proposed Transaction, as compared to those of the Company, were as follows: (a) historical LTM revenue: .5x for the Proposed Transaction, as compared to .5x for the Company; and (b) historical ALQ revenue: .5x for the Proposed Transaction, as compared to .6x for the Company.

  Wessels compared multiples of selected financial data and other financial data relating to the Proposed Transaction with multiples paid in, and other financial data from, ten selected mergers (the "Comparable Transactions") since 1991 of publicly traded companies in the software industry with aggregate transaction values between $0 million and $50 million and where the acquired company had incurred operating losses in the past twelve months prior to the acquisition. The Comparable Transactions were selected primarily on the aggregate transaction value of the business acquired and where the target companies had similar financial profiles as the Proposed Assets. Wessels noted that none of the target companies involved in these transactions had a business that was directly comparable to the Company. This analysis produced multiples of enterprise value to LTM revenues for the Comparable Transactions ranging from 0.2x to 1.8x, with a mean and median of .8x and .7x, respectively, compared with .5x for the Proposed Transaction. The multiples of enterprise value to LTM operating income and net income for the Comparable Transactions were not meaningful as all of the target companies in the Comparable Transaction had accumulated operating losses. In the comparison of the value to be achieved by the Company in the Proposed Transaction as compared to the range of multiples of LTM revenue realized by the stockholders of the Comparable Transactions, the multiple of LTM revenue achieved by the Company in the Proposed Transaction was below the mean and median values but were within the range realized by the Comparable Transactions.

  Wessels estimated present values of the Proposed Assets using a discounted cash flow analysis using projections of future operations provided by the Company's management. Wessels calculated present values of projected operating cash flows after net changes to working capital over the period between October 31, 1997 and December 31, 2001 using a discount rate of 16.2%. Since the Proposed Assets were projected to generate declining revenues in each year (declining to approximately $12.6 million in 2001), negative cash flows in each year from 1999 through 2001, and an operating loss in each year from 1998 to 2001, no terminal value was utilized. Wessels, therefore, calculated an implied valuation of the Proposed Assets by determining the present value of the annual cash flows. The implied value of the Proposed Assets based on this analysis was a negative $5.47 million. Wessels determined that, at the time of the Wessels Opinion, the value of the consideration to be received by the Company in the Proposed Transaction of approximately $12.0 million was substantially greater than the present value of the Proposed Assets' cash flows under the discounted cash flow valuation discussed above.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wessels believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Wessels considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Proposed Transaction consideration, Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to the Company or Elron or the Proposed Transaction. The analyses were prepared solely for purposes of Wessels providing its opinion as to the fairness of the Proposed Transaction consideration pursuant to the Purchase Agreement to the Company and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the Wessels Opinion and presentation to the Company's Board of Directors was one of the many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Purchase Agreement and the Proposed Transaction.

  Wessels is a nationally recognized investment banking firm and it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations of corporations. Wessels acted as a managing underwriter of the initial public offering of the Company's Common Stock in August 1995. The Company selected Wessels to render the fairness opinion based on Wessels's familiarity with the Company, its knowledge of the software industry and its experience in mergers and acquisitions and in securities valuation generally.

  In the ordinary course of business, Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage of the Company. In the ordinary course of business, Wessels actively trades in the publicly traded securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities which positions, on occasion, may be material in size or relative to the volume of trading activity.

  Pursuant to the Wessels Engagement Letter, Wessels provided a financial fairness opinion in connection with the Proposed Transaction and the Company has paid a nonrefundable opinion fee in an amount equal to less than one-half of one percent of the Purchase Price (as defined below) (the "Opinion Fee") to Wessels. Payment of the Opinion Fee to Wessels was not contingent upon the closing of the Proposed Transaction and Wessels will not receive a premium when the Proposed Transaction is consummated. The Company has also agreed to indemnify Wessels against certain liabilities relating to or arising out of services performed by Wessels in connection with the Proposed Transaction. The terms of the Wessels Engagement Letter, which are customary for transactions of this nature, were negotiated at arm's length between the Company and Wessels, and the Company's Board of Directors was aware of such fee arrangement at the time of its approval of the Purchase Agreement.

                       TERMS OF THE PROPOSED TRANSACTION

  The following summary of the Proposed Transaction describes the material terms of the Purchase Agreement, a copy of which is attached hereto as Annex
B. This summary, while it contains all material terms of the Purchase Agreement, is not intended to be complete and is qualified in its entirety by reference to the Purchase Agreement. You are urged to read the Purchase Agreement in its entirety.

                     PURCHASE AND SALE OF PROPOSED ASSETS

SALE OF CERTAIN ASSETS

  Subject to the terms and conditions of the Purchase Agreement, the Company will sell to Elron (a) all of the Company's right, title and interest as owner of the computer software programs known as On Guard Internet

Manager, On Guard Firewall, and the Odyssey Application Software and Database, and as licensee of SofTrack (collectively, the "Software"); (b) all of the Company's right, title and interest in its catalog business, including management information systems, sales and marketing databases and customer lists; (c) all of the Company's right, title and interest in and to the methodology, procedures, techniques and documentation utilized by the Company for the sale and distribution of computer software, hardware and peripherals (collectively, the "Free Trial Marketing system"); (d) all of the Company's right, title and interest in certain contracts, agreements, real and personal property leases, licenses and other instruments; (e) certain accounts, accounts receivable, notes and notes receivable, with a Company-guaranteed value of $3,000,000; (f) certain equipment, furniture, leasehold improvements;
(g) certain inventory; (h) certain trade names and trademarks; and (i) the goodwill associated with the foregoing assets (collectively, the "Proposed Assets"). For the fiscal year ended December 31, 1996 and the nine (9) months ended September 30, 1997, the net sales of the Proposed Business was $24.9 million and $17.0 million and represented 41.8% and 46.0% of the Company's net sales for the respective periods.

PURCHASE PRICE

  The fixed purchase price for the Proposed Assets is $12 million (the "Purchase Price"). In addition to the Purchase Price, Elron shall pay to the Company an additional amount (the "Purchase Bonus") based upon Acquired Asset Revenues and Pre-Tax Profits (as hereinafter defined), in accordance with the following schedule:

            ACQUIRED ASSET REVENUES AND PRE-TAX PROFITS          PURCHASE BONUS
            -------------------------------------------          --------------
   Less than $22,000,000 and 15%................................   $        0
   Equal to or greater than $22,000,000 and 15%, but less than
    $24,000,000 and 18%.........................................   $  750,000
   Equal to or greater than $24,000,000 and 18%.................   $1,500,000

  "Acquired Asset Revenues and Pre-Tax Profits" means the revenues and pre-tax profits (expressed as a percentage of Acquired Asset Revenues), respectively, for the Proposed Assets during the 12 calendar months following the effective date of the Management Agreement (see "Management Agreement" below) between the Company and Elron (the "Measuring Period"), excluding expenses associated with research and development, product enhancements, product revisions and product introductions in excess of the expenses set forth on a specified pro forma expense analysis, all as determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Arthur Andersen, LLP shall be engaged by Elron and the Company to determine the Acquired Asset Revenues and Pre-Tax Profits and the determination of such firm shall be final, binding and non-appealable upon the Company and Elron. The Purchase Bonus shall be paid in accordance with the Escrow Agreement (Purchase Bonus).

ESCROW AGREEMENT

  Contemporaneously with the execution and delivery of the Purchase Agreement, Elron deposited $1.5 million in escrow (the "Purchase Bonus Escrow Funds") with State Street Bank and Trust Company ("State Street"), pursuant to the terms of an Escrow Agreement (Purchase Bonus) by and among Elron, the Company and State Street. The Purchase Bonus Escrow Funds shall be disbursed to satisfy payment of the Purchase Bonus and/or to satisfy, in whole or in part, claims by Elron for indemnity obligations according to the indemnity provisions of the Purchase Agreement.

LETTER OF CREDIT

  Contemporaneously with the execution and delivery of the Purchase Agreement, Citibank N.A. confirmed, at Elron's expense, an unconditional standby letter of credit (the "Letter of Credit") in favor of the Company in the amount of $9,000,000. The Letter of Credit shall be drawn to satisfy payment of a portion of the Purchase Price at the Closing, as set forth below. The balance of the Purchase Price, $3 million, will be paid in cash by Elron, which had available cash of $25 million as of September 30, 1997 (based on its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

RETAINED BUSINESS

  The Company will continue to market and support its DaVinci and Notework e-mail and Meeting Maker software products, in addition to CCM. Effective as of the Closing Date, Elron shall grant to the Company a three-year worldwide license to use the Odyssey Application Software and Database only in connection with the wholesale or retail license of DaVinci e-mail, Notework e-mail and MeetingMaker software products, including versions and feature extensions of such products. This license shall terminate, with respect to each such software product, upon the Company's sale to a third party that is not an affiliate of the Company of either (x) such software product or (y) all or substantially all of the Company's business or assets. Notwithstanding the foregoing, (i) the Company shall retain the right to engage in telemarketing, direct-mail and other customary marketing practices (whether individually or in combination), and (ii) in connection with the Company's sale of DaVinci e-mail, Notework e-mail and/or Meeting Maker to a third party, the Company may provide such third party purchaser with the customer and prospect lists for such product(s).

NON-COMPETITION

  Except as set forth in "Retained Business" above, neither the Company nor any of its affiliates will, directly or indirectly, in the United States or elsewhere in the world: (a) use, sell or grant any third party license, for or without consideration, to use the Free Trial Marketing system or any of its components for any purpose; or (b) bid for, acquire or compete to acquire SofTrack or any license or other right with respect to SofTrack upon the expiration or termination of the SofTrack License Agreement.

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

  The Purchase Agreement contains customary representations and warranties by the Company and Elron. The Company makes certain representations as to (i) the organization and good standing of the Company, (ii) proper corporate authority, no conflicts and requisite approvals, (iii) accuracy of financial statements and books and records, (iv) title to and condition of assets, (v) accounts receivable, including the collectability of certain receivables designated as "Guaranteed Receivables," (vi) inventory, (vii) taxes, (viii) no undisclosed liabilities and no material adverse change, (ix) employee benefits plans and employee matters, (x) compliance with laws, (xi) legal proceedings,
(xii) contract matters, (xiii) intellectual property matters, and (xii) warranty and product liability. The Company will indemnify Elron for certain losses arising from the breach of the Company's representations and warranties.

  The Purchase Agreement contains customary indemnification obligations by the Company. Generally, neither Elron nor the Company (as the case may be, the "Indemnifying Party") shall be obligated to pay any losses suffered by the other party (the "Indemnified Party") unless and until the aggregate amount of all losses exceeds $150,000. Once the aggregate amount of losses exceeds this amount, the Indemnifying Party shall be required to pay the excess, up to a maximum of $2,000,000, plus, in the case of the Company, the Purchase Bonus, to the extent payable.

COVENANTS PENDING CLOSING

  The Purchase Agreement contains various covenants of the Company and Elron pending the Closing. Neither the Company nor Elron shall take any actions that will result in any of their representations and warranties set forth in Sections 2 and 3 of the Purchase Agreement becoming untrue in any material respect. Without the prior written consent of the Company, which consent shall not be unreasonably withheld, Elron shall not engage in any activity that is prohibited by the Management Agreement.

CONDITIONS TO CLOSING; FINANCING

  The obligation of Elron to consummate the Proposed Transaction is subject solely to evidence of stockholder approval and delivery of the $3,000,000 of guaranteed receivables. See "CLOSING." There can be no assurance that these conditions will be satisfied. The satisfaction of these conditions is not within the exclusive control of the Company. Consummation of the Proposed Transaction is not subject to Elron obtaining financing.

TERMINATION

  The Purchase Agreement shall be terminated (i) by mutual agreement of the Company and Elron, (ii) by the Company, if any time prior to the stockholders' approval of the Purchase Agreement, the Company's Board of Directors determines in good faith (on the basis of outside counsel's advice) that the approval and adoption of the Purchase Agreement and the Proposed Transaction would be inconsistent with the Company's Board of Directors' fiduciary duties under applicable law; or (iii) on the Termination Date (as defined below), if the Closing has not occurred by such time.

EMPLOYMENT MATTERS

  At Closing, approximately 115 employees of the Company will terminate their employment relationship with the Company and become employees of Elron. In addition, Elron will enter into an Employment Agreement with Ivan O'Sullivan.

LIQUIDATED DAMAGES

  The Company will pay to Elron $1,000,000 in liquidated damages (the "Liquidated Damages Payment") if the Purchase Agreement is terminated (i) as a result of the Company's failure to obtain stockholder approval or (ii) the Company's Board of Directors determines that the approval and adoption of the Purchase Agreement is inconsistent with the Board's fiduciary duties. The Company shall have no liability pursuant to the indemnification provisions of the Purchase Agreement if the Company is required to make the Liquidated Damages Payment.

SECURITY AGREEMENTS

  Contemporaneously with the execution and delivery of the Purchase Agreement, Elron and the Company executed and delivered a Security Agreement (Management Assumption) whereby the Company granted to Elron a security interest in the Proposed Assets to secure certain of the Company's obligations pursuant to the Purchase Agreement, including the Liquidated Damages Payment.

  Simultaneously, the Company and Elron entered into a Security Agreement (Management Agreement) whereby Elron granted to the Company a security interest in all of Elron's assets, exclusive of deposit accounts maintained by Elron with Bank Leumi Trust Company of New York, to secure Elron's obligations with respect to the employment expenses under the Management Agreement and with respect to Elron's obligations to the Company in the event that the Proposed Transaction is not consummated.

             MANAGEMENT OF THE PROPOSED BUSINESS PRIOR TO CLOSING

MANAGEMENT AGREEMENT

  Contemporaneously with the execution and delivery of the Purchase Agreement, Elron and the Company executed and delivered a Management Agreement, pursuant to which Elron shall manage the Proposed Assets for its benefit and at its risk and expense and shall pay all salaries and other employee related expenses with respect to the Proposed Assets and the Transferred Employees. So long as Elron shall comply with the terms of the Management Agreement, under no circumstances may the Company participate in, control or influence the management of the Proposed Assets during the term of the Management Agreement. During the term of the Management Agreement, the Transferred Employees shall be employed by the Company but shall, to the extent allowed by law, be subject to the complete supervision, direction and control of Elron. Elron shall pay for all salaries, commission, taxes, insurance, sick leave, vacation pay, worker's compensation, unemployment compensation, liabilities pursuant to the Federal Insurance Contributions Act and the Federal Unemployment Trust Act and all other claims, costs, expenses and liabilities of any nature whatsoever or related to the Transferred Employees (collectively, the "Employment Expenses") arising during the period commencing on the date of the Management Agreement (the "Management Assumption Date") and ending on the date of termination of the Management Agreement and Elron shall be directly responsible for all such expenses related to all other personnel in the Proposed Business. During the term of the Management Agreement, Elron shall not (a) mortgage, pledge or subject to any lien, charge or other encumbrance any of the Proposed Assets, except in the ordinary course of business; (b) sell, assign, transfer any of the Proposed Assets, except for inventory sold in the ordinary course of business; (c) waive any rights of material value to the Proposed Assets, except in the ordinary course of business; (d) alter the payment terms with respect to any account receivable, including, without limitation, issue any credit or rebate with respect to any account receivable; or (e) extend credit to any customers that the Company has designated as credit hold as of October 29, 1997 or commit to do any of the foregoing, except in the ordinary course of business.

TRANSITION AGREEMENT

  Elron and the Company have entered into a Transition Agreement which provides for the orderly transition of the Proposed Assets and the Transferred Employees to Elron.

                                    CLOSING

  Contemporaneously with the execution and delivery of the Purchase Agreement, Elron, the Company and Fulbright & Jaworski LLP (the "Document Escrow Agent") executed and delivered an Escrow Agreement (Management Assumption) pursuant to which the Closing Deliveries (as defined below) were deposited with the Document Escrow Agent. "Closing Deliveries" means certain documentation that is required to effectuate the transfer of the Proposed Assets and the consummation of the Proposed Transaction.

  Within one business day after the Document Escrow Agent's receipt of (i) a letter (the "Opinion Release Instructions") authorizing the release of the legal opinion of Epstein Becker & Green, P.C., the Company's counsel, addressed to Elron, and (ii) a credit advice from Fleet National Bank with respect to the cash settlement of the accounts receivable that are to be sold to Elron, the Document Escrow Agent shall date the Closing Deliveries and release an original fully executed counterpart of each of the Closing Deliveries to Elron and to the Company. As confirming bank with respect to the Letter of Credit, Citibank, N.A. shall, within one business day after its receipt of the Opinion Release Instructions and credit advice, disburse the $9 million face amount of the Letter of Credit by wire transfer to the Company. On the Closing Date, (i) the Company shall terminate the employment of the Transferred Employees and Elron shall offer employment to the Transferred Employees, in accordance with the terms of the Transition Agreement, (ii) the Company shall pay to Elron a cash settlement to satisfy its guarantee obligations regarding accounts receivable, (iii) Elron will pay to the Company, as part of the Purchase Price, the amount of $3 million, (iv) the Company shall pay to Elron an amount equal to 80% of the prepaid amounts received by the Company with respect to maintenance contracts assumed by Elron, prorated as of the date of the Management Agreement based upon the then remaining term of each such contract, (v) the Company shall pay to Elron any actual damages resulting from the failure to satisfy certain third-party assignments and consents, and (vi) the parties shall make certain closing adjustments, as specified in the Management Agreement and the Transition Agreement. In the event that the Opinion Release Instructions are not delivered to the Document Escrow Agent on or prior to 5:00 p.m. on March 31, 1998 (the "Termination Date"), then (i) the Purchase Agreement and the Management Agreement shall immediately terminate, (ii) State Street shall transfer the Purchase Bonus Escrow Funds, plus interest and earnings thereon to Elron, (iii) the Letter of Credit shall expire by its terms, and (iv) Elron and the Company shall use their best efforts to transfer the management of the Proposed Assets and the Proposed Business back to the Company, in accordance with the terms of the Management Agreement.

         ACCOUNTING CONSEQUENCES ARISING FROM THE PROPOSED TRANSACTION

  The Company estimates that it will recognize approximately a $6.8 million gain for accounting purposes as a result of the sale of the Proposed Assets, based on gross proceeds of $12,000,000, with no consideration to the purchase bonus of up to $1,500,000. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" for the income tax treatment of the sale of the Proposed Assets.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Company will recognize income, gain or loss equal to the difference between (i) the consideration received by the Company plus the liabilities of the Company satisfied or assumed in connection with the sale of the Proposed Assets and (ii) the tax basis with respect to the Proposed Assets. The Company intends, subject to applicable limitations, to use net operating loss carryforwards to offset any income or gain so recognized as a result of the sale of the Proposed Assets. However, the Company may incur alternative minimum tax liability. While the Company has not completed its calculations of the income or gain which would be recognized as a result of the sale of the Proposed Assets, it estimates that it will recognize an ordinary loss with respect to the Proposed Transaction for federal and state income tax purposes. The Company does not believe that the income taxes payable as a result of the consummation of the Proposed Transaction will have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

                              REQUIRED APPROVALS

  The Company is not required to obtain any federal or state approvals of the Proposed Transaction. The Company believes that, other than stockholder approval and the consents specified in the Purchase Agreement, no further approvals are necessary for the Proposed Transaction.

                         INTERESTS OF CERTAIN PERSONS

  Except for Messrs. O'Sullivan and Roll, who will become employees of Elron, the officers and directors of the Company have no interest in the Proposed Transaction other than any interests they may have as stockholders of the Company.

                         APPRAISAL RIGHTS INAPPLICABLE

  Under Delaware law, the holders of Common Stock do not possess any appraisal rights in relation to the Proposed Transaction.

                                   EXPENSES

  All expenses incurred by the Company in connection with the Proposed Transaction will be paid by the Company. The estimated fees and expenses to be incurred by the Company in connection with the Proposed Transaction are as follows:

   Accounting fees and expenses....................................... $100,000
   Legal fees and expenses............................................ $150,000
   SEC filing fee..................................................... $  2,400
   Printing and mailing expenses...................................... $ 50,000
   Miscellaneous expenses............................................. $ 87,600
                                                                       --------
     TOTAL: .......................................................... $400,000
                                                                       ========

  No fees or expenses will be paid by or on behalf of the Company to any broker or other person for soliciting votes. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for reasonable expenses incurred by them in forwarding materials to their customers.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements give effect to the Proposed Transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 gives effect to the Proposed Transaction as if it had occurred on September 30, 1997. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 give effect to the Proposed Transaction as if it had occurred on January 1, 1996. The unaudited pro forma condensed consolidated financial statements were prepared based on consideration to be paid by Elron of $12,000,000. The unaudited pro forma condensed consolidated financial statements do not reflect additional contingent consideration that might be paid related to the Purchase Bonus provided for in the Purchase Agreement.

  The unaudited pro forma condensed consolidated financial statements may not be indicative of the actual results of the Proposed Transaction had it actually occurred on the above dates, or which may be reported in the future. The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and the historical financial statements and related notes of the Company included in this Proxy Statement.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

                                             AS OF SEPTEMBER 30, 1997
                                        ----------------------------------------
                                                                           PRO
                                        HISTORICAL   ADJUSTMENTS          FORMA
                                        ----------- -----------------    -------
                                                     DEBIT     CREDIT
                                                    -------    ------
                                        (UNAUDITED)
                ASSETS
 Current Assets:
 Cash and cash equivalents............    $ 8,394   $12,000(1) $ 247(2)  $20,147
 Accounts receivable, net.............      9,512              3,046(1)    6,466
 Inventories..........................      1,409              1,124(1)      285
 Prepaid expenses and other current
  assets..............................      3,600                          3,600
                                          -------                        -------
   Total current assets...............     22,915                         30,498
                                          -------                        -------
 Property and equipment, net..........      5,154                947(1)    4,207
 Direct marketing costs...............         81                             81
 Other assets and deposits............         71                             71
 Purchased intangibles, net...........      2,545                540(1)    2,005
                                          -------                        -------
                                          $30,766                        $36,862
                                          =======                        =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Current portion of capital lease ob-
  ligations...........................    $   684   $   176(1)           $   508
 Accounts payable.....................      6,250                          6,250
 Accrued expenses.....................      3,679                          3,679
 Reserve for distributor inventories..        100                            100
 Deferred revenue.....................      1,580       350(1)             1,230
                                          -------                        -------
   Total current liabilities..........     12,293                         11,767
                                          -------                        -------
 Capital lease obligations, net of
  current portion.....................         71                             71
                                          -------                        -------
 Stockholders' Equity.................     18,402              6,622(1)   25,024
                                          -------                        -------
                                          $30,766                        $36,862
                                          =======                        =======

   The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 FOR THE YEAR ENDED DECEMBER 31, 1996
                                 --------------------------------------------
                                               ADJUSTMENTS
                                              -----------------
                                 HISTORICAL    DEBIT     CREDIT    PRO-FORMA
                                 -----------  -------    ------    ----------
                                 (UNAUDITED)
Net revenue..................... $   51,792   $24,392(3) $ --      $   27,400
Operating expenses:
  Cost of product revenue.......     11,951              5,535(3)       4,768
                                                         1,500(5)
                                                           148(6)
  Sales and marketing...........     24,176              3,284(3)      18,843
                                                           330(4)
                                                         1,719(6)
  Research and development......      9,456                214(4)       8,678
                                                           564(6)
  General and administrative....      4,407                 67(4)       3,695
                                                           645(6)
  Charge for purchased
   incomplete research and
   development..................     13,285                            13,285
  Charge for restructuring......      5,415                             5,415
Gain on sale of assets..........        --      6,622(7) 6,622(1)         --
                                 ----------                        ----------
  Loss from operations..........    (16,898)                          (27,284)
Net interest income.............      1,134                             1,134
                                 ----------                        ----------
  Loss before provision for in-
   come taxes...................    (15,764)                          (26,150)
Provision for income taxes......        (97)                              (97)
                                 ----------                        ----------
  Net loss...................... $  (15,861)                       $  (26,247)
                                 ==========                        ==========
Pro forma net loss per common
 share.......................... $    (1.46)                       $    (2.42)
                                 ==========                        ==========
Pro forma weighted average
 number of common shares
 outstanding.................... 10,853,814                        10,853,814
                                 ==========                        ==========


    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       AS OF SEPTEMBER 30, 1997
                                ---------------------------------------------
                                HISTORICAL    ADJUSTMENTS          PRO-FORMA
                                -----------  -----------------    -----------
                                (UNAUDITED)   DEBIT     CREDIT
Net revenue.................... $    37,122  $17,080(3) $         $    20,042
Operating expenses:
Cost of product revenue........       7,650              2,807(3)       4,644
                                                           199(6)
Sales and marketing............      18,995              3,541(3)      12,600
                                                           312(4)
                                                         2,542(6)
Research and development.......       9,956                202(4)       8,733
                                                         1,021(6)
General and administrative.....       3,975                 63(4)       3,025
                                                           887(6)
Charge for purchase incomplete
 research and development......      15,898                            15,898
Charge for restructuring.......       4,530                             4,530
                                -----------                       -----------
  Loss from operations.........     (23,882)                          (29,388)
Net interest income............         234                               234
                                -----------                       -----------
  Loss before provision for
   income taxes................     (23,648)                          (29,154)
Provision for income taxes.....        (133)                             (133)
                                -----------                       -----------
  Net loss..................... $   (23,781)                      $   (29,287)
                                ===========                       ===========
Pro forma net loss per common
 share......................... $     (1.97)                      $     (2.42)
                                ===========                       ===========
Pro forma weighted average
 number of common shares
 outstanding...................  12,091,960                        12,091,960
                                ===========                       ===========


    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma condensed consolidated financial statements have been prepared by combining the historical results of the Company and the following pro forma adjustments:

  (1) Represents the sale of the Proposed Assets and recognition of the related gain.
  (2) Represents the estimated payment to be made equal to 80% of the prepaid amounts received by the Company with respect to maintenance contracts assumed by Elron, prorated as of the date of the Management Agreement based upon the then remaining term of each such contract.
  (3) Represents reversal of net sales, related cost of goods sold and direct marketing costs for Software products which are being sold to Elron and will no longer be sold by the Company.
  (4) Represents reversal of depreciation expense for the Proposed Assets, which are being sold to Elron.
  (5) Represents reversal of an inventory writedown associated with a restructuring charge for inventory, which is being sold to Elron.
  (6) Represents reversal of payroll costs and associated fringe benefits of approximately 100 employees that will terminate their employment relationship with the Company and become employees of Elron.
  (7) Represents reversal of nonrecurring charges, in accordance with Securities and Exchange Commission regulations.

                      CERTAIN INFORMATION REGARDING ELRON

  Elron is a Delaware corporation with its executive offices located at One Cambridge Center, Cambridge, Massachusetts 02142. Elron is a subsidiary of Elron Electronic Industries, Ltd., an Israeli corporation, which is a multi-national high-technology holding company. Elron Industries' global businesses are conducted, through a group of affiliated companies, in the fields of medical diagnostic imaging, advanced defense electronics, communications, semiconductors, machine vision and lately focusing on the emerging markets of networking and Internet software and services.

  Elron Industries' Ordinary Shares, NIS 0.003 Nominal Value, are publicly traded on the Nasdaq National Market under the symbol "ELRNF", and on the Tel Aviv Stock Exchange. Neither Elron nor Elron Industries is affiliated with the Company.

                    PRICE RANGE OF COMMON STOCK; DIVIDENDS

  The Company effected its initial public offering on August 1, 1995 at a price of $15.00 per share. Since that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "ONTC." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock, all as reported by Nasdaq.

                                                                   HIGH   LOW
                                                                  ------ ------
   NINE MONTHS ENDED SEPTEMBER 30, 1997
     First Quarter............................................... $ 6.25 $ 3.50
     Second Quarter..............................................   4.25   2.50
     Third Quarter...............................................   4.38   2.56
     Fourth Quarter..............................................   3.75   1.16
   YEAR ENDED DECEMBER 31, 1996
     First Quarter............................................... $19.13 $11.00
     Second Quarter..............................................  14.75  10.25
     Third Quarter...............................................  10.63   4.63
     Fourth Quarter..............................................   7.88   5.00
   YEAR ENDED DECEMBER 31, 1995
     Third Quarter (from August 1, 1995).........................  19.50  14.75
     Fourth Quarter..............................................  17.00  12.00

  On October 29, 1997, the Company publicly announced the Proposed Transaction. The closing sale price for the Common Stock, as reported on Nasdaq, on October 28, 1997 was $2 15/16.

  As of January 5, 1998, there were approximately 239 stockholders of record of the Company's Common Stock.

  The Company has not declared or paid cash dividends on its Common Stock since 1992 when it converted from an S Corporation to a C Corporation. The Company currently intends to retain any earnings for use in developing and growing its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company's bank line of credit does not contain any restrictions on the payment of dividends, unless the payment of such dividends would result in a default thereunder.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  The following table sets forth, as of January 5, 1998, certain information relating to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock;
(ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"); and (iv) the directors and officers of the Company as a group:

                          NUMBER OF SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER             OWNED(1)           PERCENT OF COMMON STOCK(2)
------------------------  ----------------------------- --------------------------
Herman DeLatte..........                    0                         0%
Christopher A.
 Risley(3)..............            1,301,524                     10.61
Loren K. Platzman(4)....              993,479                      8.10
Charles River Partner-                689,410                      5.61
 ship VI(5).............
 c/o Charles River Ven-
 tures, Inc.
 1000 Winter Street,
 Suite 3300
 Waltham, MA 02154
Vimal Vaidya............              637,800                      5.20
 1831 Parkview Green
 Circle
 San Jose, CA 95131
John M. Bogdan(6).......               55,431                         *
Ivan J. O'Sullivan(7)...              198,049                      1.62
R. Stephen Cheheyl(8)...               27,883                         *
Brian T. Horey(9).......              499,919                      4.07
William C. Hulley(10)...              496,793                      4.04
Michael J. Zak(5) ......              644,204                      5.24
Edward W. Green.........                    0                         0
All directors and execu-            4,900,288                     39.93
 tive officers as a
 group
 (10 persons)(11).......

--------
 *Less than 1%
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) The percentages shown in this column are calculated from the 12,270,820 shares of Common Stock actually outstanding on January 5, 1998, in addition to 106,366 options held by the persons set forth in this table that are issuable within 60 days from January 5, 1998.
 (3) Includes 286,195 shares of Common Stock held by The Risley Family Limited Partnership (the "RFLP"). Mr. Risley is a general partner of the RFLP, in which he holds a 1% general partnership interest. As the general partner, he has sole voting and investment control over the shares of Common Stock held by the RFLP. The Risley Children's Trust (the "Risley Trust"), an irrevocable trust for the benefit of Mr. Risley's children, is the limited partner of the RFLP. Mr. Risley has no investment or voting control over the Risley Trust and disclaims beneficial ownership of the Risley Trust's 99% limited partnership interest in the RFLP.

 (4) Includes 300,000 shares of Common Stock held by Platzman Investments
     L.L.P.
 (5) Includes 529,538 shares of Common Stock held by Charles River Partnership VI, 93,445 shares of Common Stock held by Charles River Partnership VI-A, an affiliate of Charles River Partnership VI, 8,338 shares held by Michael J. Zak, 24,684 shares held by John T. Neises, 20,522 shares held by Richard M. Burnes, Jr. and 12,883 shares issuable upon the exercise of options held by Mr. Zak. Michael J. Zak is a director of the Company and a general partner of Charles River Partnership VI and Charles River Partnership VI-A. Richard M. Burnes, Jr. and John T. Neises are also general partners of the general partner of Charles River Partnership VI and Charles River Partnership VI-A. Charles River Partnership VI disclaims beneficial ownership of the shares held by Charles River Partnership VI-A and the shares held by Messrs. Zak, Burnes and Neises. Charles River Partnership VI-A disclaims beneficial ownership of the shares held by Charles River Partnership VI and the shares held by Messrs. Zak, Burnes and Neises. Messrs. Zak, Burnes and Neises each disclaim beneficial ownership with respect to the shares held by Charles River Partnership VI and VI-A, except to the extent of his respective proportionate pecuniary interest therein, and each also disclaims beneficial ownership with respect to shares held by each of the other general partners.
 (6) Includes 39,333 shares issuable upon exercise of options.
 (7) Includes 15,501 shares issuable upon exercise of options.
 (8) Includes 12,883 shares issuable upon exercise of options.
 (9) Includes 487,036 shares of Common Stock directly held by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS"). Also includes 12,883 shares issuable upon the exercise of options ("option shares") held by Mr. Horey. Mr. Horey, a director of the Company, is a general partner of LTOS. Pursuant to Mr. Horey's partnership agreement with LTOS, LTOS has a beneficial interest in such option shares.
(10) Consists of 483,910 shares of Common Stock held directly by The P/A Fund, L.P. and 12,883 shares issuable upon exercise of options held by Mr. Hulley. William C. Hulley, a director of the Company, is a general partner of Adams Capital Management, Inc., a managing partner of The P/A Fund, L.P. Mr. Hulley disclaims beneficial ownership of the shares held by The P/A Fund, L.P. Mr. Hulley assigned all options he received pursuant to the Company's 1995 Director Stock Option Plan and pursuant to the Company's 1992 Employee and Consultant Stock Option Plan to The P/A Fund, L.P. and, accordingly, disclaims beneficial ownership with respect to shares issuable upon the exercise of such options.
(11) Includes an aggregate of 106,366 shares of Common Stock issuable pursuant to options exercisable within 60 days from January 5, 1998. Includes shares held by affiliates of certain officers and directors of the Company with respect to which such officers and directors disclaim beneficial ownership.

                                   BUSINESS

THE COMPANY

  The Company's current business consists of three product groups: (i) Network Management and Security products, including On Guard Internet Manager, On Guard Firewall and SofTrack; (ii) Groupware products, including Notework, DaVinci e-mail and MeetingMaker; and (iii) Client Management products, currently including CCM. The Company also owns the Editor's Choice Network Management Catalog business. The Groupware, Network Management and Security products are principally marketed to network supervisors and end users through the Company's Free Trial Marketing system. This system includes the Company's proprietary Odyssey software, which manages a variety of proprietary and third-party databases to direct the Company's telesales personnel through a highly structured, multi-step telemarketing process. CCM is marketed directly to corporations with very large local or wide area networks, using enterprise-oriented direct sales and support teams.

  The Company was founded in 1985 and entered the communications software market in 1990 believing that the rapid proliferation of new client operating systems (Windows, DOS, Macintosh and OS/2, among others) would create heterogenous networks of various types and generations of personal computers running the latest as well as older operating systems. The Company believed that these heterogenous networks would create a demand for communications software products that run on leading edge as well as on less advanced hardware platforms. The Company began shipping e-mail products in 1990 and in 1993 expanded its product line to group scheduling software with the acquisition of substantially all of the assets of ON Technology, Inc. ("OTI"). The Company entered the software metering business by obtaining the exclusive worldwide rights to SofTrack in December 1993. The Company expanded its e-mail offerings with the acquisition of DaVinci Systems Corporation in 1994. In August of 1995, the Company completed an initial public offering of 2,360,000 shares of its Common Stock resulting in net proceeds of $31,647,000. In the first quarter of 1996, the Company entered the firewall software and anti-virus software business through the acquisitions of neTrend Corporation and Leprechaun Software International, Ltd., respectively and purchased the LAN software business from Technocom plc. The Company began shipping ON Guard, the Company's firewall software product, and Macro Virus Track, the Company's anti-virus software product, during the second quarter of 1996. In 1997 the Company entered into the Internet usage monitoring and CCM Businesses through the acquisition of Purview Technologies Inc. and csd.

BACKGROUND OF THE CLIENT MANAGEMENT BUSINESS

  In many organizations, Information Technology ("IT") is increasingly viewed as a strategic resource rather than simply as a support function. At the same time, IT organizations are under increasing pressure to support more PCs with fewer resources as well as deliver a higher quality of service (or risk being outsourced). For example, reducing PC downtime is a major concern for many organizations because downtime can quickly result in lost revenues or lost customers due to the unavailability of mission-critical applications. The dynamics of the current business and technology environment are also placing significant demand on IT, such as the need to implement Year 2000-compliant applications, provide Internet or intranet-based access to data and upgrade end-user PCs to high-end systems such as Windows NT in order to provide end-users with more advanced functionality, security and performance.

  Traditionally, IT tasks such as PC software installation, configuration and troubleshooting have been handled in a manual, hands-on manner. In many organizations, this typically involves sending a technician with a CD-ROM drive to a remote location, such as the manufacturing floor or the trading floor. In addition, detailed information about end-user PC configurations-- such as individualized parameters (e.g., username/password, IP address, default font), list of installed software and revisions, and dependencies between installed software packages--has traditionally been managed in an ad hoc manner, making it difficult and time consuming to troubleshoot and reconfigure PCs in case of hardware failure, user misconfiguration, or the addition of new software packages.

BACKGROUND OF THE GROUPWARE AND NETWORK MANAGEMENT AND SECURITY BUSINESSES

  During the 1980s, local area networks ("LANs") connected a heterogeneous mix of personal computers and workstations running various generations of operating systems and applications software. The introduction of LANs created a need for communications software that takes advantage of the installed LAN infrastructure. Starting with e-mail, several types of communications software evolved, including electronic group scheduling and network management software. Communications software is most effective when all members of a workgroup use the application. However, many organizations and workgroups have not found communications software that operates satisfactorily across a multi-platform computing environment. Moreover, communications software is often so feature-laden and complex that it requires extensive user training. This dramatically increases the cost of deploying the application and discourages day-to-day use by the less technically oriented users.

  As the number and size of LANs grew, demand emerged for network utilities. The earliest network utilities provided basic functions such as network backup, virus protection and printing redirection. Later, network management software evolved to enable the network administrator to manage the relationship between the data on the network and the users in the workgroup. For example, network administrators want to save money by ensuring that they are not purchasing additional software licenses while some existing licensees sit idle. Much of the available network management software attempts to combine many of these and other functions into a single software product. The resulting product can be difficult to use to solve specific problems. With the current shortage of trained network administrators and the prevalence of part-time administrators, easy to use tools that target specific problems faced by administrators are often preferred.

PRODUCTS AND TECHNOLOGY

  The following table sets forth certain information about ON's principal products, including the networks and operating systems supported by each:

                                                                           FIRST    LATEST     LIST
       PRODUCT             PRINCIPAL       NETWORK     CLIENT OPERATING   RELEASE   RELEASE  PRICE PER
       CATEGORY             PRODUCTS      SUPPORTED    SYSTEMS SUPPORTED  DATE(1)    DATE    100 USERS
       --------          -------------- -------------- ----------------- --------- -------- ----------
Client Management Prod-
 ucts
Comprehensive Client     ON Command     Unix, Windows   DOS, Windows,       1992    10/97     $20,000
 Management              CCM            NT, TCP/IP      Windows 95,                                to
                                                        Windows NT                           $500,000
Groupware Products
Group Scheduling         Meeting Maker  NetWare         DOS, Windows        3/91    10/97    $  8,500
                         XP             VINES           Macintosh
                                        IPX NetBIOS     Windows 95
                                        TCP/IP          OS/2, Unix
                                        AppleTalk       Power
                                        Internet        Macintosh
E-mail                   Notework       NetWare         DOS, Windows        2/90     5/97    $  5,500
                                                        Macintosh
                                                        Windows 95
                         DaVinci e-mail NetWare         DOS, Windows        2/88    11/95    $  5,900
                                        VINES           Macintosh
                                        LANtastic       Windows 95
Proposed Assets
Internet Firewall        ON Guard       TCP/IP, IPX     DOS, Windows        5/96     9/97    $  6,490
                         Firewall                       Macintosh
                                                        Windows 95
Internet                 ON Guard       TCP/IP          Windows NT          2/97    10/97    $  4,995(3)
Usage Monitoring         Internet
                         Manager
Metering                 SofTrack for   NetWare         DOS, Windows       11/93     7/97    $  1,545
                         NetWare                        Macintosh,
                                                        OS/2 Windows
                                                        95
                         SofTrack for   Windows NT      Windows,           11/96     5/97    $  1,395
                         Windows NT                     Windows 95

--------
(1) Some products were first released prior to the Company's ownership.
(2) U.S. list prices at November 10, 1997.
(3) Usually discounted to $2,995. This report includes trademarks of companies other than the Company. All other company or product names are trademarks or registered trademarks of their respective owners.

CLIENT MANAGEMENT PRODUCTS

  The Company's current Client Management product is CCM, an advanced and scalable software system for managing desktop PCs in enterprise networks. CCM provides total desktop control from a central administrative workstation, virtually eliminating the need to dispatch technicians to implement common IT operations at the end-user desktop. For example, CCM can remotely install operating system software, update client application software, or reconfigure PC parameters such as IP addresses or default screen resolution.

  CCM is a scalable system that allows IT organizations to automate repetitive and error-prone tasks and manage them on entire groups of PCs simultaneously. Key benefits of CCM include significantly reduced Total Cost of Ownership
(TCO), enhanced quality of service for IT organizations, and the ability to rapidly implement strategic enterprise-wide technology initiatives.

  The target market for CCM is large organizations with 500 to 5,000 PCs. CCM is primarily sold and supported via a direct sales organization in the United States, Germany, the United Kingdom and Scandinavia. In addition, the Company is currently exploring partnerships with local resellers and systems integrators outside of these areas, including France and Australia.

  CCM is an updated and enhanced version of Integra SME, which was originally developed by csd for the German market in 1992. Since acquiring csd in January 1997, the Company has continued development and support of the product, both in the United States and Germany. The first English-language version of the product was renamed ON Command CCM and launched in the United States in July 1997.

CCM'S CAPABILITIES INCLUDE:

  --Remote Installation of Operating Systems and Applications: CCM's advanced
   Pre-OS Agent takes control of the PC regardless of its state, allowing the system to reformat the disk and install operating systems under central control--even when the PC's hard disk is blank, has been corrupted or misconfigured, or when the operating system or network operating system ("NOS") is not operational. CCM can also be used to implement enterprise-wide operating system upgrades from Windows 3.x or OS/2 to Windows 95 or NT, for example. In addition, CCM can be used to install application software packages such as Office 97, Lotus Notes, Netscape Navigator, or Year 2000-compliant client-side versions of SAP R/3 or Oracle, for example.

  --Native Install Technology: CCM installs software by remotely executing standard vendor installation procedures on the target PC. This approach is highly reliable because vendor procedures typically adapt in real time to specific PC hardware and software configurations. In addition, CCM's installation technology uses a parametric approach that makes it extremely easy to create customized installations for individual users or groups of uses, simply by modifying a parameter table used to drive the installation process from the administrative console. In comparison, traditional "snapshot" software installation approaches are unreliable and difficult to customize because they blindly copy bulk images or binary files to the target PC, based on an idealized hardware and software configuration and particular set of installation choices.

  --Remote configuration of desktop parameters: CCM's Intelligent Desktop
   Agents can remotely configure parameters such as IP or gateway addresses, default printers, or application options such as default fonts and URL home pages. In addition, these parameters are stored on the central CCM server, so that they can be quickly reloaded in case of failure or misconfiguration.

  --Scalable Architecture: CCM offers powerful grouping capabilities that allow IT organizations to administer groups of PCs as single administrative objects. For example, PCs can belong to one or multiple groups based on hardware manufacturer, physical location, or functional organization. Network scalability is also supported by CCM's ability to perform job scheduling and bandwidth management to minimize network load, and by its use of IP as the underlying protocol for optimum efficiency.

  --Enterprise-Class Robustness and Ease-of-Use: CCM offers a number of capabilities for robust operation in enterprise environments, including pre- and post-installation dependency checking and detailed logging to support automatic restart in case of network or power outages. An intuitive Windows-based graphical user interface is used for administering and monitoring the status of client management tasks, and administering client configuration information.

  --Support for Industry Standards and Heterogeneous Environments: CCM supports standard servers (Sun Solaris, Microsoft Windows NT Server), standard clients (DOS, Windows 3.x, Windows 95, Windows NT Workstation) and standard networks (IP protocol, Ethernet connectivity). The Company monitors evolving desktop management standards closely and intends to support them when appropriate.

  --Open Architecture: CCM is based on an open architecture that allows customers and partners to create customized software installation and configuration procedures using the ITool Command language.

GROUPWARE PRODUCTS

  Notework is an entry-level, easy to use e-mail application for NetWare LANs. While offering the basic features required by practically all e-mail users, Notework is designed to be installed in five minutes, used by end-users within five minutes, and administered with minimal effort. Notework maintains its simplicity by eliminating complex and little used features while making it less complicated to perform basic e-mail functions, such as creating, sending, reading and filing mail. Support is provided for DOS, Windows, Windows NT, and Windows under OS/2. Notework Mobile Office extends the simplicity theme over to remote users by utilizing the same mail address for both LAN-based and remote messages--providing a convenience factor that even sophisticated e-mail packages cannot offer. With a gateway in place, Notework can interoperate with most private and commercial e-mail systems.

  DaVinci e-mail is a full-featured e-mail application for DOS, Windows, and Macintosh client platforms. Although DaVinci can run on most types of LANs, the majority of its installations are operating on NetWare networks. DaVinci's administrative functions are designed to benefit from NetWare's underlying binderies and user directories to eliminate the need for an administrator to create each user twice, once for the network and once for e-mail. DaVinci supports the new, robust MHS Services transport under NDS and NetWare 4.1, and also supports NetWare 2.x and 3.x, Global MHS 2.0, Connect2 and MHS 1.5. Behind its intuitive and easy-to-use interface is a powerful and customizable application. A configurable toolbar, conversation threading, collapsible folders, as well as add-on modules for Rules and Remote users, make DaVinci e-mail suitable for large organizations and medium-to-small businesses alike.

  Meeting Maker is a client/server, cross-platform network scheduling application that automates the process of proposing meetings, coordinating agendas, and securing meeting locations with the necessary equipment. To schedule a meeting using Meeting Maker, a user merely proposes a time for the meeting and selects the guests. The Meeting Maker client checks with the Meeting Maker server to determine whether all guests are available at the appointed time. On approval from the meeting initiator, Meeting Maker will issue an invitation to all guests. If they are not available, Meeting Maker can automatically determine the first time when all guests are available to meet. Meeting Maker then tracks the RSVPs from guests in order to keep the host informed as to the people who will and will not attend the meeting. Through its cross-platform architecture, Meeting Maker can be run on Windows (Windows 3.1/95/NT), Macintosh, PowerMac, Unix, and OS/2 workstations--or seamlessly on any combination of these platforms in an integrated environment. Meeting Maker supports networks running either TCP/IP, IPX, AppleTalk, NetBIOS--or any combination of these protocols. Large enterprise installations can use the Windows NT or Unix server options to support thousands of users; workgroups typically use a Windows, Macintosh or NetWare server platform. Using IP, organizations can easily connect Meeting Maker servers around the world via the Internet. With support for SMTP and MAPI, Meeting Maker can easily send meeting notices to colleagues, customers, business partners and vendors through many e-mail packages. Mobile users can use Meeting Maker with their Newton, Psion, Casio, Sharp, HP and Timex Data Watch portable devices.

PRODUCTS INCLUDED IN THE PROPOSED ASSETS

  The ON Guard Firewall is designed to provide computer network security for medium- to large-size organizations with Internet or Intranet exposure. The ON Guard firewall creates a barrier between an organization's network and the Internet through which only authorized traffic can pass. ON Guard is optimized for Novell NetWare and Microsoft Windows NT networks. ON Guard combines the proven firewall technique known as Stateful Multi-Layer Inspection, the price and performance advantages of the Windows and Intel architectures, and the comprehensive coverage provided by support for both IP-and IPX-based networks. The ON Guard firewall is designed to accept or reject any type of Internet or network-segment traffic. ON Guard's optional Address Translation technology dynamically maps all internal IP addresses to one "safe" address on the firewall. This added layer of protection prevents hackers from gaining access to internal networks and servers by impersonating valid IP addresses. A Windows-based configuration program prompts the network technician through a series of screens to select the types of traffic and services to accept through the firewall. A Rules Tester checks the configuration against a collection of Computer Emergency Response Team (CERT) advisories for added assurance. ON Guard is independently certified by the National Computer Security Association.

  SofTrack for NetWare is a license metering tool for Novell NetWare LAN servers that monitors the number of copies of a software application in use on each file server and desktop across the network. SofTrack allows organizations to buy software licenses based on actual usage instead of buying one copy for every user. By monitoring usage, SofTrack users can comply with software license agreements, reduce costs and avoid software piracy. SofTrack for NetWare supports NetWare 4.x and NetWare 3.x servers as well as NetWare Directory Services, providing network administrators with an efficient and time-saving solution for administrating servers, users, group and other objects in a global network environment.

  SofTrack for Windows NT is a native NT Service that provides network administrators with the ability to centrally manage software licenses, ensure compliance with licensing terms, and save money when buying upgrades and new applications. In combination with SofTrack for NetWare, SofTrack for Windows NT automatically shares licenses among NetWare and Windows NT application servers, providing the network administrator with the flexibility to automate load balancing by instructing SofTrack to reallocate unused licenses between servers. SofTrack for Windows NT is invisible to the local user and tamper-proof, preventing clever users from attempting to bypass license metering.

  On Guard Internet Manager is a complete enterprise solution for the management and monitoring of Internet usage in an organization. The Internet Manager features advanced technology that captures all network traffic to World Wide Web, FTP, Telnet and Gopher sites, and records it in a relational database in real-time. This allows corporations to create detailed reports and graphs showing where their employees are going on the Web, who is using it the most, and what they are downloading to internal networks, for example. In addition to monitoring usage, corporations can also choose to block specific sites in order to enforce corporate usage guidelines. The Internet Manager installs on a single, centralized Windows NT client or workstation, is transparent to end-users, and does not add network overhead or require network reconfiguration. It can be used to monitor any IP client in an Ethernet-based environment such as DOS, Windows, Unix and Macintosh systems.

SALES AND MARKETING

 Enterprise Sales

  Beginning late in 1996, the Company began its Enterprise Sales program. This effort focuses on key accounts with larger companies where the opportunity exists for volume sales and long-term, repeat business. Through the Enterprise Sales program, the Company is building relationships in which its knowledge of the customer's needs translates into purchasing advantages and maximized support. Regular visits to the customer's site provide the Company's sales representatives with valuable feedback for technology development, future upgrades and service enhancements. The Company has established direct sales and support offices in Cambridge, Massachusetts; Tarrytown, New York; Somerset, New Jersey and Washington, D.C.

 Free Trial Marketing

  The Company has historically concentrated its sales and marketing efforts on an integrated Free Trial Marketing strategy, complemented by public relations, trade shows, trade advertising, direct mail and electronic distribution via the Internet. As discussed in detail above, pursuant to the Proposed Transaction the Company will retain limited rights to its Free Trial Marketing system for use with respect to the sale of Groupware products to existing customers and identified potential customers.

  One of the first questions that network administrators ask of software vendors is: "Will this software work in my network environment?" ON resolves this concern for potential customers by providing them with 30-day free trials of all of the Company's principal products (other than CCM). The trials are full featured versions of the product that are internally designed to cease operation in 30 days. The Company's Free Trial Marketing strategy reaches and supports its prospects through a combination of direct mail, trade shows, press relations, telemarketing and advertising. The Company's telephone sales personnel actively market ON's products to prospective and existing customers whose names and profiles are provided through ON's lead generating programs. Another significant focus of the Company's telesales force is to contact existing customers to cross-sell additional communications software and network management software. The Company's periodic upgrade programs are intended to enhance the functionality of ON's products, ensure the compatibility of the product with new versions of operating systems and provide an opportunity for the Company's telesales force to market new products and increase the number of users licensed at each site.

  The Company's house list records contain information such as contact name, contact title, network size, number of servers and the type of client platforms used at a site. The database also records ON's contacts with prospects and customers by either sales or customer support personnel. The Company has found that prospects who decide not to purchase the first product they trial are still receptive to trying and buying subsequent products offered to them. In addition, whenever the Company upgrades a product, it offers a retrial to previous tried-but-did-not-buy prospects. The Free Trial Marketing system includes a private use datebase, which is maintained at a bonded third party database contractor. This private use database contains more than 100 key industry mailing lists. Using this database, mailings can be focused on particular target segments. The private use database was constructed to ON's specifications.

  ON's international distributors and resellers adapt ON's marketing techniques to local conditions but overall follow the same Free Trial Marketing disciplines and focus on getting trials installed and evaluated. ON's international team is concentrating on supporting current distributors and resellers and finding compatible distributors and resellers for new markets.

 Other Marketing Activities

  ON promotes its products through advertising activities in trade publications and direct mail campaigns, including its Editor's Choice catalog, which also offers network products produced by other vendors. The catalog is part of the Proposed Assets to be sold to Elron.

  The Company also distributes its software trials through electronic distribution via the Internet. The Company operates a World Wide Web server on the Internet and has its free trials available for download from that server. In addition, the Company has its trials available for download from Cybersource's Software.net server. The Company maintains forums on CompuServe and America Online, which enable subscribers of these services to discuss issues related to communications software and network management software and make inquiries regarding ON's products.

  ON has a limited number of original equipment manufacturer ("OEM") arrangements. Total revenue derived through these arrangements, however, is not significant. The Company also attends trade shows and publishes quarterly newsletters which are mailed to existing and prospective customers.

PRODUCT DELIVERY

  The Company has a variety of means to fulfill the product demand created by its sales and marketing programs. CCM will be delivered directly to customers by the Company's field organization. Other methods of distribution may include system integrators, full service distributors and OEMs. The Company also has additional experience with the following product delivery techniques:

 Direct Fulfillment

  Most of the Company's orders for its Groupware and Network Management and Security products are delivered through direct fulfillment contractors that manufacture and assemble components, store inventory, and process customer orders received from ON for either same or next day shipment. Orders are recorded by the ON sales department and transferred electronically to the fulfillment contractor for processing. ON owns all of its inventory and has an in-house production staff to purchase inventory and help ensure availability for shipments. Once orders are shipped by the fulfillment contractor, shipping confirmation is returned to ON electronically.

 Independent Distributors

  ON utilizes independent distributors to market its products (other than CCM) internationally and, to a substantially lesser extent, in North America. ON's international distributors are responsible for marketing the Company's software and for providing technical and customer support to their customers. While these distributors include some large systems integrators, most are small companies that market ON's software along with products of other companies that they represent. The agreements between the Company and its international distributors typically obligate the distributor to provide technical support and the most current versions of the Company's products to the distributor's customers and to provide the Company with information about its licensees. International distribution agreements generally are terminable by the Company under certain circumstances, including failure of the distributor to meet specified sales targets.

 Resellers

  ON also markets its Groupware and Network Management and Security products through resellers, including Egghead Software, Corporate Software, Software Spectrum and 800 Software. These resellers focus primarily on licensing the Company's software to corporate and government customers.

CUSTOMERS

  The Company markets its products primarily to large- and medium-size corporate, government and institutional customers. None of the Company's customers accounted for more than 10% of the Company's total revenue in 1994, 1995 and 1996.

CUSTOMER SUPPORT

  FREE TRIAL MARKETING SYSTEM

  Approximately one-half of the Company's customer support calls occur during the 30-day Free Trial period. The Company believes that quality technical support is critical to the success of any software business, but is especially critical if the support must be given in advance of the purchase decision. Accordingly, the Company has invested heavily both in the support personnel and in software and hardware tools to improve the quality of support. In particular, the Company utilizes a sophisticated shared database to provide problem-solution combinations to its representatives.

  CCM CUSTOMERS

  The Company employs professional technical support staff in Starnberg, Germany and Cambridge, Massachusetts to support CCM customers via telephone hotline, electronic mail and on-site visits. On-site training is also available on a case-by-case basis.

RESEARCH AND DEVELOPMENT

  The Company's product development organization, currently consisting of 61 employees and additional full-time and part-time contract programmers, is responsible for developing new products, adapting acquired products to fit the ON product strategy and enhancing existing products. Generally, the Company's contract programmers do not work exclusively for the Company. In addition, the development organization provides free trial expiration technology, registration technology and installation technology to third party developers who are building products for license to ON.

  A key element of the Company's research and development strategy is to make its products available on platforms that are important to its customers. The Company is currently extending some of its products to support OS/2, Windows 95, Windows NT and two dialects of UNIX.

  During product tests, ON dedicates staff from the support and sales department to monitor alpha and beta sites and solicit detailed reports on usability and errors occurring in customer environments. Many quality assurance personnel have been recruited from the technical support department because they are able to test products with greater awareness of the issues which might confuse customers.

  The Company's research and development expenses were approximately $5,277,000, $7,015,000 and $8,456,000 for 1994, 1995, and 1996, respectively, and $6,098,000 for the nine months ended September 30, 1997, in each case excluding charges for purchased incomplete research and development projects. The Company's practice to date has been to expense all software development costs as incurred.

COMPETITION

  The market for the Company's products is highly competitive, and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for its products include performance, functionality, quality, customer support, breadth of product line, speed of product delivery, frequency of upgrades and updates, brand name recognition, company reputation, adherence to industry standards, integration with third-party solutions and price. Certain of the criteria upon which the performance and quality of the Company's Groupware and Network Management and Security software compete include speed of response, ease of use, interoperability with other messaging systems and simplicity of administration. Certain of the Company's competitors in the Network Management software market, such as Blue Lance, and Funk Software, have been in the market longer than the Company, and other competitors, such as Intel, McAfee, Seagate and Symantec, are larger and may have greater name recognition than the Company. Certain of the Company's competitors in the client management software market, such as Microsoft, Intel, IBM/Tivoli, Hewlett Packard, Computer Associates, Seagate and McAfee, are larger and have greater resources and name recognition than the Company.

  As is the case in many segments of the software industry, the Company may encounter increasing price competition in the future. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which could adversely affect the Company's business, condition (financial or otherwise), prospects and results of operations. There can be no assurance that the Company will continue to compete effectively against existing and potential competitors in the Groupware and Network Management and Security software markets, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company. In addition, there can be no assurance that software vendors who currently use traditional distribution methods will not in the future decide to compete more directly with the Company by utilizing free trial marketing.

  Both the Groupware market and the Network Management and Security market are highly fragmented, with products offered by many vendors. In the e-mail market, the Company competes with offerings from CE Software, Infinite Technologies, Lotus, Microsoft, Novell, Netscape, and numerous shareware and freeware developers. In the group scheduling market, the Company competes with Campbell Services, CE Software,

Lotus, Microsoft, Microsystems Software, Novell, Netscape, Now Software, and with personal information managers products ("PIMs") that have been enhanced to include some group scheduling features. Lotus, Microsoft and Novell have in the past bundled communications software with their operating system products or software application suite offerings and have publicly announced, or the Company believes are likely to provide, such bundles with future offerings. There can be no assurance that the Company can continue to compete effectively against communications software which is included free with the operating system, as these bundled products are improved in the future. In addition, the trend toward enterprise-wide communications software solutions may result in a consolidation of the communications software market around a smaller number of vendors who are able to provide all of the necessary software and support capabilities.

  In the Network Management and Security market, the Company's principal competitors include Intel, McAfee, Symantec, Seagate, Check Point Software Technologies Ltd., Raptor Systems, numerous shareware authors who distribute products through electronic software distribution, and numerous smaller companies that may in the future develop into stronger competitors or be consolidated into larger competitors. Shareware is software that is made available electronically on bulletin boards. Shareware users are encouraged to evaluate the software for a short period of time and then either cease using it or pay a license fee. The Company also faces competition from large and established software companies such as Lotus, Microsoft and Novell, which offer communications and network management software as enhancements to their network operating systems or as part of their software application suites. The Company believes that as these markets develop, it may face increased competition from these large companies, as well as other companies seeking to enter the market.

  Historically, the Company's international revenue from sales of its Groupware, Network Management and Security products have been generated primarily through independent distributors in Europe, Australia, Israel, South Africa and South America, certain of which are bound by contracts with the Company but which generally do not represent the Company exclusively. The Company's United Kingdom offices support and market products within the United Kingdom and other parts of Europe. The Company's Starnberg, Germany office primarily supports and markets CCM throughout Germany. The competitive environment for communications software tools internationally is similar to that in North America. The Company has only recently begun to compete in Asian markets, which have significantly lagged behind North America and Europe in their adoption of LAN technology. There can be no assurance that the Company will be able to continue to compete successfully in international markets.

  The widespread inclusion of the functionality of the Company's products as standard features of operating systems software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. If the Company were unable to develop new communications and network management software to further enhance operating systems and to replace successfully any obsolete products, the Company's business, condition (financial or otherwise), prospects and results of operations would be materially and adversely affected.

  In the Client Management market, the Company faces competition from large and established companies, such as Microsoft, Intel, Computer Associates and IBM/Tivoli, which offer client management capabilities as part of their systems, network and/or desktop management systems. Moreover, Microsoft has announced the Zero Administration Initiative for Windows ("ZAW"), which includes a set of technologies that address some of the same client management issues as CCM. Microsoft has described components of ZAW being available for future versions of the Windows NT and Windows 95 operating systems, as well as the Microsoft Systems Management Server product. There can be no assurance that the Company can continue to compete effectively against Client Management software which is included free with operating system software.

PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect its proprietary rights in its software.

  The Company uses a printed "shrink-wrap" license for users of its Groupware, Network Management and Security products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since these licenses are not signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many state and foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the terms thereof, including the terms which seek to protect the Company's proprietary technology.

  The laws of some foreign countries either do not protect the Company's proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, the Company may experience a higher rate of piracy of its products.

  The Company has obtained registrations in the United States for the following trademarks: ON Technology, Notework, Meeting Maker, ON Technology & Design, ON Location, Instant Update and DaVinci Systems. The Company has filed for the trademark "ON Command CCM" in the United States, the European Community, Canada and Australia. The Company has obtained only four foreign registrations of its Notework mark and two foreign registrations of its Meeting Maker mark due to the significant costs involved. As a result, the Company may not be able to prevent a third party from using its trademarks in many foreign jurisdictions. The Company has not to date registered any of its copyrights.

  There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. Lesser sensitivity by corporate, government or institutional users to avoiding copyright infringement could have a material adverse effect on the Company's business conditions, prospects and results of operation. While the Company to date has not taken any legal action to enforce its intellectual property rights against infringing users, it believes, based upon current interpretations of law, that its use of Free Trial Marketing and the widespread availability of its trials do not significantly impact its ability to enforce its intellectual property rights against infringing users, including corporate, institutional and government entities. However, there can be no assurance that a court or other authority may not rule otherwise in the future. Such a ruling would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  There has been substantial litigation in the software industry involving intellectual property rights, although, to date, the Company has not been subject to any such litigation. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims, if asserted, would not have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, as the Company may acquire or license a portion of the software included in its future products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of any software being acquired. The Company generally obtains representations as to the origin and ownership of such acquired or licensed software and generally obtains indemnification to cover any breach of such representations. However, there can be no assurance that such representations are accurate or that such indemnification will provide adequate compensation for a breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

OPERATIONS

  The Company designs most of its product, marketing and sales materials in-house. Product and trial orders are fulfilled under contract with outside fulfillment agencies. First calls for catalog orders are handled by an outside agency, with difficult calls forwarded to the Company. The balance of other sales and support calls are handled directly by the Company.

EMPLOYEES

  From December 31, 1996 to September 30, 1997, the number of Company employees decreased from 343 to 245, primarily due to the restructuring implemented by the Company in the third quarter of 1997. Competition for qualified management and technical personnel is intense in the software industry. The Company's continued success will depend in part on its ability to attract and retain qualified personnel. None of the Company's employees is represented by a labor union and the Company believes that its employee relations are good.

                                  PROPERTIES

  The Company's headquarters, located in Cambridge, Massachusetts currently occupies approximately (i) 20,600 square feet under a lease expiring September 30, 1999; (ii) approximately 19,500 square feet under a sublease ("11th Floor Sublease") also expiring September 30, 1999; and (iii) approximately 7,500 square feet under a sublease expiring January 31, 1998. The 11th Floor Sublease (subject to landlord and sublandlord consent) will be assigned to Elron pursuant to the Purchase Agreement. The Company's Raleigh, North Carolina offices occupy approximately 6,900 square feet under a lease expiring February 28, 2002. The Company's subsidiary, DaVinci Systems Corporation, leased approximately 33,100 square feet of space in Morrisville, North Carolina pursuant to a lease expiring October 31, 1999. This property was subleased to Northern Telecom Inc. The Company's Marietta, Georgia offices occupy approximately 3,500 square feet under a lease expiring July 31, 1999. The Company's international offices are located in the UK, France and Australia occupying approximately 14,000 square feet, 156 square feet, and 516 square feet, respectively. The lease for the occupancy in the United Kingdom expires March 31, 2005, whereas the leases in France and Australia expire in April and May 1997, respectively. The Company's Starnberg, Germany offices occupy 10,174 square feet pursuant to a lease expiring July 31, 1999. The Company believes that its existing facilities are adequate for the present and that additional space will be available as needed.

                               LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected financial data derived from the Consolidated Financial Statements of the Company. The Consolidated Financial Statements have been audited by Arthur Andersen LLP, independent public accountants. The data presented for the nine months ended September 30, 1996 and 1997 is derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of future results.

                                                                       NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                          -------------------------------------------  ------------------
                           1992    1993     1994     1995      1996      1996      1997
                          ------  -------  -------  -------  --------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenue:
  Net product revenue...  $3,306  $ 7,728  $25,240  $43,381  $ 50,165  $ 36,619  $ 33,648
  Other revenue.........     138      177      588      740     1,627     1,153     3,474
                          ------  -------  -------  -------  --------  --------  --------
    Total revenue.......   3,444    7,905   25,828   44,121    51,792    37,772    37,122
                          ------  -------  -------  -------  --------  --------  --------
Operating expenses:
  Cost of product reve-
   nue..................     143      763    6,716    8,199    11,951     9,713     7,650
  Sales and marketing...   2,121    5,009   10,824   20,984    24,176    18,222    18,995
  Research and develop-
   ment.................     744    2,364    5,277    7,014     9,456     6,775     9,956
  General and adminis-
   trative..............     429    1,183    2,319    3,184     4,407     3,190     3,975
  Charge for purchased
   research and
   development..........     --     1,537    4,700      --     13,285    13,285    15,898
  Charge for restructur-
   ing..................     --       --       --       --      5,415     5,415     4,530
                          ------  -------  -------  -------  --------  --------  --------
Income (loss) from oper-
 ations.................       7   (2,951)  (4,008)   4,740   (16,898)  (18,828)  (23,882)
Interest income (ex-
 pense), net............     --       (13)     (80)     554     1,134       884       234
                          ------  -------  -------  -------  --------  --------  --------
Income (loss) before
 provision for taxes....       7   (2,964)  (4,088)   5,294   (15,764)  (17,944)  (23,648)
Provision for income
 taxes..................      (5)     --       (11)  (1,622)      (97)      (44)     (133)
                          ------  -------  -------  -------  --------  --------  --------
Net income (loss).......  $    2  $(2,964) $(4,099) $ 3,672  $(15,861) $(17,900) $(23,781)
                          ======  =======  =======  =======  ========  ========  ========
  Cash dividend per com-
   mon share............  $ 0.13      --       --       --        --        --        --
  Pro forma net income
   (loss) per share(1)..                   $ (0.59) $  0.40  $  (1.46) $  (1.65) $  (1.97)
                                           =======  =======  ========  ========  ========
  Pro forma weighted
   average common and
   common equivalent
   shares
   outstanding(2).......                     6,952    9,087    10,854    10,876    12,092
                                           =======  =======  ========  ========  ========
CONSOLIDATED BALANCE
 SHEET DATA:
  Cash and cash equiva-
   lents................  $  509  $   101  $ 2,798  $33,338  $ 20,774  $ 23,004  $  8,394
  Working capital (defi-
   cit).................     578   (1,182)   1,299   35,562    25,347    23,785    10,622
    Total assets........   1,250    3,929   13,168   50,173    44,142    41,291    30,766
  Long-term obligations,
   less current
   portion..............     --       280      878    1,506       510       754        71
  Redeemable convertible
   preferred stock......   1,189    3,205   12,188      --        --        --        --
  Total stockholders'
   equity (deficit).....    (414)  (3,235)  (7,840)  40,306    33,493    31,662    18,402

--------
(1) Reflects the conversion of all outstanding shares of the Company's Convertible Preferred Stock into 3,841,632 shares of Common Stock at the closing of the Company's initial public offering on August 1, 1995.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company develops, markets and supports Groupware, Network Management and Security, and Client Management software, including client/server tools for group scheduling, software metering, firewall technology and Client Management software.

  RESULTS OF OPERATIONS

  The following table sets forth, for the years indicated, certain financial data as percentages of the Company's total revenue:

                                         YEAR ENDED         NINE MONTHS ENDED
                                        DECEMBER 31,          SEPTEMBER 30,
                                    ----------------------  ------------------
                                     1994    1995    1996     1996      1997
                                    ------  ------  ------  --------  --------
                                                               (UNAUDITED)
   Revenue:
     Net product revenue..........   97.7 %  98.3 %  96.9 %    96.9 %    90.6 %
     Other revenue................    2.3 %   1.7 %   3.1 %     3.1 %     9.4 %
                                    ------  ------  ------  --------  --------
       Total revenue..............  100.0 % 100.0 % 100.0 %   100.0 %   100.0 %
                                    ======  ======  ======  ========  ========
   Operating expenses:
     Cost of product revenue......   26.0 %  18.6 %  23.1 %    25.7 %    20.6 %
     Sales and marketing..........   41.9 %  47.6 %  46.6 %    48.2 %    51.2 %
     Research and development.....   20.4 %  15.9 %  18.3 %    17.9 %    26.8 %
     General and administrative...    9.0 %   7.2 %   8.5 %     8.5 %    10.7 %
     Charge for purchased R&D.....   18.2 %    --    25.6 %    35.2 %    42.8 %
     Charge for restructuring.....     --      --    10.5 %    14.3 %    12.2 %
   (loss) income from operations..  (15.5)%  10.7 % (32.6)%   (49.8)%   (64.3)%
                                    ------  ------  ------  --------  --------
   (Expense) interest income,
    net...........................   (0.3)%   1.3 %   2.2 %     2.3 %     0.6 %
                                    ------  ------  ------  --------  --------
   Net (loss) income before
    provision for income taxes....  (15.8)%  12.0 % (30.4)%   (47.5)%   (63.7)%
                                    ------  ------  ------  --------  --------
   Provision from income taxes....     --    (3.7)%  (0.2)%    (0.1)%     0.4 %
                                    ------  ------  ------  --------  --------
   Net (loss) income..............  (15.8)%   8.3 % (30.6)%   (47.4)%   (64.1)%
                                    ======  ======  ======  ========  ========

  Net Product Revenue. The Company's net product revenue is derived primarily from the licensing of software products. Net product revenue also includes revenue from catalog sales of third party products and catalog advertising space. The Company sells advertising space in its catalog for cash or receives third party advertised product. Revenue for catalog advertising space for cash sales is recognized the day the catalog is mailed to customers. Revenue for third party advertised product received is recognized as each item is sold. Revenue from catalog advertising sales that was recognized upon sale of third party products for the years ended December 31, 1994, 1995 and 1996, was $1.3 million, $2.4 million and $2.5 million, respectively, and for the nine months ended September 30, 1996 and 1997 was $1.7 million and $900,000, respectively. Net product revenue increased 72.0% from 1994 to 1995, and 15.6% from 1995 to 1996, due primarily to the increase in volume of sales of communications and new network management software to new customers and to customers upgrading existing licenses. In addition, net product revenue for the first six months of 1994 includes the recognition of approximately $1.5 million of product revenue relating to products shipped in 1993 for which the Company had significant customer obligations which were satisfied by the shipment of a final product version in the first quarter of 1994. For the nine months ended September 30, net product revenue decreased 8.1% from 1996 to 1997. The decrease was primarily attributable to products de-emphasized as part of the strategic reorganization and restructuring of the third quarter of 1996. The Company anticipates that net product revenue will continue to decrease in absolute dollars due to the Proposed Transaction.

  Other Revenue. The Company's other revenue consists of rentals of portions of the Company's customer lists, royalties received in connection with licensing ON's software to third parties and maintenance revenue. Other revenue increased by 25.9% from 1994 to 1995, and 119.9% from 1995 to 1996. These increases were primarily due to an increase in revenue generated from maintenance agreements. For the nine months ended September 30, other revenue increases 201.3% from 1996 to 1997. This increase is primarily attributed to an increase in revenue from maintenance contracts for existing customers as well as those obtained as part of the csd Software GmbH ("csd") acquisition. The Company anticipates that other revenue may decrease in absolute dollars due to the Proposed Transaction.

  Cost of Product Revenue. Cost of product revenue consists primarily of expenses associated with product documentation, production and fulfillment costs, and royalty fees associated with products that are licensed from third party developers. In addition, cost of product revenue includes the cost of third party products resold through the Company's catalog, the cost of producing the catalog and amortization of purchased intangibles. Cost of product revenue decreased as a percentage of total revenue from 26.0% in 1994 to 18.6% in 1995 as catalog revenue decreased as a percentage of total revenue in both 1994 and 1995. The four editions of the Editors' Choice catalog published in 1995 were similar in breadth of product offering to the four editions published in 1994. The revenue growth of the other product offerings of the Company significantly outpaced the growth of catalog revenue, as the catalog had substantially reached its mature revenue level per edition. Cost of product revenue increased as a percentage of total revenue from 18.6% in 1995 to 23.1% in 1996. This increase was primarily due to a $571,000 elimination of profit for inventory previously sold to Technocom plc, prior to the Company's acquisition of their LAN software business, a $2.0 million inventory write down related to the restructuring in the third quarter of 1996, and an increase in product sales from 1995 to 1996. As part of the Company's 1996 restructuring plan and reorganization of its operations, the Company has decreased its emphasis on the e-mail business and certain catalog products and has ceased to market, sell, develop, and support other product lines. As a result, the product inventory relating to the de-emphasized products, and discontinued product lines were subsequently identified and written off, all of which is included in cost of product revenue in the amount of $2.0 million. The product sales related increase was consistent as a percentage of total revenue from 1995 to 1996. For the nine months ended September 30, cost of product revenue decreased (21.2%) from 1996 to 1997. This decrease was primarily the result of decreased product revenue. As part of the Company's announced reorganization of its operations, the Company has ceased to market, sell, develop and support the anti-virus business and decreased its emphasis on the investment in new customer acquisitions for its Groupware and Network Management and Security businesses. As a result, the product inventory related to the ceased product lines and de-emphasized products were subsequently identified and written-off, all of which is included in cost of product revenue in the amount of $849,000. The Company anticipates that cost of product will continue to decrease in absolute dollars due to the Proposed Transaction.

  Sales and Marketing Expense. Sales and marketing expense primarily consists of compensation paid to sales and marketing personnel, the costs of direct mail and telemarketing campaigns, and the costs of product trials requested by potential customers. Sales and marketing expense also includes the costs of administering the catalog operation, the costs of public relations, trade shows and conferences, and the telephone and information technology costs associated with sales activities. Sales and marketing expense increased as a percentage of total revenue from 41.9% in 1994 (46.1% excluding the impact of the 1993 deferred revenue) to 47.6% in 1995 due principally to the Company's investment in its telemarketing organization in North Carolina. Sales and marketing expense decreased slightly as a percentage of total revenue from 47.6% in 1995 to 46.7% in 1996. This slight decrease is a result of the restructuring of the company, offset by the additional sales personnel required to support the growth in the customer base, the costs associated with the Company's marketing efforts of existing products, the beginning of ON Technology UK Ltd.'s marketing programs in Europe, and the launch of the Company's new firewall product, ON Guard. For the nine months ended September 30, sales and marketing expenses increased 4.2% from 1996 to 1997. The increase in absolute dollars was primarily the result of the csd acquisition and the costs associated with marketing a larger portfolio of products. The Company anticipates that sales and marketing expense may decrease in absolute dollars due to the Proposed Transaction.

  Research and Development Expense. Research and development expense includes costs associated with the development of new products, the enhancement of existing products, and costs associated with providing technical support. Research and development expense decreased as a percentage of total revenue from 20.4% in 1994 to 15.9% in 1995 primarily as a result of increased licensing of third party network management software products which more than offset the cost of continued development of incomplete products acquired from DaVinci in 1994. Research and development expense increased as a percentage of total revenue from 15.9% in 1995 to 18.3% in 1996. This increase in absolute dollars was primarily related to the increase in the size of the product portfolio, the associated costs of product development, enhancements and maintenance, and the additional costs associated with the Company's acquisitions of neTrend Corporation and Leprechaun Software International, Ltd. in the first quarter of 1996. For the nine months ended September 30, research and development expenses increased by 47.0% from 1996 to 1997. The increase was primarily related to the increase in the size of the product portfolio, and the associated costs of product development, enhancements and maintenance relating to products acquired in the acquisition of csd and Purview Technologies, Inc. The Company plans to continue to make significant investments in research and development related to the CCM Business.

  General and Administrative Expense. General and administrative expense includes executive compensation, executive support costs, accounting operations, planning, and business development operations. General and administrative expense increased in absolute dollars from $5.3 million in 1994 to $7.0 million in 1995 due to personnel growth and associated costs, and decreased as a percentage of total revenue from 9.0% in 1994 to 7.2% in 1995. General and administrative expense increased in absolute dollars from $7.0 million in 1995 to $9.5 million in 1996 and as a percentage of sales from 7.2% in 1995 to 8.5% in 1996. The increase reflects personnel growth and associated costs in general support areas including costs associated with the Company's acquisition of the LAN software business from Technocom plc in the first quarter of 1996, resulting in the newly formed ON Technology UK Ltd., and the related expenses of administering that office. For the nine months ended September 30, general and administrative expenses increased by 24.6% from 1996 to 1997. The increase in absolute dollars reflects personnel growth and associated costs in general support areas, offset by continued efficiency in core administrative operations. This increase, however, was approximately the same as a percentage of total revenue from 1996 to 1997. The growth is a direct result of the acquisitions of the LAN Software business from Technocom plc and csd. The percentage of general and administrative expense to total revenue is expected to increase due to reduced sales resulting from the Proposed Transaction.

  Charge for Purchased Research and Development. In connection with the acquisition of DaVinci in 1994, the Company allocated $4.7 million of the purchase price to incomplete research and development projects. In connection with the acquisitions of neTrend Corporation, Leprechaun Software International, Ltd. and the LAN Software business from Technocom plc in 1996, the Company allocated an aggregate of $13.3 million of the respective purchase prices to incomplete research and development projects. The neTrend technology was acquired in January 1996 and a limited product based on the acquired technology was shipped in June 1996. Development continued in the product throughout 1996 and 1997 and a commercially viable product was shipped in June 1997. The product development investment made by the Company in the neTrend technology from the date of acquisition through June 1997 was approximately $1.7 million. The Leprechaun technology was acquired in January 1996 and was developed until July 1997 when the Company concluded that a commercially viable product could not be completed and the project was abandoned. Purchased R&D from the Technocom assets was not material to the operation of the Company. The investment in product development made by the Company in the Leprechaun technology from the date of acquisition through July 1997 was approximately $1.4 million. In connection with the acquisitions of Purview Technologies, Inc. and csd during the nine months ended September 30, 1997 the Company allocated an aggregate of $15.9 million of the respective purchase prices to incomplete research and development projects. The Purview acquisition was completed in January 1997 and a commercially viable product was shipped in September 1997. The product development investment in the Purview technology made by the Company from the date of acquisition through September 1997 was approximately $.4 million. The csd acquisition was completed in January 1997 and the acquired company continued to ship its existing technology. In August 1997, the Company first shipped the CCM product based on the acquired technology and on Windows NT Advanced Server. The product development investment made by the Company from the date of acquisition through August 1997 was approximately $1.5 million. CCM uses client/server architecture which was incomplete at the time of the acquisition. CCM development continues and a version of the product with an open API for network management partners is expected to ship in the Spring of 1998. The additional product development investment required through the spring of 1998 is estimated to be approximately $3.2 million. These costs were expensed as of the acquisition dates and the allocations represent the estimated fair values related to the incomplete projects determined by appraisals using appropriate assumptions and valuation techniques. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in these acquisitions have required substantial additional development by the Company.

  Charge for Restructuring. On August 6, 1996, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "Plan"). The Plan included write-offs and writedowns of certain assets, including accruing the costs related to a significant reduction in the Company's work force, primarily in the technical support and sales and marketing departments, and the de-emphasis of certain product lines, resulting in a non-recurring charge of $5.4 million. Included in the Plan was an inventory writedown of $2.0 million which is included in cost of product revenue in accordance with Emerging Issues Task Force (EITF) 96-9, Classification of Inventory Markdowns and Other Costs Associated with a Restructuring.

  On July 29, 1997, the company announced that it had implemented a reorganization of its operations and a restructuring plan (the "Plan"). The Plan included write-offs and write-downs of certain assets, including accruing the costs related to a significant reduction in the workforce, primarily in the technical support and sales and marketing departments. In addition, the Company has exited from the anti-virus business and de-emphasized its investment in new customer acquisitions for the Company's groupware, network management and security businesses. As a result of the Plan the Company recorded a charge of $4,530. Included in the Plan was an additional inventory write-down of $849 which is included in cost of product revenue in accordance with Emerging Issues Task Force (EITF) 96-9, Classification of Inventory Markdowns and Other Costs Associated with a restructuring.

  In connection with the sale of assets to Elron Software Inc., the Company expects to record a pre-tax reorganization and restructuring charge totaling $6.2 million to $6.6 million in the fourth quarter ended December 31, 1997. The restructuring charge includes reorganization costs related to the Proposed Transaction; the closing of international sales offices in the United Kingdom, France and Australia, and the Company's severance costs related to the reduction of the related workforce.

  Income Taxes The provision for income taxes during 1994 consisted of federal alternative minimum and minimum state taxes. The tax provision for 1995 was calculated based upon the Company's effective tax rate, giving benefit to available net operating loss and credit carryforwards. In the year ended December 31, 1996, the Company incurred a significant operating loss. However, included in the book charges were amounts not currently deductible for income taxes. The 1996 tax provision includes the amount currently payable with an offsetting deferred tax benefit to record a portion of the Company's deferred tax asset. The tax provision for the nine months ended September 30, 1997 represents a tax provision on income in Germany with no provision or benefit required in the Company's remaining foreign or domestic operating results.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations to date primarily through cash flow from operations and private and public placements of capital stock. At December 31, 1994, 1995, 1996 and September 30, 1997 the Company had available cash and cash equivalents of $2.8 million, $33.3 million, $20.8 million and $8.4 million, respectively, and working capital of $35.6 million, $25.3 million, and $10.6 million, respectively. On April 1, 1996, the Company acquired a new line of credit with a commercial bank for $10.0 million that allows the Company to borrow up to the lesser of $10.0 million or the sum of 80% of qualified domestic accounts receivable and 40% of qualified foreign accounts receivable. Borrowings bear interest at the bank's prime rate. The line expires April 1, 1998. Advances pursuant to the line of credit are secured by liens granted on the Company's accounts receivables. At December 31, 1994, 1995 and 1996 and September 30, 1997, the Company did not have an outstanding balance under the line of credit agreement.

  Net cash provided by (used in) operating activities for the years ended December 31, 1994, 1995 and 1996 and nine months ended September 30, 1997 was $1.2 million, $(265) thousand, $(656) thousand and $(3,208) thousand, respectively. In 1994, net cash provided by operating activities consisted of a $4.1 million net loss which was the result of a $4.7 million charge for incomplete research and development relating to the acquisition of DaVinci, a $2.4 million increase in accounts receivable, a $712 thousand increase in direct marketing costs and a $1.4 million decrease in deferred revenue offset by an increase of $1.9 million in accounts payable, $1.4 million in accrued expenses and $1.2 million in the reserve for distributor inventory. The increase in the reserve for distributor inventory represents the Company's estimate of product paid for by distributors that will be returned. In 1995, net cash used in operating activities consisted of approximately $3.7 million of net income from operations, a $311 thousand decrease in accrued expenses, a $91 thousand decrease in accounts payable, a $2.0 million increase in accounts receivable, a $279 thousand decrease in reserve for distributor inventory, and a $2.0 million increase in inventories. The increase in inventories was due primarily to new product introductions, increased stocking levels as a result of increased revenue and related unit shipments, and procedures put in place by the Company during 1995 to help ensure more complete availability of product in stock. In 1996, net cash used in operating activities consisted of approximately $15.9 million net loss from operations which was the result of a $13.3 million charge for incomplete research and development relating to the acquisitions of Leprechaun Software International, Ltd., neTrend Corporation and the LAN software business from Technocom, plc, a $3.0 million charge for restructuring, depreciation and amortization of $3.2 million, offset by an increase in accounts receivable of $3.2 million and increase in prepaid assets of $1.4 million. For the nine months ended September 30, 1997, net cash used in operating activities consisted primarily of a net loss of ($23.8 million) offset by a charge for purchased research and development of $15.9 million. Additional factors contributing to net cash used in operating activities included depreciation and amortization of $3.4 million, and a asset write-down related to restructure charge of $1.3 million. These changes primarily are the result of the acquisitions of Purview Technologies, Inc., and csd.

  Net cash used in investing activities for the years ended December 31, 1994, 1995 and 1996 and September 30, 1997 was $6.1 million, $611 thousand, $9.5 million and $8.4 million, respectively. This primarily reflects purchases of property and equipment of $374 thousand, $1.2 million, $4.5 million and $1.5 million, respectively. Direct costs in 1994 relate to the acquisition of DaVinci for $5.0 million. Direct costs in 1996 relate to the acquisition of Leprechaun Software International, Ltd., neTrend Corporation, and the LAN software business from Technocom plc of $628 thousand, $2.2 million, and $2.0 million, respectively. For the nine months ended September 30, 1997, net cash used in investing activities primarily reflects purchases of property and equipment of $1.6 million, and direct costs of the acquisitions of Purview Technologies, Inc. and csd of $1.2 million and $5.8 million, respectively. While the Company expects capital expenditures to decrease in absolute dollars, there are currently no plans to change the Company's current pattern of investment in property and development on either a long or short term basis.

  Net cash (used in) provided by financing activities for the years ended December 31, 1994, 1995 and 1996 and September 30, 1997 was $7.6 million, $31.4 million, ($2.6) million and ($763) thousand, respectively. In 1994, this was the result of multiple private placements of capital stock of $8.5 million, borrowings under the line of credit of $562 thousand, payments under the line of credit of $1.2 million and principal repayments on obligations of capital leases of $280 thousand. In 1995, this was a result of principal repayments on obligations of capital leases of $869 thousand, and $31.6 million in net proceeds from the issuance of common stock from the initial public offering in August 1995. In 1996, this was a result of principal repayments on obligations of capital leases of $1.2 million and the purchase of treasury stock of $1.6 million. For the nine months ended September 30, 1997, net cash used in financing activities consisted of principal repayment on obligations under capital lease of $818 thousand and the creation of deferred compensation of $347 thousand, partially offset by exercises of stock options and stock purchases through the ESPP of $38 thousand.

  The Company has estimated that the product development, marketing and sales costs of the CCM products are approximately $1.0 to $1.5 million per month. The Company believes that its existing cash balances, funds generated from operations and borrowings under its line of credit will be sufficient to fund these costs through March 1998, whether or not the Proposed Transaction is consummated. If the Proposed Transaction is consummated, the Company believes that it will have sufficient financial resources to fund these costs through at least December 1998. If the Proposed Transaction is not consummated, the Company will have to seek additional sources of capital to fund CCM product costs beyond March 1998. There can be no assurance that the Company's estimate of the marketing, sales and product development costs of the CCM products will prove correct, that such costs will not increase beyond the Company's available financial resources, or that additional sources of capital, if and when needed, will be sufficient or available.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

  There have been no changes in or disagreements with the Company's accountants on accounting or financial disclosure.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company does not hold any market risk sensitive instruments.

                         TRANSACTION OF OTHER BUSINESS

  The Board of Directors of the Company is not aware of any matters that may be presented at the Special Meeting other than those mentioned in the Company's Notice of Special Meeting preceding this Proxy Statement and a part hereof. If, however, other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority and according to their best judgments in the best interests of the Company.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  A representative of Arthur Andersen LLP, the Company's independent public accountants, will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any stockholder of the Company who wishes to present a proposal at the 1998 Annual Meeting of Stockholders of the Company and who wishes to have such proposal included in the Company's proxy statement for that meeting, must have delivered a copy of such proposal to ON Technology Corporation at One Cambridge Center, Cambridge, MA 02142, Attention: Corporate Secretary, no later than December 31, 1997; provided, however, that if the 1998 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1997 Annual Meeting of Stockholders, any Stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholders proposal which does not comply with the rules of the Commission for inclusion therein.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York, 10048. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov.

  This Proxy Statement summarizes or otherwise refers to documents which are not delivered herewith. Such documents are available on request, without charge, directed to ON Technology Corporation, One Cambridge Center, Cambridge, MA 02142, Attention: Investor Relations. In order to ensure timely delivery of the documents, any requests should be made by January 20, 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matter to be presented for action at the Meeting, other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with the best judgment.

                                          By Order of the Board of Directors

                                          /s/ John M. Bogdan
                                          John M. Bogdan
                                          Secretary

January 12, 1998

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE NUMBER
                                                                   -----------
Report of Independent Public Accountants..........................     F-2
Consolidated Balance Sheets:
  December 31, 1995 and 1996 and 1996 and Nine Months Ended Sep-
   tember 30, 1997................................................     F-3
Consolidated Statements of Operations:
  Years ended December 31, 1994, 1995 and 1996 and Nine Months
   Ended September 30, 1996 and 1997..............................     F-4
Consolidated Statements of Redeemable Convertible Preferred Stock
 and Stockholders' Equity (Deficit):
  Years ended December 31, 1994, 1995 and 1996 and Nine Months
   Ended September 30, 1997.......................................     F-5
Consolidated Statements of Cash Flows:
  Years ended December 31, 1994, 1995 and 1996 and Nine Months
   ended September 30, 1996 and 1997..............................     F-6
Notes to the Consolidated Financial Statements....................    F-10
Report of Independent Public Accountants as to Schedule II........    F-25
Consolidated Financial Statement Schedules........................
Schedule II--Valuation and Qualifying Accounts Years ended Decem-
 ber 31, 1996, 1995 and 1994......................................    F-26
Computation of Pro Forma Net (Loss) Income Per Share..............    F-27

  Other Schedules are omitted because the conditions required for filing do not exist or the required information is included in the financial statements or notes thereto.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ON Technology Corporation and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of ON Technology Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mistatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ON Technology Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
January 21, 1997
(except for the matters discussed in Note 4(a) and 4(b) as to which the dates are January 24, 1997 and January 28, 1997, respectively)

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                  DECEMBER 31,
                                                -----------------  SEPTEMBER 30,
                                                 1995      1996        1997
                                                -------  --------  -------------
                                                                    (UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents.....................  $33,338  $ 20,774    $  8,394
Accounts receivable, net of allowance of $605,
 $1,191 and $2,062 respectively...............    6,377     9,852       9,512
Inventories...................................    2,834     2,323       1,409
Prepaid expenses and other current assets.....    1,374     2,537       3,600
                                                -------  --------    --------
  Total current assets........................   43,923    35,486      22,915
                                                -------  --------    --------
Property and equipment, at cost:
Computers and equipment.......................    2,173     6,226       8,063
Equipment under capital leases................    3,804     3,895       3,895
Furniture and fixtures........................      133       247         275
                                                -------  --------    --------
Less-accumulated depreciation and
 amortization.................................    2,069     4,527       7,079
                                                -------  --------    --------
                                                  4,041     5,841       5,154
                                                -------  --------    --------
Direct Marketing Costs........................    1,554     1,067          81
Other assets and deposits.....................      127        86          71
Purchased intangibles, net of $993, $1,261 and
 $2,074 of accumulated amortization,
 respectively.................................      528     1,662       2,545
                                                -------  --------    --------
                                                $50,173  $ 44,142    $ 30,766
                                                =======  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations..  $ 1,143  $  1,063    $    684
Accounts payable..............................    3,392     5,619       6,250
Accrued expenses..............................    2,265     2,252       3,679
Reserve for distributor inventories...........      934       204         100
Deferred revenue..............................      627     1,001       1,580
                                                -------  --------    --------
  Total current liabilities...................    8,361    10,139      12,293
                                                -------  --------    --------
Capital lease obligations, net of current
 portion......................................    1,506       510          71
                                                -------  --------    --------
Stockholders' Equity:
Common stock, $0.01 par value--Authorized
 20,000,000 Issued and outstanding--10,180,024
 shares, 11,008,243 shares, and 12,281,502
 respectively.................................      102       110         123
Additional paid-in capital....................   45,051    55,637      63,037
Deferred compensation.........................      --        --         (347)
Accumulated deficit...........................   (4,493)  (20,354)    (44,135)
Accumulated deficit of S corporation..........     (354)     (354)       (354)
Cumulative translation adjustment.............      --         88         125
Treasury stock (no shares, 257,867 and 15,000
 shares respectively, at cost)................      --     (1,634)        (47)
                                                -------  --------    --------
  Total stockholders' equity..................   40,306    33,493      18,402
                                                -------  --------    --------
                                                $50,173  $ 44,142    $ 30,766
                                                =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    YEAR ENDED                NINE MONTHS ENDED
                                   DECEMBER 31,                 SEPTEMBER 30,
                          --------------------------------  ----------------------
                            1994       1995        1996        1996        1997
                          ---------  ---------  ----------  ----------  ----------
                                                                 (UNAUDITED)
Revenue:
Net product revenue.....  $  25,240  $  43,381  $   50,165  $   36,619  $   33,648
Other revenue...........        588        740       1,627       1,153       3,474
                          ---------  ---------  ----------  ----------  ----------
  Total revenue.........     25,828     44,121      51,792      37,772      37,122
                          ---------  ---------  ----------  ----------  ----------
Operating expenses:
Cost of product
 revenue................      6,716      8,199      11,951       9,713       7,650
Sales and marketing.....     10,824     20,984      24,176      18,222      18,995
Research and
 development............      5,277      7,014       9,456       6,775       9,956
General and
 administrative.........      2,319      3,184       4,407       3,190       3,975
Charge for purchased
 incomplete research and
 development............      4,700        --       13,285      13,285      15,898
Charge for restructure..        --         --        5,415       5,415       4,530
                          ---------  ---------  ----------  ----------  ----------
  (Loss) income from
   operations...........     (4,008)     4,740     (16,898)    (18,828)    (23,882)
Interest expense........        (97)      (288)       (250)
Interest income.........         17        842       1,384         884         234
                          ---------  ---------  ----------  ----------  ----------
  (Loss) income before
   provision for income
   taxes................     (4,088)     5,294     (15,764)    (17,944)    (23,648)
Provision for income
 taxes..................        (11)    (1,622)        (97)        (44)       (133)
                          ---------  ---------  ----------  ----------  ----------
  Net (loss) income.....  $  (4,099) $   3,672  $  (15,861) $  (17,900) $  (23,781)
                          =========  =========  ==========  ==========  ==========
Net loss per common
 share in 1996 and 1997
 and Pro forma net
 (loss) income per
 common and common
 equivalent share in
 1995 and 1994..........  $   (0.59) $    0.40  $    (1.46) $    (1.65) $    (1.97)
                          =========  =========  ==========  ==========  ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............  6,951,836  9,086,764  10,853,814  10,875,798  12,091,960
                          =========  =========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY(DEFICIT)
                                (IN THOUSANDS)

                        REDEEMABLE CONVERTIBLE PREFERRED STOCK
                  -------------------------------------------------------
                    SERIES A       SERIES B         SERIES C
                  -------------  --------------  ---------------
                  NUMBER  $.01   NUMBER   $.01   NUMBER    $.01
                    OF    PAR      OF     PAR      OF      PAR
                  SHARES VALUE   SHARES  VALUE   SHARES   VALUE    TOTAL
                  ------ ------  ------  ------  -------  ------  -------
Balance,
December 31,
1993............    231  $1,275   1,166  $1,930      --    $ --   $ 3,205
Sale of Series C
redeemable
convertible
preferred stock,
net of issuance
costs of $25....    --      --      --      --    14,921   8,500    6,500
Exercise of
common stock
options.........    --      --      --      --       --      --       --
Retirement of
common stock....    --      --      --      --       --      --       --
Accretion of
preferred stock
dividends.......    --       86     --      --       --      397      483
Net loss........    --      --      --      --       --      --       --
                   ----  ------  ------  ------  -------  ------  -------
Balance,
December 31,
1994............    231   1,361   1,166   1,930   14,921   8,897   12,188
Exercise of
common stock
options.........    --      --      --      --       --      --       --
Accretion of
preferred stock
dividends.......    --       50     --      --       --      397      447
Sale of common
stock, net of
issuance costs
of $1,275.......    --      --      --      --       --      --       --
Conversion of
preferred
stock...........   (231) (1,411) (1,166) (1,930) (14,921) (9,294) (12,635)
Tax benefit from
nonqualified
stock options...    --      --      --      --       --      --       --
Net income......    --      --      --      --       --      --       --
                   ----  ------  ------  ------  -------  ------  -------
Balance,
December 31,
1995............    --      --      --      --       --      --       --
Issuance of
common stock in
connection with
acquisitions....    --      --      --      --       --      --       --
Sale of common
stock under the
Employee Stock
Purchase Plan...    --      --      --      --       --      --       --
Exercise of
common stock
options.........    --      --      --      --       --      --       --
Purchase of
treasury stock..
Cumulative
translation
adjustment......    --      --      --      --       --      --       --
Net loss........    --      --      --      --       --      --       --
                   ----  ------  ------  ------  -------  ------  -------
Balance,
December 31,
1996............    --   $  --      --   $  --       --   $  --   $   --
Issuance of
common stock in
connection with
acquisitions....    --      --      --      --       --      --       --
Sale of common
stock under the
Employee Stock
Purchase Plan...    --      --      --      --       --      --       --
Exercise of
common stock
options.........    --      --      --      --       --      --       --
Deferred
compensation
related to
grants of common
stock options...
Amort of
deferred
compensation
related to
grants of common
stock options...
Issuance
(Purchase) of
treasury stock..
Cumulative
translation
adjustment......    --      --      --      --       --      --       --
Net income......    --      --      --      --       --      --       --
                   ----  ------  ------  ------  -------  ------  -------
Balance,
September 30,
1997
(unaudited).....    --   $  --      --   $  --       --   $  --   $   --
                   ====  ======  ======  ======  =======  ======  =======
                                                   STOCKHOLDER'S EQUITY (DEFICIT)
                  ----------------------------------------------------------------------------------------------------
                  COMMON STOCK                                                                TREASURY STOCK
                  -------------                                                               ---------------
                  NUMBER  $.01  ADDITIONAL                           ACCUMULATED  CUMULATIVE  NUMBER
                    OF     PAR   PAID IN     DEFERRED   ACCUMULATED  DEFICIT OF   TRANSLATION   OF
                  SHARES  VALUE  CAPITAL   COMPENSATION   DEFICIT   S CORPORATION ADJUSTMENT  SHARES  COST     TOTAL
                  ------- ----- ---------- ------------ ----------- ------------- ----------- ------ -------- --------
Balance,
December 31,
1993............   3,161   $31      $225        $        $ (3,136)       (354)       $               $        $ 3,234
Sale of Series C
redeemable
convertible
preferred stock,
net of issuance
costs of $25....     --    --        (25)                     --          --                                      (25)
Exercise of
common stock
options.........     377     4        (2)                     --          --                                        2
Retirement of
common stock....      (5)  --        --                       --          --                                      --
Accretion of
preferred stock
dividends.......     --    --        --                      (483)        --                                     (483)
Net loss........     --    --        --                    (4,099)        --                                   (4,099)
                  ------- ----- ---------- ------------ ----------- ------------- ----------- ------ -------- --------
Balance,
December 31,
1994............   3,533    35       198        --         (7,718)       (354)        --        --       --    (7,839)
Exercise of
common stock
options.........     445     4       148                      --          --                                      152
Accretion of
preferred stock
dividends.......     --    --        --                      (447)        --                                     (447)
Sale of common
stock, net of
issuance costs
of $1,275.......   2,360    24    31,623                      --          --                                   31,647
Conversion of
preferred
stock...........   3,842    39    12,596                      --          --                                   12,635
Tax benefit from
nonqualified
stock options...     --    --        488                      --          --                                      488
Net income......     --    --        --                     3,672         --                                    3,672
                  ------- ----- ---------- ------------ ----------- ------------- ----------- ------ -------- --------
Balance,
December 31,
1995............  10,180   102    45,051        --         (4,493)       (354)                                 40,306
Issuance of
common stock in
connection with
acquisitions....     727     7    10,351                      --          --                                   10,358
Sale of common
stock under the
Employee Stock
Purchase Plan...       9   --         93                      --          --                                       93
Exercise of
common stock
options.........      92     1       142                      --          --                                      143
Purchase of
treasury stock..                                                                               (258)  (1,634)  (1,634)
Cumulative
translation
adjustment......     --    --        --                       --          --           88                          88
Net loss........     --    --        --                   (15,861)        --                                  (15,661)
                  ------- ----- ---------- ------------ ----------- ------------- ----------- ------ -------- --------
Balance,
December 31,
1996............  11,008  $110   $55,637      $ --       $(20,354)      $(354)       $ 88      (258) $(1,634) $33,493
Issuance of
common stock in
connection with
acquisitions....   1,213    13     6,886                      --          --                    258    1,634    8,533
Sale of common
stock under the
Employee Stock
Purchase Plan...      23              73                      --          --                                       73
Exercise of
common stock
options.........      38   --         25                      --          --                                       25
Deferred
compensation
related to
grants of common
stock options...                     416       (416)                                                              --
Amort of
deferred
compensation
related to
grants of common
stock options...                                 69                                                                69
Issuance
(Purchase) of
treasury stock..     --                                                                         (15)     (47)     (47)
Cumulative
translation
adjustment......     --    --        --                       --          --           37                          37
Net income......     --    --        --                   (23,781)        --                                  (23,781)
                  ------- ----- ---------- ------------ ----------- ------------- ----------- ------ -------- --------
Balance,
September 30,
1997
(unaudited).....  12,282  $123   $63,007      $(347)     $(44,135)      $(354)       $125       (15) $   (47) $18,402
                  ======= ===== ========== ============ =========== ============= =========== ====== ======== ========

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED           NINE MONTHS ENDED
                                      DECEMBER 31,            SEPTEMBER 30,
                                 -------------------------  ------------------
                                  1994     1995     1996      1996      1997
                                 -------  ------  --------  --------  --------
                                                               (UNAUDITED)
Cash Flows from Operating Ac-
 tivities
  Net (loss) income............  $(4,099) $3,672  $(15,861) $(17,900) $(23,781)
Adjustments to reconcile net
 (loss) income to net cash pro-
 vided by (used in) operating
 activities
  Charge for purchased incom-
   plete research
   and development.............    4,700     --     13,285    13,285    15,898
  Asset write-down related to
   restructure charge..........      --      --      3,048     2,829     1,328
  Amortization of deferred com-
   pensation...................      --      --        --        --         69
  Depreciation and amortiza-
   tion........................      837   1,880     3,217     2,489     3,438
  Retirements of property and
   equipment...................       48     --        --        --        --
  Change in direct marketing
   costs.......................     (712)   (842)   (1,074)     (970)      (50)
  Change in net deferred income
   taxes.......................      --      --       (481)      --      1,062
  Changes in assets and liabil-
   ities, net
   of acquisitions:
   Accounts receivable.........   (2,382) (1,953)   (3,211)     (482)    1,363
   Inventories.................      (94) (2,030)      524     1,279       959
   Prepaid expenses and other
    current assets.............     (160)   (785)   (1,440)     (582)     (912)
   Accounts payable............    1,859     (91)    1,823        72       197
   Accrued expenses............    1,387    (311)      (11)     (470)   (2,052)
   Reserve for distributor in-
    ventories..................    1,213    (279)     (730)     (534)     (104)
   Reserve for restructure.....      --      --        --        904     2,069
   Deferred revenue............   (1,427)    474       255        64    (2,692)
                                 -------  ------  --------  --------  --------
    Net cash provided by (used
     in) operating
     activities................    1,170    (265)     (656)      (16)   (3,208)
                                 -------  ------  --------  --------  --------
Cash flows from Investing Ac-
 tivities:
  Escrow receivable............     (625)    625       --        --        --
  Change in other assets and
   deposits....................      (92)      4       (27)       30        15
  Purchase of property and
   equipment, net..............     (374) (1,240)   (4,476)   (3,660)   (1,549)
  Purchase of Leprechaun Soft-
   ware International, Ltd.,
   net of cash acquired........      --      --       (628)     (786)      --
  Purchase of DaVinci Systems
   Corporation, net of cash ac-
   quired......................   (4,976)    --        --        --        --
  Purchase of neTrend Corpora-
   tion, net...................      --      --     (2,260)   (2,260)      --
  Purchase of Technocom plc,
   net.........................      --      --     (1,963)   (1,963)      --
  Purchase of Purview Technolo-
   gies, Inc., net of cash ac-
   quired......................      --      --        --        --     (1,121)
  Purchase of csd Software
   GmbH, net of
   cash acquired...............      --      --        --        --     (5,791)
                                 -------  ------  --------  --------  --------
    Net cash used in investing
     activities................   (6,067)   (611)   (9,354)   (8,639)   (8,446)
                                 -------  ------  --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED            NINE MONTHS ENDED
                                      DECEMBER 31,             SEPTEMBER 30,
                                ---------------------------  ------------------
                                 1994      1995      1996      1996      1997
                                -------  --------  --------  --------  --------
                                                                (UNAUDITED)
Cash Flows from Financing Ac-
 tivities
  Proceeds from sales of
   redeemable convertible
   preferred stock............    8,475       --        --        --        --
  Exercise of stock options...        2       152       143       138        29
  Sale of stock under the
   employee stock purchase
   plan.......................      --        --         93        93        73
  Tax benefit from stock
   options....................      --        486       --        --        --
  Purchase of treasury stock..      --        --     (1,634)   (1,030)      (47)
  Principle repayments on
   obligations under capital
   lease......................     (280)     (869)   (1,168)     (882)     (818)
  Borrowings under line of
   credit and demand note
   payable....................      562       --        --        --        --
  Repayments on line of credit
   and demand note payable....   (1,165)      --        --        --        --
  Net proceeds from sale of
   common stock...............      --     31,647       --        --        --
                                -------  --------  --------  --------  --------
    Net cash provided by (used
     in) financing
     activities...............    7,594    31,416    (2,566)   (1,681)     (763)
                                -------  --------  --------  --------  --------
Effect of exchange rates on
 cash & cash equivalents......      --        --         12         2        37
Net increase (decrease) in
 cash and cash equivalents....    2,697    30,540   (12,564)  (10,334)  (12,380)
Cash and cash equivalents, be-
 ginning of period............      101     2,798    33,338    33,338    20,774
                                -------  --------  --------  --------  --------
Cash and cash equivalents, end
 of period....................  $ 2,798  $ 33,338  $ 20,774    23,004     8,394
                                =======  ========  ========  ========  ========
Supplemental Disclosure of
 Cash Flow Information
Cash paid for--
   Interest paid..............  $    94  $    271  $    205  $    179  $    131
                                =======  ========  ========  ========  ========
   Income taxes paid..........  $   --   $    657  $  1,302  $  1,270  $    487
                                =======  ========  ========  ========  ========
Supplemental Disclosure of
 Noncash Investing and
 Financing Activities
Accretion of preferred stock
 dividends....................  $   483  $    447  $    --   $    --   $    --
                                =======  ========  ========  ========  ========
Conversion of preferred stock
 into common stock............  $   --   $ 12,635  $    --   $    --   $    --
                                =======  ========  ========  ========  ========
Acquisition of equipment under
 capital leases...............  $ 1,233  $  2,124  $     91  $     91  $    --
                                =======  ========  ========  ========  ========
Cashless exercises of stock
 option.......................  $    22  $    --   $    --   $    --   $    --
                                =======  ========  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                        YEAR ENDED         NINE MONTHS ENDED
                                       DECEMBER 31,          SEPTEMBER 30,
                                  -----------------------  --------------------
                                   1994    1995    1996       1996      1997
                                  -------  ----- --------  ----------  --------
                                                              (UNAUDITED)
Acquisition of DaVinci Systems
 Corporation
  Fair value of assets acquired.. $ 6,655  $ --  $    --   $      --   $   --
  Liabilities assumed............  (1,479)   --       --          --       --
  Cash acquired..................    (200)   --       --          --       --
                                  -------  ----- --------  ----------  -------
  Cash paid for acquisition and
   direct costs net of cash
   acquired...................... $ 4,976  $ --  $    --   $      --   $   --
                                  =======  ===== ========  ==========  =======
Acquisition of Leprechaun Soft-
 ware International, Ltd.
  Fair value of assets acquired.. $   --   $ --  $  1,158  $    1,158  $   --
  Fair value of stock issued.....     --     --      (158)       (158)     --
  Liabilities assumed............     --     --      (370)       (370)     --
  Cash acquired..................     --     --        (2)         (2)     --
                                  -------  ----- --------  ----------  -------
  Cash paid for acquisition and
   direct costs net of cash
   acquired...................... $   --   $ --  $    628  $      628  $   --
                                  =======  ===== ========  ==========  =======
Acquisition of intangible assets
 from neTrend Corporation and
 Vimal Vaidya
  Fair value of assets acquired.. $   --   $ --  $ 12,460  $   12,460  $   --
  Fair value of stock issued.....     --     --   (10,200)    (10,200)     --
                                  -------  ----- --------  ----------  -------
  Cash paid for acquisition and
   direct costs.................. $   --   $ --  $  2,260  $    2,260  $   --
                                  =======  ===== ========  ==========  =======
Acquisition of Technocom plc.
  Fair value of assets acquired.. $   --   $ --  $  1,963  $    1,963  $   --
                                  -------  ----- --------  ----------  -------
  Cash paid for acquisition and
   direct costs.................. $   --   $ --  $  1,963  $    1,963  $   --
                                  =======  ===== ========  ==========  =======

  The accompanying notes are an integral part of these consolidated financial statements

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                              YEAR ENDED     NINE MONTHS ENDED
                                             DECEMBER 31,      SEPTEMBER 30,
                                           ----------------- -----------------
                                           1994  1995  1996   1996     1997
                                           ----- ----- ----- -----------------
                                                                (UNAUDITED)
Acquisition of Purview Technologies Inc.
  Fair value of assets acquired........... $ --  $ --  $ --  $   --  $   2,379
  Fair value of stock issued..............   --    --    --      --     (1,139)
  Liabilities assumed.....................   --    --    --      --       (107)
  Cash acquired...........................   --    --    --      --        (12)
                                           ----- ----- ----- ------- ---------
  Cash paid for acquisition and direct
   costs net of cash acquired............. $ --  $ --  $ --  $   --  $   1,121
                                           ===== ===== ===== ======= =========
Acquisition of csd Software GmbH
  Fair value of assets acquired........... $ --  $ --  $ --  $   --  $  18,312
  Fair value of stock issued..............   --    --    --      --     (7,395)
  Liabilities assumed.....................   --    --    --      --     (5,100)
  Cash acquired...........................   --    --    --      --        (26)
                                           ----- ----- ----- ------- ---------
  Cash paid for acquisition and direct
   costs net of cash acquired............. $ --  $ --  $ --  $   --  $   5,791
                                           ===== ===== ===== ======= =========

  The accompanying notes are an integral part of these consolidated financial statements

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  ON Technology Corporation and its Subsidiaries (the "Company") are engaged in the development, marketing, sales support, and distribution of software for local area networks.

  In 1994, the Company acquired all of the outstanding stock of DaVinci Systems Corporation (DaVinci), a company engaged in the development and marketing of software. This transaction was accounted for as a purchase in accordance with Accounting Principles Board (APB) No. 16 (see Note 2).

  During 1996, the Company completed three acquisitions. The Company acquired all of the assets and assumed certain liabilities of Leprechaun Software International, Ltd., certain technology of neTrend Corporation and certain intangible assets of Technocom plc. These acquisitions were accounted for as the purchase of business combinations in accordance with APB No. 16 (see Note
3).

  In 1997, the Company acquired all of the stock of csd Software GmbH , a German developer and marketer of PC Desktop Software Management Tools, and acquired the stock of Purview Technologies, Inc., a development stage company engaged in Internet usage monitoring software development. These acquisitions will be accounted for as a purchase in accordance with APB No. 16 (see Note
4).

  The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to the consolidated financial statements.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Interim Financial Statements

  The accompanying consolidated financial statements for the nine month periods ended September 30, 1996 and September 30, 1997 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included adequate to make the information presented not misleading. Results for the nine months ended September 30, 1997 are not necessary indicative of the results that may be expected for the year ending December 31, 1997.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue from software product sales is recognized upon shipment of the product to customers where the Company has no significant vendor obligations. The Company sells advertising space in its catalog for cash or

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

receives third party advertising product. Revenue for catalog advertising space for cash is recognized the day the catalog is mailed to customers. Revenue for third party advertised product received is recognized as each item is sold. The deferred revenue balance at September 30, 1997, December 31, 1996, 1995 and 1994 relates primarily to revenue on software maintenance contracts, which is recognized ratably as it is earned. The reserve for distributor inventories balance at September 30, 1997, December 31, 1996, 1995 and 1994 relates to sales to distributors for which the Company has accrued its estimate of future distributor returns when the product was shipped. In addition, the Company accrues the costs associated with providing telephone support related to certain products.

 Cash and Cash Equivalents

  The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has classified its cash equivalents as held-to-maturity and recorded them at amortized cost, which approximates market value. The Company considers all highly liquid cash investments with maturates of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of commercial paper and money market funds at September 30, 1997, December 31, 1996 and 1995.

 Fair Value of Financial Instruments

  SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, accounts receivable and capital leases. The estimated fair value of these financial instruments approximates their carrying value at September 30, 1997, and as of December 31, 1996 and 1995. The estimated fair values have been determined through information obtained from market sources and management estimates.

 Direct Marketing Costs

  The Company sells its products through various channels, including free trial marketing. The Company incurs substantial costs in advance of a free trial campaign, including the rental of mailing lists, postage and printing. The Company capitalizes such costs in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 93-7, Reporting on Advertising Costs. The Company amortizes such costs over a three-month period, which approximates the period of expected revenues. The Company has recorded $1,067 and $1,554 of net capitalized direct marketing costs in the accompanying consolidated balance sheets at December 31, 1996 and 1995, respectively. The Company recorded $7,387, $7,291 and $3,032 of direct marketing expense for the years ended December 31, 1996, 1995 and 1994, respectively.

 Inventories

  The Company values inventories at the lower of cost (first-in, first-out) or market. Inventories consist principally of computer software disks, computer hardware, packaging costs and other related purchased computer peripheral items. The components of inventories are as follows:

                                                                  DECEMBER 31,
                                                   SEPTEMBER 30, ---------------
                                                       1997       1996    1995
                                                   ------------- ------- -------
     Raw Materials................................    $   674    $   637 $   444
     Finished Goods...............................        735      1,686   2,390
                                                      -------    ------- -------
                                                      $ 1,409    $ 2,323 $ 2,834
                                                      =======    ======= =======

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Depreciation

  The Company provides for depreciation by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, using the straight-line method, as follows:

                                                                     ESTIMATED
   ASSET CLASSIFICATION                                             USEFUL LIFE
   --------------------                                             -----------
   Computers and equipment........................................     3-7 Years
   Equipment acquired under capital leases........................ Life of lease
   Furniture and fixtures.........................................     5-7 Years

  The Company accounts for its long-term assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. Under SFAS No. 121, the Company is required to assess the valuation of its long-lived assets, including cost in excess of net assets acquired, based on the estimated future cash flows to be generated by such assets. At each balance sheet date, the Company evaluated the realizability of goodwill based on profitability expectations, using the undiscounted cash flow method, for each subsidiary having a material goodwill balance. Based on it's most recent analysis, the Company believes that no impairment of goodwill exists at December 31, 1996.

 Software Development Costs

  Costs incurred in the development of computer software to be sold have been expensed as research and development costs in the accompanying consolidated statements of operations, in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. SFAS No. 86 requires that costs incurred in creating a computer software product be charged to research and development expense until technological feasibility has been established for the product. The costs incurred subsequent to the attainment of technological feasibility in 1994, 1995, and 1996 are insignificant. The Company has recorded charges for purchased incomplete research and development related to the acquisitions discussed in Notes 2, 3 and 4. In each case, the Company determined that technological feasibility of the in-process purchased technology acquired had not been established and that the technology had no alternative future use.

 Foreign Currency Translation

  The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at fiscal year-end in accordance with SFAS No. 52, Foreign Currency Translation. Revenues and expenses are translated using exchange rates in effect during each period. The cumulative translation adjustment component of stockholders' equity relates primarily to the Company's European operation which was established in 1996.

 Postretirement Benefits

  The Company has no obligations for postretirement benefits.

 Concentration of Credit Risk

  SFAS No. 105, Disclosure of Information about Financial Instruments with Off-balance-sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company's

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of cash balances with four financial institutions. The Company's accounts receivable credit risk is not concentrated within any geographic area, and no single customer accounts for greater than 10% of revenues or represents a significant credit risk to the Company.

 Net (Loss) Income per Common and Common Equivalent Share

  For the nine months ended September 30, 1997 and 1996, and the year ended December 31, 1996, net loss per common share was based on the weighted average number of common shares outstanding during the period. Pro forma net (loss) income per common equivalent shares for the years ended December 31, 1995 and 1994 was computed using the pro forma weighted average number of common shares assuming that all series of redeemable convertible preferred stock had been converted to common stock as of the original issuance dates. Other shares of stock issuable pursuant to stock options have been included when their effect is dilutive, in accordance with the treasury stock method.

 Export Revenue

  Export revenue as a percentage of total revenue for the nine months ended September 30, 1997 and years ended December 31, 1996, 1995 and 1994 was 35%, 17%, 14% and 10%, respectively.

 New Accounting Standards

  In February 1997, the Financial Standards Board (FASB) issued SFAS No. 128, Earnings Per Share which is effective for the fiscal year ending December 31, 1997 and early adoption is not permitted. The Company does not expect the adoption of these standards to have a material effect on its financial position or results of operations.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  In July 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption

(2) ACQUISITION OF DAVINCI

  On June 1, 1994, the Company acquired all of the outstanding stock of DaVinci. As consideration, the Company paid $3,532 to DaVinci's shareholders, assumed $1,479 of liabilities and paid off $900 of DaVinci's notes payable to certain investors. This transaction was accounted for as a purchase, and accordingly, the results of DaVinci since June 1, 1994, are included in the accompanying consolidated statements of operations. The aggregate purchase price of $6,655 (which consisted of $4,432 in cash, including $900 paid to certain investors who held notes payable, $1,479 of assumed liabilities, and $744 of direct acquisitions costs) was allocated based on the fair value of the tangible and intangible assets as follows:

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) ACQUISITION OF DAVINCI--(CONTINUED)

   Current assets....................................................... $1,014
   Property and equipment...............................................    153
   Purchased intangible assets, including acquired technology...........    788
   Purchased incomplete research and development........................  4,700
                                                                         ------
                                                                         $6,655
                                                                         ======

  Included in purchased intangible assets are amounts related to trade names, customer lists and acquired technologies including acquired software products. These intangibles have been fully amortized as of December 31, 1996. The portion of the purchase price allocated to incomplete research and development projects that had not yet reached technological feasibility and did not have a future alternative use, totaling $4,700, was charged to expense as of the acquisition date. The amount allocated to incomplete research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were utilized in determining the fair value of each intangible asset. To bring these projects to technological feasibility, high risk developmental and testing issues needed to be resolved which required substantial additional effort and testing.

(3) ACQUISITIONS IN 1996

 Acquisition of Leprechaun Software International, Ltd.

  On March 6, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Leprechaun Software International, Ltd., a company engaged in the development of an antivirus software product. The aggregate purchase price including direct acquisition costs of $1,158 was allocated based on fair value of the tangible and intangible assets acquired as follows:

   Current assets....................................................... $   51
   Property and equipment...............................................     13
   Purchased intangible assets, including acquired technology...........    157
   Purchased incomplete research and development........................    937
                                                                         ------
                                                                         $1,158
                                                                         ======

  As consideration, the Company paid $330 in cash, $200 in notes, issued 9,471 shares of common stock of the Company with a fair value of $16.68 per share, assumed $370 in liabilities and incurred $100 in direct acquisition costs. This transaction was accounted for as a purchase and, accordingly, the results since March 6, 1996 are included in the accompanying consolidated financial statements. Included in purchased intangible assets are amounts related to acquired technology and goodwill. (See note 5)

 Acquisition of Intangible Assets from neTrend Corporation and Vimal Vaidya

  On January 30, 1996, the Company acquired certain intangible assets, consisting primarily of incomplete firewall software technology from Vimal Vaidya and acquired technology from neTrend Corporation, a development stage company wholly owned by Vimal Vaidya, which, together with Vimal Vaidya, developed the firewall software technology. The aggregate purchase price including direct acquisition costs of $12,460 was allocated based on fair value of the intangible assets acquired as follows:

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) ACQUISITIONS IN 1996--(CONTINUED)

   Acquired technology................................................. $   676
   Purchased incomplete research and development.......................  11,784
                                                                        -------
                                                                        $12,460
                                                                        =======

  As consideration, the Company paid $2,000 in cash, issued 717,300 shares of common stock with a fair value of $14.22 per share and incurred $260 in direct acquisition costs. (See note 13)

 Acquisition of Technocom plc.

  On March 29, 1996 the Company acquired certain assets of Technocom plc's LAN software distribution business. The aggregate purchase price including direct acquisition costs of $1,963 was allocated based on the fair value of the tangible and intangible assets acquired as follows:

   Property and equipment............................................... $  110
   Purchased intangible assets, including acquired technology...........  1,289
   Purchased incomplete research and development........................    564
                                                                         ------
                                                                         $1,963
                                                                         ======

  As consideration, the Company paid $1,803 in cash and incurred $160 in direct acquisition costs. Also, included in cost of product revenue for the year ended December 31, 1996 is a $571 charge for the elimination of profit for inventory previously sold to Technocom plc. This transaction was accounted for as a purchase and, accordingly, the results since March 29, 1996 are included in the accompanying consolidated financial statements. Included in purchased intangible assets are amounts related to acquired technology, goodwill, trade names and customer lists.

  These intangible assets are being amortized on a straight line basis over the estimated useful life not to exceed three years. The portion of the purchase price allocated to incomplete research and development projects that had not yet reached technological feasibility and did not have any future alternative use was expensed as purchased incomplete research and development as of the acquisition dates. The amounts allocated to incomplete research and development projects represents the estimated fair value related to these projects determined by an appraisal. Proven valuation procedures and techniques were utilized in determining the fair value of the purchased intangible assets. To bring these projects to technological feasibility, high risk development and testing issues needed to be resolved which required substantial additional effort and testing. (See note 13)

(4) ACQUISITIONS IN 1997

A. Purview Technologies, Inc.

  On January 24, 1997, the Company acquired all of the capital stock of Purview Technologies, Inc., a company engaged in Internet access monitoring and management software. The aggregate purchase price of $2,379 was allocated based on the fair market value of the tangible and intangible assets acquired as follows:

   Current Assets....................................................... $   51
   Purchased intangible assets, including acquired technology...........    210
   Purchased incomplete research and development........................  2,118
                                                                         ------
                                                                         $2,379
                                                                         ======

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) ACQUISITIONS IN 1997--(CONTINUED)

  As consideration, the Company paid $1,000 in cash and issued 205,251 shares of Common Stock with a fair market value of $5.55 per share, assumed $107 in liabilities, and incurred $133 in direct acquisition costs. This transaction was accounted for as a purchase, and accordingly, the results since January 24, 1997, are included in the accompanying condensed consolidated financial statements. (See note 13)

B. csd Software GmbH

  On January 28, 1997, Wilma 96 Vermogensverwaltungs GmbH ("Wilma GmbH") a wholly-owned subsidiary of the Company purchased all of the capital stock of csd Software GmbH, a German corporation engaged in the development of PC desktop software management tool products. The aggregate purchase price of $15,400 was allocated based on the fair market value of the tangible and intangible assets acquired as follows:

   Purchased intangible assets, including acquired technology.......... $ 1,620
   Purchased incomplete research and development.......................  13,780
                                                                        -------
                                                                        $15,400
                                                                        =======

  Unaudited pro forma operating results for the Company, assuming the acquisition of csd occurred on January 1, 1996 is as follows:

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Pro forma net sales............................................  $   57,640
   Pro forma net loss.............................................     (18,068)
   Pro forma net loss per share...................................  $    (1.48)
   Shares used in computing pro forma net loss per share..........  10,853,814

  For purposes of these pro forma operating results, the in-process R&D was assumed to have been written off prior to January 1, 1996, so that the operating results presented include only recurring costs.

  As consideration, the Company paid $5,000 in cash and issued 1,315,790 shares of Common Stock of the Company with a fair market value of $5.62, assumed $5,100 in liabilities, and incurred $734 in direct acquisition costs. This transaction was accounted for as a purchase, and accordingly, the results since January 28, 1997, are included in the accompany condensed consolidated financial statements.

  With respect to each of the foregoing two acquisitions, purchased intangible assets consist of amounts related to acquired technology including acquired software products and assembled workforce. These intangible assets will be amortized on a straight-line basis over their estimated useful life's not to exceed three years. The portion of the purchase price allocated to incomplete research and development projects that had not yet reached technological feasibility and did not have future alternative use was expensed as purchased research and development as of the respective acquisition dates.

  The amounts allocated to incomplete research and development projects represents the estimated fair value related to these projects determined by an appraisal. Proven valuation procedures and techniques were utilized in determining the fair value of the purchased intangible assets. To bring these projects to technological feasibility, high risk development and testing issues needed to be resolved which required substantial additional effort and testing.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(5) CHARGE FOR RESTRUCTURING

 Restructuring Charge in 1996

  On August 6, 1996, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "Plan"). The Plan included write-offs and writedowns of certain assets, including accruing the costs related to a significant reduction in the Company's work force, primarily in the technical support and sales and marketing departments, and the de-emphasis of certain product lines, resulting in a non-recurring charge of $5,415. Included in the Plan was an additional inventory writedown of $2,026 which is included in cost of product revenue in accordance with Emerging Issues Task Force (EITF) 96-9, Classification of Inventory Markdowns and Other Costs Associated with a Restructuring.

  The following are the significant components of the $5,415 charge for restructuring:

   Employee severance, benefits and related costs......................  $1,531
   Write-off and write-down of assets to net realizable value excluding
    inventory..........................................................   3,522
   Provision for lease loss and related costs in closing facility......     362
                                                                         ------
                                                                         $5,415
                                                                         ======

  The total cash impact of the restructuring amounted to $2,367 which had been paid as of December 31, 1996.

 Restructuring Charge in 1997

  On July 29, 1997, the company announced that it had implemented a reorganization of its operations and a restructuring plan (the "Plan"). The Plan included write-offs and write-downs of certain assets, including accruing the costs related to a significant reduction in the workforce, primarily in the technical support and sales and marketing departments. In addition, the Company has exited from the anti-virus business and de-emphasized its investment in new customer acquisitions for the Company's groupware, network management and security businesses. As a result of the Plan the Company recorded a restructure charge of $4,530. Included in the Plan was an additional inventory write-down of $849 which is included in cost of product revenue in accordance with Emerging Issues Task Force (EITF) 96-9, Classification of Inventory Markdowns and Other Costs Associated with a restructuring.
  The following are the significant components of the $4,530 charge to restructuring:

   Employee severance, benefits and related costs......................  $1,980
   Write-off and write-down of assets to net realizable value excluding
    inventory..........................................................   1,346
   Provision for costs in closing facilities...........................   1,204
                                                                         ------
                                                                         $4,530
                                                                         ======

  Total cash impact of the restructuring is $2,834 of which $1,064 was paid by September 30, 1997. The Company anticipates the balance of the restructuring cost to be paid over the next year.

  As a result of the sale of assets to Elron Software Inc., the Company expects to record a pre-tax reorganization and restructuring charge totaling $6.2 million to $6.6 million in the fourth quarter ended December 31, 1997. The restructuring charge includes reorganization costs related to the Company's sale of its Network Management and Network Security Business to Elron Software Inc; the closing of international sales offices in Slough, England, Paris, France and Sydney, Australia; and the Company's severance costs related to the reduction of approximately 100 people from the workforce.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(6) INCOME TAXES

  The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse. The income tax provision for the years ended December 31, 1996 and 1995 was calculated based on the Company's effective tax rate giving benefit to available net operating loss and research and development credit carryforwards and by recognizing a portion of the Company's deferred tax asset in the year ended December 31, 1996. The income tax provision for the year ended December 31, 1994 consists of federal alternative minimum and minimum state income taxes payable.

  The components of the provision for income taxes are as follows:

                                                             1996     1995  1994
                                                            -------  ------ ----
   Current
     Federal............................................... $   735  $1,092 $  7
     State.................................................     444     530    4
                                                            -------  ------ ----
                                                              1,179   1,622   11
   Deferred
     Federal...............................................    (675)    --   --
     State.................................................    (407)    --   --
                                                            -------  ------ ----
                                                             (1,082)    --   --
                                                            -------  ------ ----
                                                            $    97  $1,622 $ 11
                                                            =======  ====== ====

  In the year ended December 31, 1996, the Company incurred a significant operating loss. However, included in the book changes were amounts not currently deductible for income taxes. The 1996 tax provision includes the amount currently payable with an offsetting deferred tax benefit to record a portion of the Company's deferred tax asset. The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences are as follows:

                                                                1996     1995
                                                               -------  -------
   Deferred tax asset--
     Accounts receivable allowance............................ $   479  $   218
     Inventory reserve........................................   1,215      322
     Purchased intangibles....................................   5,910      680
     Reserve for distributor inventories......................      82      336
     Other temporary differences..............................     461      187
     Net operating loss and tax credit carryforwards..........     571      482
                                                               -------  -------
                                                                 8,718    2,225
                                                               -------  -------
   Deferred tax liability--
     Direct marketing costs and prepaid expenses..............    (535)    (308)
                                                               -------  -------
   Valuation allowance........................................  (7,702)  (1,917)
                                                               -------  -------
                                                               $   481  $   --
                                                               =======  =======

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) INCOME TAXES--(CONTINUED)

  The Company has placed a significant valuation allowance against its net deferred tax asset. The valuation allowance increased during 1996 by $5,785 since the Company believes it is "more likely than not" that it will not be able to utilize its deferred tax asset. The Company has recorded a deferred tax asset for that portion to which it will "more likely than not" benefit.

  As of December 31, 1996, the Company has available net operating loss carryforwards of $1,023. These carryforwards expire through 2008 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined, therein.

  A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                        1996    1995    1994
                                                        -----   -----   -----
   Federal Statutory Rate.............................  (34.0)%  34.0 % (34.0)%
   State taxes, net of federal benefit................   (6.2)%   6.6 %  (5.1)%
   Recognition of net operating loss carryforwards and
    deferred provision................................   39.6 % (10.0)%  38.9 %
                                                        -----   -----   -----
   Effective tax rate.................................    0.6 %  30.6 %   0.2 %
                                                        =====   =====   =====

(7) LINE OF CREDIT

  The Company has a $10,000 line of credit (the "Line") that allows the Company to borrow up to the lesser of $10,000 or 80% of qualified eligible accounts receivable, as defined, plus 40% of foreign qualified receivables, as defined. Borrowings bear interest at the bank's prime rate (8.50% at September 30, 1997). The Line expires on April 1, 1998, at which time all outstanding borrowings must be repaid. The Company has pledged all accounts receivable as collateral. The Line requires the Company to meet certain financial covenants, as defined in the Line. At December 31, 1996, the Company was in compliance with all of these covenants. As of December 31, 1996, no amounts were outstanding.

(8) LONG-TERM OBLIGATIONS AND COMMITMENTS

 Leases

  The Company conducts its operations in leased facilities and leases certain equipment under operating and capital leases expiring at various times through 2001.

  The Company has a master lease agreement, as modified, that allows the Company to enter into up to $3,000 in fair market value equipment leases. Borrowings under both lease agreements are payable in monthly installments ranging from $1 to $9, including interest ranging from 7.01% to 24.49% with terms ranging between 36 and 50 months. As of December 31, 1996, the Company had the ability to borrow up to $3,000 under this master lease agreement.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(8) LONG-TERM OBLIGATIONS AND COMMITMENTS--(CONTINUED)

  The approximate minimum annual lease payments under both the operating and capital leases are as follows:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
   1997.......................................................  $1,670   $1,164
   1998.......................................................   1,513      503
   1999.......................................................   1,165       28
   2000.......................................................     326        0
   Thereafter.................................................     976        0
                                                                ------   ------
                                                                $5,650    1,695
                                                                ======
   Less--Amount representing interest.........................              122
                                                                         ------
   Present value of minimum lease payments....................            1,573
   Less--Current portion......................................            1,063
                                                                         ------
                                                                         $  510
                                                                         ======

  Total rental expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 was $1,418, $846 and $486, respectively.

  The amount of equipment under capital lease and the related accumulated amortization are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
   Equipment acquired under capital lease..................... $ 3,895  $ 3,804
   Accumulated amortization...................................  (2,559)  (1,300)
                                                               -------  -------
   Net equipment acquired under capital lease................. $ 1,336  $ 2,504
                                                               =======  =======

  Total amortization expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 is $$1,259, $1,001 and $273, respectively.

 Royalties

  The Company has entered into several software license agreements. These agreements provide the Company with exclusive worldwide licenses to distribute certain software products. The Company is required to pay royalties on all related sales, subject to the following aggregate royalty targets. If the royalty targets for any specific product are not met by the Company, then the Company may lose the exclusive distribution rights to that software product. The following table represents the minimum royalty requirement to maintain exclusive distribution rights as of December 31, 1996

   1997................................................................. $ 2,105
   1998.................................................................   3,050
   1999.................................................................   3,900
   2000.................................................................     500
   2001.................................................................     500
   Thereafter...........................................................   2,000
                                                                         -------
                                                                         $12,055
                                                                         =======

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(8) LONG-TERM OBLIGATIONS AND COMMITMENTS--(CONTINUED)

  Total royalty expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 was $2,178, $2,333 and $1,184, respectively.

(9) STOCKHOLDERS' EQUITY

 Initial Public Offering

  In August of 1995, the Company completed an initial public offering (the "IPO") of 2,360,000 shares of its common stock for $15.00 per share. The sale of common stock resulted in net proceeds to the company of $31,647, after deducting all expenses related to the IPO. In connection with the Company's initial public offering, the redeemable convertible preferred shares were automatically converted into 3,841,632 shares of common stock.

 Common Stock

  The Company has 20,000,000 authorized shares of common stock $.01 par value, of which 12,281,502 shares and 11,008,243 shares were issued and outstanding at September 30, 1997 and December 31, 1996, respectively

 Preferred Stock

  The Company has an authorized class of Preferred Stock consisting of 2,000,000 shares, which may be issued from time to time in one or more series. The Company's Board of Directors has authority to issue the shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company had not issued any shares of Preferred Stock as of December 31, 1996.

 Reserved Shares of Stock

  The Company had reserved 2,726,614 shares of common stock at December 31, 1996 for the exercise of stock options under the 1992 Employee and Consultant Stock Option Plan, 1995 Directors Stock Option Plan and 1995 Employee Stock Purchase Plan.

 Stock Split

  On May 18, 1995, the Board of Directors approved a one-for-six reverse stock split. Accordingly, all shares of common stock and the conversion ratio of preferred stock have been retroactively adjusted in the accompanying consolidated financial statements for all periods presented to reflect these split.

(10) STOCK OPTION PLANS

  In July 1992, the Company adopted the 1992 Employee and Consultant Stock Option Plan, as amended (the "Plan"). Pursuant to the Plan, the Company may grant to employees and consultants of the Company statutory and nonstatutory stock options to purchase up to 3,300,000 shares of common stock.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(10) STOCK OPTION PLANS--(CONTINUED)

  The Company's 1995 Directors Stock Option Plan ( the "Director's Plan") was adopted on May 18, 1995 and provides for the granting of options to purchase up to 100,000 shares of Common Stock to directors who are not employees of the Company.

  Stock option activity for the option plans was as follows:

                                                                      WGHT AVG
                                      NUMBER                          EXERCISE
                                        OF         EXERCISE PRICE       PRICE
                                      SHARES       RANGE PER SHARE    PER SHARE
                                     ---------  --------------------- ---------
Outstanding, December 31, 1993...... 1,009,099  $ .0307 --  $  1.2600 $  .2259
  Granted...........................   638,502    .5040 --     2.4600   2.1185
  Exercised.........................  (376,874)   .0307 --      .9600    .0349
  Terminated........................  (192,286)   .5040 --     2.4600   1.7355
                                     ---------  ------- --- --------- --------
Outstanding, December 31, 1994...... 1,078,441  $ .0307 --  $  2.4600 $ 1.1685
  Granted...........................   308,607   2.4600 --    17.5000  10.7900
  Exercised.........................  (444,878)   .0307 --     9.0000    .3412
  Terminated........................  (318,446)   .5040 --    16.1250   2.0496
                                     ---------  ------- --- --------- --------
Outstanding, December 31, 1995......   623,724    .0307 --    17.5000   5.6373
  Granted...........................   603,217   5.1250 --    16.7500   8.8626
  Exercised.........................   (91,795)   .5040 --     9.0000   1.5642
  Terminated........................  (112,240)   .5040 --    16.1250   8.6597
                                     ---------  ------- --- --------- --------
Outstanding, December 31, 1996...... 1,022,906    .0307 --    17.5000   7.5710
  Granted........................... 1,852,939    .0100 --     5.7500   2.5557
  Exercised.........................   (38,254)   .0307 --     2.4600    .6566
  Terminated........................  (726,380)   .5040 --    16.7500   8.4937
                                     ---------  ------- --- --------- --------
Outstanding, September 30, 1997..... 2,111,211  $ .0100 --  $ 17.5000 $ 2.9588
                                     =========  ======= === ========= ========
Exercisable, September 30, 1997.....   247,883  $ .0100 --  $ 17.5000 $ 4.8420
                                     =========  ======= === ========= ========

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 Accounting for Stock Based Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted in 1996 and 1995 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
   Risk-free interest rate......................................   6.34%   6.50%
   Expected dividend yield......................................    --      --
   Expected lives...............................................      7       7
   Expected volatility..........................................  73.56%  73.56%

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(10) STOCK OPTION PLANS--(CONTINUED)

  Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net (loss) income and pro forma net (loss) income per share would have been reduced to the following pro forma amounts:

                                                                  DECEMBER 31,
                                                                  --------------
                                                                   1996    1995
                                                                  -------  -----
   Net (Loss) Income
     As Reported................................................. (15,861) 3,672
     Pro Forma................................................... (16,846) 3,378
   Net (Loss) Income Per Share
     As Reported.................................................   (1.46)  0.40
     Pro Forma...................................................   (1.55)   .37

  Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The Company has recorded $416 of deferred compensation during the nine months ended September 30, 1997. The deferred compensation represents the excess of the fair market value of the Company's common stock over the exercise price of certain options on the date of the grant. Deferred compensation will be amortized to compensation expense over the vesting period of each employee's stock option.

 Employee Stock Purchase Plan

  On May 18, 1995, the Company adopted the 1995 Employee Stock Purchase plan pursuant to which up to 1,000,000 shares of common stock may be issued. The plan consists of semiannual offerings commencing on the first day the Company's common stock was publicly traded and each subsequent offering commencing on January 1 and July 1 of each year. The maximum number of shares of common stock that may be purchased by an employee is determined on the first day of each offering period, as defined in the Plan. The price at which the shares are purchased is the lower of 85% of the closing price on the first or last day of the offering period.

(11) 401 (K) PLAN

  In 1994, the Company established a plan under Section 401 (k) of the Internal Revenue Code (the "401 (k) Plan") covering all eligible employees, as defined. Participants in the 401 (k) Plan may not contribute more than the lesser of the specified statutory amount or 15% of his or her pretax total compensation. The 401 (k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. The Company made no contributions during 1996, 1995 and 1994.

(12) ACCRUED EXPENSES

  Accrued expenses consisted of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                    ------------- -------------
                                                        1997       1996   1995
                                                    ------------- ------ ------
   Payroll and payroll related.....................    $  749     $  691 $  564
   Royalties.......................................       251        240    511
   Reserve for restructure.........................     2,069        --     --
   Other...........................................       610      1,321  1,190
                                                       ------     ------ ------
                                                       $3,679     $2,252 $2,265
                                                       ======     ====== ======

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(13) SUBSEQUENT EVENTS

  On October 29, 1997, the Company announced that it would seek shareholder approval (Proposed Transaction) to sell to Elron Software Inc., a wholly owned subsidiary of Elron Electronics Industries, for an aggregate price of $12 million, with the possibility of an additional performance bonus of up to $1.5 million, (a) all of the Company's right, title and interest as owner of the computer software programs known as OnGuard Internet Manager, OnGuard Firewall, and the Odyssey Application Software and Database, and as license of SofTrack (collectively, the "Software"), (b) all of the Company's right, title and interest in its catalog business, including management information systems, sales and marketing databases and customer lists; (c) all of the Company's right, title and interest in and to the methodology, procedures, techniques and documentation utilized by the Company for the sale and distribution of computer software, hardware and peripherals, (collectively, the "free Trial Marketing System"); (d) all of the Company's right title and interest in certain contracts, agreements, real and personal property leases, licenses and other instruments; (e) certain accounts receivable, notes and notes receivable, with a Company-guaranteed value of $3,000,000; (f) certain equipment, furniture, leasehold improvements; (g) certain inventory; (h) certain trade names and trademarks; and (i) the goodwill associated with the foregoing assets (collectively, the "Proposed Assets"). As part of the Proposed Transaction, Elron will hire from the Company, approximately 100 employees including Ivan O'Sullivan, the Company's Vice President--World Wide Marketing, and Chadwick Roll, the Company's Vice President of Inside Sales.

  As a result of the sale of assets to Elron Software Inc., the Company expects to record a pre-tax reorganization and restructuring charge totaling $6.2 million to $6.6 million in the fourth quarter ended December 31, 1997. The restructuring charge includes reorganization costs related to the Company's sale of its Network Management and Network Security Business to Elron Software Inc; the closing of international sales offices in the United Kingdom, France and Australia, and the Company's severance costs related to the reduction of the related workforce.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ON Technology Corporation and Subsidiaries:

  We have audited in accordance with generally accepted standards, the consolidated financial statements of ON Technology Corporation and Subsidiaries included in this Schedule 14A and have issued our report thereon dated January 21, 1997 (except for the matters discussed in Notes 4(a) and 4(b) as to which the dates are January 24, 1997 and January 28, 1997, respectively). Our audit was made for the purpose of forming an opinion on the basic consolidated Financial statements taken as a whole. The accompanying
Schedule II is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein, in relation to the consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
January 21, 1997

                                                                     SCHEDULE II

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                   BALANCE,                 OTHER
                                 BEGINNING OF CHARGED TO ADDITIONS TO            BALANCE, END
                                     YEAR      EXPENSE   ALLOWANCE(1) WRITE-OFFS   OF TERM
                                 ------------ ---------- ------------ ---------- ------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1994...      $ 61        $395        $173        $195       $  434
Year ended December 31, 1995...      $434        $256         --         $ 85       $  605
Year ended December 31, 1996...      $605        $639         --         $ 53       $1,191

--------
(1) Additions arising through the acquisition of DaVinci Systems Corporation in 1994.

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES

            COMPUTATION OF PRO FORMA NET (LOSS) INCOME PER SHARE(1)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  DECEMBER 31,                SEPTEMBER 30,
                         -------------------------------  ----------------------
                           1994       1995       1996        1997        1997
                         ---------  --------- ----------  ----------  ----------
Net (Loss) Income....... $  (4,099) $   3,672 $  (15,861) $  (23,781) $  (23,781)
                         =========  ========= ==========  ==========  ==========
Pro Forma Earnings Per
 Share
Weighted Average Common
 and Common Equivalent
 Shares Outstanding..... 3,858,608  9,086,764 10,853,814  12,091,960  12,091,960
Conversion of Preferred
 Stock.................. 2,805,247        --         --          --          --
Dilutive Effect of
 Common Equivalent
 Shares Issued
 Subsequent to May 23,
 1994(2)................   287,981        --         --          --          --
                         ---------  --------- ----------  ----------  ----------
                         6,951,836  9,086,764 10,853,814  12,091,960  12,091,960
                         =========  ========= ==========  ==========  ==========
Pro Forma Net (Loss)
 Income
Per Common and Common
 Equivalent Share....... $   (0.59) $    0.40 $    (1.46) $    (1.97) $    (1.97)
                         =========  ========= ==========  ==========  ==========

--------
(1) Fully dilutive pro forma net (loss) income per share has not been separately presented, as the amounts would not be meaningful.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.

                                                                        ANNEX A

October 29, 1997

The Board of Directors
ON Technology Corporation
One Cambridge Center
Cambridge, MA 02142

Attention: Mr. Christopher A. Risley, Director

Gentlemen:

  You have requested us to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to ON Technology Corporation, a Delaware corporation ("ON" or the "Company"), of the financial terms of an Asset Purchase Agreement ("Agreement") dated October 29, 1997 by and between the Company and Elron Software, Inc., a Delaware corporation ("Buyer"). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

  Pursuant to the Agreement, the Company shall sell, transfer, convey, assign and deliver to Buyer and the Buyer shall purchase, acquire, accept, assume and pay for, all of the Company's right, title and interest in and to the Acquired Assets (as fully described in Schedule 1.1A of the Agreement). At Closing, the amount of $12,000,000 shall be payable to ON. Contemporaneously with the payment of the Purchase Price, the Buyer shall deliver by wire transfer to the Escrow Agent, the sum of $1,500,000 (the "Purchase Bonus Escrow Funds") which shall be held pursuant to the terms of the Escrow Agreement. Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wessels, Arnold & Henderson will receive a fee for rendering this Opinion. In the ordinary course of business, Wessels, Arnold & Henderson acts as a market maker and broker in the publicly traded securities of ON and receives customary compensation in connection therewith and also provides research coverage for the Company. In the ordinary course of business, Wessels, Arnold & Henderson actively trades in the publicly traded securities of ON for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 In connection with our review of the transaction contemplated by the Agreement, and in arriving at our Opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of the Company and the Buyer; (iii) reviewed and analyzed certain historical financial statements and other financial and operating data concerning the Company and the Acquired Assets prepared by the management of the Company; (iv) reviewed and analyzed certain financial projections related to the Company and the Acquired Assets prepared by the management of the Company; (v) reviewed and analyzed certain financial projections concerning Buyer prepared by institutional equity research analysts; (vi) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company and the Acquired Assets relative to published industry analyst estimates; (vii) reviewed the historical and projected financial performance and market valuations of certain comparable publicly-traded companies; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions, and (ix) performed a discounted cash flow valuation of the Acquired Assets. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our Opinion.

  In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and have not independently verified such information. We have not performed an independent evaluation or appraisal of any of the Company's respective assets or liabilities, including, without limitation, all or any portion of the Acquired Assets. With respect to the financial forecasts related to the Acquired Assets, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company as to the respective future financial performance of the Acquired Assets.

  The Company agrees that, except as required by applicable law, the Opinion provided to the Company by Wessels, Arnold & Henderson under this letter agreement shall not be disclosed publicly or made available to third parties without the prior written approval of WA&H, which approval shall not be unreasonably withheld; provided, however, that the Opinion may be included in the proxy statement submitted to shareholders of the Company for the purpose of approving the Agreement and any other required SEC filings. Further, our Opinion speaks only as of the date hereof and is based on the conditions as they exist and information which we have been supplied as of the date hereof.

  Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the financial terms of the proposed transaction contemplated by the Agreement are fair from a financial point of view to the Company.

                                          Very truly yours,

                                          Wessels, Arnold & Henderson, L.L.C.

                                          By: _________________________________
                                                    Bryson D. Hollimon
                                                     Managing Director

                                                                         ANNEX B

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           ON TECHNOLOGY CORPORATION

                                      AND

                              ELRON SOFTWARE, INC.

                                OCTOBER 29, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 1.Purchase and Sale of the Assets........................................    1
     1.1  Purchase of the Assets..........................................    1
     1.2  Management Assumption...........................................    1
     1.3  Further Assurances..............................................    3
     1.4  Purchase Price for the Acquired Assets..........................    4
     1.5  Purchase Bonus..................................................    4
     1.6  Assumption of Liabilities.......................................    5
     1.7  Odyssey Application Software and Database.......................    5
     1.8  Allocation of Purchase Price and Assumed Liabilities............    5
     1.9  Closing.........................................................    6
 2.Representations of the Company.........................................    6
     2.1  Organization....................................................    6
     2.2  Authorization...................................................    6
     2.3  Ownership of the Acquired Assets................................    7
     2.4  Financial Statements; Books and Records.........................    7
     2.5  Absence of Undisclosed Liabilities..............................    7
     2.6  Litigation......................................................    7
     2.7  Accounts Receivable; Inventory..................................    8
     2.8  Tax Matters.....................................................    9
     2.9  Contracts and Commitments.......................................    9
     2.10 Compliance with Agreements and Laws.............................   10
     2.11 Employee Relations..............................................   10
     2.12 Employee Benefit Plans..........................................   10
     2.13 Warranty and Product Liability..................................   12
     2.14 Regulatory Approvals............................................   12
     2.15 Intellectual Property...........................................   12
     2.16 Tangible Personal Property......................................   13
     2.17 Absence of Changes..............................................   13
     2.18 No Misleading Statements........................................   13
     2.19 Accounts Payable................................................   13
 3.Representations of the Buyer...........................................   13
     3.1  Organization and Authority......................................   14
     3.2  Authorization...................................................   14
     3.3  Regulatory Approvals............................................   14
 4.Access to Information; Public Announcements............................   14
     4.1  Access to Management, Properties and Records....................   14
     4.2  Public Announcements............................................   15
 5.Pre-Closing Covenants of the Company and the Buyer.....................   15
     5.1  Absence of Material Changes.....................................   15
     5.2  Continued Truth of Representations and Warranties...............   15
     5.3  Reports, Taxes..................................................   15
     5.4  Communications with Customers and Suppliers.....................   15
     5.5  Payment of Arthur Andersen LLP Fees.............................   15
     5.6  Shareholder Approval............................................   16
     5.7  No Solicitations................................................   16

                                                                            PAGE
                                                                            ----
 6.Ancillary Agreements...................................................   17
     6.1  Ancillary Agreements............................................   17
     6.2  Transferred Premises............................................   17
     6.3  Macola License Agreement........................................   17
     6.4  TLP Equipment Lease.............................................   18
     6.5  Oracle Database Management Software.............................   18
     6.6  Database America Information Systems, Inc. Agreement............   18
     6.7  Fulfillment House Agreements....................................   18
     6.8  Agreements to Be Deposited into Escrow..........................   18
 7.Conditions to Obligations of the Buyer.................................   18
     7.1  Shareholder Approval............................................   18
     7.2  Accounts Receivable.............................................   18
     7.3  Closing Deliveries..............................................   19
 8.Condition to Obligations of the Company................................   19
     8.1  Conditions Precedent............................................   19
     8.2  Opinion of Buyer's Counsel......................................   19
     8.3  Closing Deliveries..............................................   20
 9.Indemnification........................................................   20
     9.1  By the Company..................................................   20
     9.2  By the Buyer....................................................   20
     9.3  Claims for Indemnification......................................   21
     9.4  Defense of any Claim............................................   21
     9.5  Survival of Representations; Claims for Indemnification.........   22
     9.6  Payment of Indemnification Claims...............................   22
 10.Post-Closing Agreements...............................................   22
     10.1 Proprietary Information.........................................   22
     10.2 Sharing of Data.................................................   23
     10.3 Cooperation.....................................................   23
     10.4 Non-Competition.................................................   24
     10.5 Non-Solicitation................................................   24
     10.6 Enforceability..................................................   24
     10.7 Use of Name.....................................................   24
 11.Termination of Agreement..............................................   24
     11.1 Termination by Lapse of Time....................................   24
     11.2 Termination by Agreement of the Parties.........................   24
 12.Dispute Resolution....................................................   25
     12.1 General.........................................................   25
     12.2 Consent of the Parties..........................................   25
     12.3 Arbitration.....................................................   25
 13.Brokers...............................................................   26
     13.1 The Company.....................................................   26
     13.2 For the Buyer...................................................   26
 14.Notices...............................................................   26
 15.Successors and Assigns................................................   27
 16.Entire Agreement; Amendments; Attachments.............................   27

                                                                       PAGE
                                                                       ----

 17. Severability..................................................     20
 18. Expenses; Sales Taxes.........................................     20
 19. Liquidated Damages............................................
 20. Legal Fees....................................................     21
 21. Governing Law.................................................     21
 22. Section Headings..............................................     21
 23. Counterparts..................................................     21
 24. References to Monetary Amounts, Payments......................     21

                                   SCHEDULES

 1.1A    Acquired Assets
 1.1B    Excluded Assets
 1.2(c)  Wire transfer instructions to the Company's account
 1.5     Pro-Forma Expense Analysis
 1.6     Assumed Liabilities
 1.8     Allocation of Purchase Price and Assumed Liabilities
 2.2     Consents
 2.3     Encumbrances
 2.4     Current Financial Statements
 2.5     Undisclosed Liabilities
 2.6     Litigation
 2.7(a)  Accounts Receivable
 2.7(c)  Inventory
 2.7(d)  Stock Rotation--Unit Cost List
 2.9     Contracts
 2.10    Compliance with Laws, Permits
 2.11    Employees
 2.12(a) Employee Plans
 2.12(d) Employee Plans--Qualifications; Claims
 2.13    Warranty and Product Liability Claims
 2.14    Regulatory Approvals
 2.15    Intellectual Property
 2.16    Personal Property List
 2.17    Absence of Changes

                                    EXHIBITS

 A.      Escrow Agreement (Purchase Bonus)
 B.      Instrument of Assumption of Liabilities
 C.      Opinion of Company's Counsel
 D.      Employment Agreement--Ivan O'Sullivan
 E.      Bill of Sale
 F.      Transition Plan
 G.      Opinion of Buyer's Counsel
 H.      SofTrack Side Letter

                           ASSET PURCHASE AGREEMENT

  This Agreement (the "Agreement") is made as of the 29th day of October, 1997 (the "Management Assumption Date") by and between Elron Software, Inc., a Delaware corporation with its principal office at One Cambridge Center, Cambridge, Massachusetts 02142 (the "Buyer") and ON Technology Corporation, a Delaware corporation with its principal office at One Cambridge Center, Cambridge, Massachusetts 02142 (the "Company").

                             PRELIMINARY STATEMENT

  A. The Company (i) owns and operates a computer software catalog business,
(ii) owns, licenses and supports computer software known as OnGuard Internet Manager and OnGuard Firewall, (iii) owns marketing support software known as Odyssey, and (iv) sublicenses and supports computer software known as SofTrack, together with certain rights and other assets related to the foregoing, as more fully described in this Agreement (the "Acquired Business").

  B. Subject to the terms and conditions of this Agreement, the Buyer desires to purchase, and the Company desires to sell, all of the assets comprising the Acquired Business, provided, however, that with respect to SofTrack, the Buyer shall assume and the Company shall assign the license of such program.

  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. PURCHASE AND SALE OF THE ASSETS

  1.1 Purchase of the Assets. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire, accept, assume and pay for, all of the Company's right, title and interest in and to the assets and rights listed on Schedule 1.1A hereto, free and clear of all liens, charges, claims, pledges, security interests and other encumbrances of any nature whatsoever, except as otherwise listed on Schedule 2.3 attached hereto (the "Acquired Assets"). Notwithstanding the foregoing, there shall be excluded from the assets, properties, rights and interests to be transferred to the Buyer hereunder, the assets listed on Schedule 1.1B hereto (the "Excluded Assets").

  1.2 Management Assumption.

  (a) Except with respect to the conditions precedent set forth in Subsections 7.1, 7.2 and 8.1 hereof, including the Company's obligation to obtain the approval of its shareholders to the transactions contemplated herein (the "Shareholder Approval"), all of the Buyer's and all of the Company's conditions precedent to the Closing have been satisfied in all respects.

  (b) Contemporaneously with the execution and delivery of this Agreement, (i) the Buyer and the Company shall execute and deliver an Escrow Agreement (Management Assumption) by and among the Buyer, the Company and Fulbright & Jaworski, L.L.P., as escrow agent (the "Document Escrow Agent"), pursuant to which the Closing Deliveries (as defined in Subsection 8.3) shall be deposited with the Document Escrow Agent, (ii) the Buyer shall deposit the Purchase Bonus Escrow Funds with State Street Bank and Trust Company (the "Purchase Bonus Escrow Agent"; the Document Escrow Agent and the Purchase Bonus Escrow Agent are referred to herein collectively as the "Escrow Agents"), in accordance with Subsection 1.5(e) below, (iii) Citibank, N.A. shall confirm, at the Buyer's expense, an unconditional standby letter of credit (the "Letter of Credit") in favor of the Company, in the amount of $9,000,000, and (iv) the Buyer and the Company shall execute and deliver a Management Agreement (the "Management Agreement"), pursuant to which the Buyer shall manage the Acquired Assets for its benefit and at its risk and expense and pursuant to which the Buyer shall pay all salaries and other employee-related expenses with respect to the Acquired Business, as more particularly set forth in the Management Agreement.

  (c) Within one business day after the Document Escrow Agent's receipt of (i) the letter authorizing the release of the legal opinion of the Company's counsel (the "Opinion Release Instructions"), which shall be in the form attached as an exhibit to the Escrow Agreement (Management Assumption) and which shall be signed by a member of the firm of Epstein Becker & Green, P.C., and (ii) a credit advice from Fleet National Bank with respect to the cash settlement of the Accounts Receivable (as hereinafter defined), in the form attached as an exhibit to the Escrow Agreement (Management Assumption), the Document Escrow Agent shall date each of the Closing Deliveries as of the date of the later to occur of the Escrow Agent's receipt of the Opinion Release Instructions and the Credit Advice (the "Closing Date"), and release each of the Closing Deliveries to the Buyer and to the Company, as indicated in the upper right hand corner of the first page of each of the Closing Deliveries. As confirming bank with respect to the Letter of Credit, Citibank, N.A. shall, within one business day after its receipt of the Opinion Release Instructions and the Credit Advice, disburse the face amount of the Letter of Credit by wire transfer to the account specified in Schedule 1.2(c) attached hereto (the "Wire Account"). On the Closing Date, (i) the Company shall terminate the employment of the Transferred Employees and the Buyer shall hire the Transferred Employees, in accordance with the terms of the Transition Agreement executed by the Buyer and the Company, dated as of the date hereof (the "Transition Agreement"), (ii) the Company shall pay to the Buyer a cash settlement to satisfy its guaranty obligations regarding Accounts Receivable,
(iii) the Buyer will pay to the Company, as part of the Purchase Price, the amount of $3,000,000, (iv) the Company shall pay to the Buyer an amount equal to 80% of the prepaid amounts received by the Company with respect to maintenance contracts, prorated as of the Management Assumption Date based upon the then remaining term of each such contract as indicated on Schedule 2.9(a), (v) the Company shall pay to the Buyer any Actual Damages resulting from the failure to satisfy the Ancillary Conditions, as set forth in Subsection 6.1 below, (vi) the Buyer shall reassign to the Company all Accounts Receivable that are outstanding as of the Closing Date and that are designated in Schedule 2.7(a) as "Guaranteed Receivables," and (vii) the parties shall make the closing adjustments specified in Section 3.3 and
Section 4.9 of the Management Agreement and Exhibit B, paragraph 1, of the Transition Agreement. All payments referenced in clauses (ii), (iii), (iv),
(v) and (vii) shall be effected by means of an interbank transfer from the paying party's deposit account at Fleet National Bank to the recipient party's deposit account at Fleet National Bank. The transactions described in this Subsection 1.2(c) are referred to herein as the "Closing".

  (d) In the event that the Opinion Release Instructions are not delivered to the Document Escrow Agent on or prior to 5:00 p.m., Boston time on March 31, 1998 (the "Termination Date"), then (A) this Agreement and the Management Agreement shall immediately terminate, (B) the Escrow Agent shall transfer the Purchase Bonus (Escrow Funds), as defined in Subsection 1.5(e), plus interest and earnings thereon, by wire transfer to an account designated by the Buyer,
(c) the Letter of Credit shall expire by its terms, and (D) the Buyer and the Company shall use their best efforts to transfer the management of the Acquired Business and the Acquired Assets back to the Company, in accordance with the terms of the Management Agreement.

  (e) Notwithstanding anything herein to the contrary, in the event of the occurrence or existence of any fact that would otherwise constitute a breach of any of the Company's representations and warranties herein that would not have occurred had the Closing occurred on the Management Assumption Date (including, without limitation, any breach that is caused by any act or omission of the Buyer pursuant to the Buyer's obligations under the Management Agreement), then such breach shall not be deemed to be a breach by the Company of such representation and/or warranty.

  (f) The Buyer and the Company agree that the only conditions precedent to the Closing are the delivery of the Opinion Release Instructions and the Credit Advice to the Escrow Agents. Notwithstanding the discovery or occurrence, prior to, on, or after the Management Assumption Date, of any matter whatsoever, including, without limitation, the breach of any representation or warranty herein or in any other agreement between the Buyer and the Company (regardless of the extent of materiality), or any defect claim, damage, loss, liability, cost or expense relating to any matter whatsoever (regardless of the extent of materiality and whether or not latent), including without limitation, the Acquired Business, the Acquired Assets and the Transferred Employees, the sole recourse of each of the Buyer and the Company shall be the indemnification provisions set forth in Section 9 of this

Agreement. The Buyer covenants and agrees that it shall not take any other action to enjoin or otherwise hinder or delay, in any manner whatsoever, the delivery of the Closing Deliveries and/or the effectuation of the Closing.

  1.3 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action, as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Acquired Assets, to put the Buyer in actual possession and operating control thereof.

  1.4 Purchase Price for the Acquired Assets.

  The purchase price (the "Purchase Price") to be paid by the Buyer for the Acquired Assets shall be $12,000,000, payable as set forth in Section 1.2 above.

  1.5 Purchase Bonus

  (a) In addition to the Purchase Price, the Buyer shall pay to the Company an additional amount (the "Purchase Bonus") based upon Acquired Asset Revenues and Pre-Tax Profits (as hereinafter defined), in accordance with the following schedule:

                                                                     PURCHASE
   ACQUIRED ASSET REVENUES ($) AND PRE-TAX PROFITS (%)                BONUS
   ---------------------------------------------------               --------
   Less than $22,000,000 and 15%................................... $        0
   Equal to or greater than $22,000,000 and 15%, but less than
    $24,000,000 and 18%............................................ $  750,000
   Equal to or greater than $24,000,000 and 18%.................... $1,500,000

  (b) "Acquired Asset Revenues and Pre-Tax Profits" means the revenues and pretax profits, respectively, for the Acquired Assets during the twelve calendar months immediately following the Management Assumption Date, (the "Measuring Period"), excluding expenses associated with research and development, product enhancements, product revisions and product introductions in excess of the expenses set forth on the pro-forma expense analysis (the "Expense Analysis") attached hereto as Schedule 1.5, as determined in accordance with U.S. generally accepted accounting principles, including, without limitation, any appropriate adjustments to match marketing and other expenses to revenues ("Purchase Bonus GAAP").

  (c) During the Measuring Period, the Buyer shall use good faith efforts to operate the Acquired Business in a manner that is consistent with the Buyer's expected operation of the Acquired Assets following the expiration of the Measuring Period, and the Buyer shall not incur expenses in a manner that would unfairly prejudice the Company's ability to achieve the Purchase Bonus.

  (d) The certified public accounting firm of Arthur Andersen, LLP shall be engaged by the Buyer and the Company to determine the Acquired Asset Revenues and Pre-Tax Profits in accordance with the requirements of clause (b) above, and the determination of such firm shall be final, binding and non-appealable upon the Company and the Buyer. The Buyer and the Company shall instruct Arthur Andersen, LLP to make such determination within 25 days. The expenses of such firm shall be borne equally by the Buyer and the Company. The Purchase Bonus shall be paid in accordance with the terms of the Escrow Agreement (Purchase Bonus).

  (e) Contemporaneously with the execution and delivery of this Agreement, the Buyer shall deliver by wire transfer to the Purchase Bonus Escrow Agent, the sum of $1,500,000 (the "Purchase Bonus Escrow Funds") which shall be held pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement (Purchase Bonus)"), to satisfy payment of the Purchase Bonus (as hereinafter defined); and/or to satisfy, in whole or in part, the Buyer's claims for indemnity obligations in accordance with the provisions of Section 9.

  1.6 Assumption of Liabilities.

  (a) At the Closing, the Buyer shall deliver an instrument of assumption of liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to perform, pay and discharge the liabilities, obligations and commitments of the Company (the "Assumed Liabilities") that are specifically set forth in
Schedule 1.6 attached hereto.

  (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Company other than the Assumed Liabilities.

  1.7 Odyssey Application Software and Database. Effective as of the Closing Date, the Buyer shall grant to the Company, and the Company shall accept, a three-year worldwide license to use the Odyssey application software and database only in connection with the wholesale or retail license of DaVinci E-Mail, Noteworks E-Mail and Meeting Maker software products, and all versions and feature extensions of such products, which license shall terminate, with respect to each such software product, upon the Company's sale, to a third party that is not an affiliate of the Company, of either (x) such software product or (y) all or substantially all of the Company's business or assets. Notwithstanding the foregoing, (i) the Company shall retain the right to engage in telemarketing, direct-mail and other customary marketing practices (whether individually or in combination), and (ii) in connection with the Company's sale of DaVinci E-mail, Noteworks E-mail and/or Meeting Maker to a third party, the Company may provide such third party purchaser with the customer and prospect lists for such product(s), in comma-delimited or similar format.

  1.8 Allocation of Purchase Price and Assumed Liabilities. Schedule 1.8 hereto sets forth an allocation of the aggregate amount of the Purchase Price and the Assumed Liabilities among the Acquired Assets and the Assumed Liabilities as provided in Section 1060 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, and both the Buyer and Company hereby agree to file all necessary tax returns consistent with, and not to take any position on any income, transfer or gains tax return inconsistent with, such agreed-upon allocation.

  1.9 Closing. The Management Assumption and the Closing shall occur in the manner set forth in Subsection 1.2 above. The transfer of the Acquired Assets to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the Closing Date.

2. REPRESENTATIONS OF THE COMPANY

  The Company represents and warrants to the Buyer that:

  2.1 Organization.

  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business and operations of the Company, taken as a whole. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. As of September 30, 1997, the Company has issued and outstanding 12,281,502 shares of its Common Stock (excluding treasury shares).

  2.2 Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action, subject to receipt of Shareholder Approval. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any material law, rule or regulation applicable to the Company (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; or
(c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is or may be bound.
Schedule 2.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company and of the transactions contemplated by this Agreement. Except with respect to the Shareholder Approval, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

  2.3 Ownership of the Acquired Assets. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Acquired Assets (collectively, the "Encumbrances"). The Company is, and at the Closing will be, the true and lawful owner of the Acquired Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to such Acquired Assets, free and clear of all Encumbrances of any kind. Except as set forth in Schedule 2.3, the delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

  2.4 Financial Statements; Books and Records. Attached hereto as Schedule 2.4 are the unaudited balance sheet of the Company as of September 30, 1997 (the "Current Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the 9-month period then ended (collectively, the "Current Financial Statements"). The Current Financial Statements are consistent with the books and records of the Company and have been prepared in accordance with GAAP, except that the Current Financial Statements are subject to adjustments that give effect to the transactions contemplated herein. The general ledgers and books of account of the Company (i) are complete and correct in all material respects and have been maintained in accordance with good business practice, and (ii) indicate that for the twelve month period ended August 29, 1997, the Acquired Assets generated approximately $27,500,000 in gross revenues to the Company.

  2.5 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
Schedule 2.5 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the Acquired Business. For purposes of this Subsection 2.6, "material" means any amount in excess of $50,000.

  2.6 Litigation. Except as set forth on Schedule 2.6 attached hereto, with respect to the Acquired Business, (a) there is no action, suit or proceeding to which the Company is a party pending or, to the best knowledge of the Company, threatened before any court or governmental agency, authority, body or arbitrator that would, if decided adversely to the Company, have a material adverse effect upon the Acquired Business and/or the Acquired Assets;
(b) the Company has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind.

  2.7 Accounts Receivable; Inventory.

  (a) Schedule 2.7(a) attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company that are Acquired Assets and all deposits and prepayments with respect to such accounts and notes receivable (collectively, the "Accounts Receivable"). All Accounts Receivable, as shown on Schedule 2.7(a), are net of royalty and maintenance fee obligations. The Accounts Receivable designated in Schedule 2.7(a) as "Guaranteed Receivables" are collectible at 100% of their respective amount stated on such Schedule within 90 days after the date that they were created.

  (b) During the term of the Management Agreement, the Company shall collect Accounts Receivable and shall, not later than the thirteenth calendar day of each month, provide the Buyer with an accounting of such collections.

  (c) The inventory of the Company that are Acquired Assets (the "Inventory") consists of raw materials and supplies, goods in process and finished goods, all of which were used by the Company in connection with the Acquired Business. The Inventory is listed on Schedule 2.7(c), attached hereto. The Inventory has a minimum net book value, taken in the aggregate, of $850,000, computed in accordance with the Company's usual and customary inventory valuation policies and United States generally accepted accounting principles. For the purposes of this calculation, the catalog inventory has zero book value.

  (d) In the event that the Buyer's customers that are distributors or resellers return inventory to the Buyer and provided that (i) the inventory was in the customer's actual possession on the Management Assumption Date,
(ii) such inventory was subject to the inventory rotation or return provisions of a distribution or reseller agreement between the customer and the Company that was in effect on the Management Assumption Date, (iii) the Buyer provides such inventory to the Company for its inspection within 30 business days of the Buyer's receipt of such inventory, (iv) such inventory is returned to the Buyer in accordance with the stock rotation or return terms of the applicable distributor or reseller agreement, and (v) the Buyer provides the Company with a written statement indicating the rotation value of such inventory (based upon the per-unit price schedule set forth in Schedule 2.7(d) attached hereto), then within 60 days of its receipt of such statement, the Company shall pay to the Buyer the rotation value of such inventory, and the Company shall issue a credit or repay its customer in accordance with the provisions of the applicable distributor or reseller agreement. The Buyer may not exercise the foregoing inventory rotation privilege on more than six occasions. The Buyer shall not issue a credit or rebill any customers in connection with accounts receivable related to any such stock rotation or return.

  2.8 Tax Matters. All tax returns and reports of the Company required by law to be filed have been filed and are complete and correct in all material respects, and all taxes and levies of every kind, character or description upon the Company or upon any of its properties, assets, income or franchises which are or were owed, have been paid in full, other than those currently payable without penalty or interest, those currently under appeal (for which adequate reserves have been taken) and those which would, notwithstanding any such non-payment, not have a material adverse effect on Acquired Business and/or the Acquired Assets. No tax lien has been filed and no claim is being asserted with respect to, any taxes or levies owed by, or with respect to any properties, assets, income or franchises of, the Company. The Company has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

  2.9 Contracts and Commitments.

  (a) Schedule 2.9(a) attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral, which directly affect the Acquired Business and/or the Acquired Assets (collectively, the "Contracts") which will continue after the Closing Date: (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company is bound; (ii) all pledges, conditional sale or title retention agreements, security agreements (including but not limited to maintenance agreements), equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound; (iii) all prepaid maintenance contracts; (iv) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound (including upgrade, restocking and return agreements) which either involve payments or receipts by the Company of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto, or may materially adversely effect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company; (v) all collective bargaining agreements, employment and consulting agreements, noncompetition agreements or arrangements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party; (vi) all agency, fulfillment house, distributor, agency distributor, sales representative, franchise or similar agreements to which the Company is a party; (vii) all contracts, agreements or other understandings or arrangements between the Company and its affiliates; and (viii) all material leases of personal property, whether operating, capital or otherwise, under which the Company is lessor or lessee.

  (b) Except as set forth on Schedule 2.9(b):

    (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto; (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof; (iii) the Company is not in breach of or default under any material term of any Contract, and to the best knowledge of the Company, no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default; and (iv) to the best knowledge of the Company there is no existing breach or default by any other party to any Contract. True, correct and complete copies of all Contracts, as amended to date, have previously been delivered by the Company to the Buyer.

  2.10 Compliance with Agreements and Laws. Except as set forth on Schedule
2.10 attached hereto, the Company has all material licenses, permits and certificates, including environmental, health and safety permits, from federal, state, provincial and local authorities necessary to conduct the Acquired Business and own and operate the Acquired Assets (collectively, the "Permits"). Schedule 2.10 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company to the Buyer. The business of the Company as conducted on the date hereof does not violate, in any material respect, any federal, state, provincial, local or foreign laws, regulations or orders the enforcement of which would have a material adverse effect on the Acquired Business. Except as set forth on Schedule 2.10, the Company has not had notice or communication from any federal, state, provincial or local governmental or regulatory authority since January 1, 1993 of any such violation or noncompliance and there are no other outstanding notices of any such violation or noncompliance which have not been cured.

  2.11 Employee Relations. The Company is in compliance with all material federal, state, provincial and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Company's employees are represented by a union and there have been no union organizing efforts conducted at the Company and none is now being conducted. The Company has not had at any time, nor, to the knowledge of the Company is there now threatened, any strike. Schedule 2.11 sets forth a true, correct and complete list as of the date hereof showing each employee of the Company that is expected to transfer employment to the Buyer (collectively, the "Transferred Employees"), his or her position, salary, benefits and bonuses (if any). The Company and the Buyer shall each be responsible for salary, severance, termination, bonus and other employee related obligations in the manner and to the extent set forth in the Management Agreement and the Transition Agreement.

  2.12 Employee Benefit Plans.

  (a) Employee Plans. Schedule 2.12 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, trust agreements, insurance contracts, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Transferred Employees (the "Employee Plans"). All Employee Plans comply in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations currently in effect, including Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code") applicable to such Employee Plans. The Company has in all material respects performed all obligations required to be performed by it under the Employee Plans. The Company has not ever been obligated to contribute to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA and has no "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

  (b) Prohibited Transactions. To the best knowledge of the Company, neither the Company nor any of its directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

  (c) Copies of Employee Plans and Related Documents. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees.

  (d) Qualifications; Claims. Each Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption. Except as set forth on Schedule 2.12(d), to the best knowledge of the Company there are no pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

  (e) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, its representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, the Company, or any successor or affiliate; nor shall the Buyer, the Company or their affiliates be precluded or prevented from terminating or amending any Employee Plan.

  (f) Transfer. The Company shall take any actions as may be necessary or appropriate in the reasonable opinion of the Buyer and the Buyer's counsel under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Employee Plans assumed pursuant to this Agreement, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

  2.13 Warranty and Product Liability. Schedule 2.13 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company from January 1, 1995 through the date hereof, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

  2.14 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Company of this Agreement or any documents to be executed and delivered by the Company in connection herewith are set forth on Schedule 2.14 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

  2.15 Intellectual Property.

  (a) Schedule 2.15 attached hereto sets forth a true, correct and complete list of items of Intellectual Property (as defined in Schedule 1.1A), including but not limited to copyrights, copyright registrations, trademarks, trademark registrations, tradenames, patents, patent registrations and trade secrets, owned by, or used in the business of, the Company and which constitute Acquired Assets. Except as otherwise disclosed in Schedule 2.15:
(i) the Company is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; (ii) the Company has the right and authority to use the Intellectual Property in connection with the conduct of its business in the manner presently conducted, and, to the best knowledge of the Company, such use does not conflict with, infringe upon or violate any rights of any other person, corporation or entity; (iii) the Company has not received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company alleging that any of the Intellectual Property infringes any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others; and (iv) there are no outstanding, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 2.15 or with respect to infringement by a third party of any of the Intellectual Property. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or licensed for use by the Buyer on identical terms and conditions immediately subsequent to the Closing.

  2.16 Tangible Personal Property. Schedule 2.16 attached hereto sets forth a true, correct and complete list (the "Personal Property List") of all equipment, furniture, leasehold improvements and other tangible personal property that constitute Acquired Assets and that has a book value, with respect to any individual item, of at least $500. Arthur Andersen, LLP has reviewed the book value of the items on the Personal Property List.

  2.17 Absence of Changes. Except as disclosed on Schedule 2.17 hereto or otherwise approved in writing by Buyer, since the date of the Current Balance Sheet, there has not been with respect to the Acquired Business, any (a) transaction by the Company except in the ordinary course of business as conducted during the 12-month period ending on that date; (b) capital expenditures exceeding $100,000 or Inventory expenditures exceeding $100,000, in each case in the aggregate; (c) physical destruction, damage to, or loss of any Acquired Asset (whether or not covered by insurance) that, individually or in the aggregate had a material adverse effect on the

Acquired Business, taken as a whole; (d) any material increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any Transferred Employees (other than those made after consultation with Buyer); (e) change in accounting methods or practices (including, without limitation, changes in depreciation or amortization policies or rates) by the Company; (f) upward revaluation of the Acquired Assets; (g) sale or transfer of any asset of the Acquired Business except in the ordinary course of business; (h) waiver or release of any material right or claim of the Company that is directly related to the Acquired Business, except in the ordinary course of business; or (i) any payment or provision with respect to any employee benefit plan, except in the ordinary course of the administration of such plans.

  2.18 No Misleading Statements. This Agreement, the information and the schedules referred to herein do not, when taken as a whole, include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

  2.19 Accounts Payable. Since the date of the Current Balance Sheet, the Company has been paying its vendors in the ordinary course of business.

3. REPRESENTATIONS OF THE BUYER

  The Buyer represents and warrants to the Company as follows:

  3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has complete power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

  3.2 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any material law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

  3.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

4. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

  4.1 Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, for the sole purpose of facilitating the closing of the transactions contemplated hereunder and to the extent directly related to the Acquired Assets and the Transferred Employees. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company related to the Acquired Assets and the Transferred Employees as the Buyer shall reasonably request. The Buyer shall also have the right to contact the Company's vendors, customers and other persons having business dealings with the Company for the sole purpose of facilitating the closing of the transactions contemplated hereunder relating to the Acquired Assets.

  4.2 Public Announcements. Without the prior written consent of the other party, neither the Company nor the Buyer will disclose the fact that any discussion or negotiations are taking place concerning a possible transaction that is the subject matter hereof, or (ii) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, unless and only to the extent that such disclosure (and only after consultation with the other party) is, in the opinion of the other party's counsel, required by applicable United States and/or Israeli securities laws. The Company and the parent of the Buyer are publicly traded companies and United States and Israeli securities laws prohibit any person or entity who has received material, non-public information concerning a publicly traded company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of material, non-public information. The fact that the Buyer and the Seller are considering an acquisition of the Acquired Assets and the proposed terms of such acquisition could be considered material, non-public information.

5. PRE-CLOSING COVENANTS OF THE COMPANY AND THE BUYER.

  From and after the date hereof and until the Closing Date, the Buyer and the Company agree as follows:

  5.1 Absence of Material Changes. Without the prior written consent of the Company, which consent shall not be unreasonably withheld, the Buyer shall not take any actions that are prohibited pursuant to Subsection 4.7 of the Management Agreement.

  5.2 Continued Truth of Representations and Warranties. Neither the Company nor the Buyer will take any actions which would result in any of the representations or warranties set forth in Sections 2 or 3 hereof becoming untrue in any material respect.

  5.3 Reports, Taxes. With respect to the Acquired Business and the Acquired Assets, the Buyer will duly and timely file all reports or returns required to be filed with federal, state, provincial, local and foreign authorities and will promptly pay all federal, state, provincial, local and foreign taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

  5.4 Communications with Customers and Suppliers. The Company and the Buyer will cooperate in communications with suppliers and customers in connection with the conveyance of the Acquired Assets to the Buyer on the Closing Date.

  5.5 Payment of Arthur Andersen LLP Fees. The Buyer will pay up to $4,000 of Arthur Andersen LLP's fees in connection with that firm's review of the Inventory list and the Personal Property list. The Company will pay the remainder of such costs.

  5.6 Shareholder Approval. Subject to the fiduciary duties of the Company's Board of Directors, the Company shall use its best efforts to obtain the Shareholder Approval, in accordance with applicable law and in accordance with the Company's organizational documents. Without limiting the foregoing, the Company shall prepare a Proxy Statement for a Special Meeting of Shareholders to solicit the Shareholder Approval and shall submit such Proxy Statement to the Buyer for its review and, in the case of any information therein with respect to the Buyer, for the Buyer's approval, which shall not be unreasonably withheld or delayed.

  5.7 No Solicitations. From and after the date hereof, the Company, without the prior written consent of the Buyer, will not, and will not authorize any of its officers, employees, directors, stockholders or other representatives to, directly or indirectly, solicit, initiate or encourage or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an Alternative Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or accept any Alternative Proposal or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (a) at any time prior to the time that the Company's stockholders shall have voted to approve this Agreement and the transactions contemplated hereby, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any officer, employee, director, stockholder or other representative of the Company after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party with information concerning the Acquired Business and the Acquired Assets if, and only to the extent that, (i)
(x) such third party has first made, after the date hereof, an Alternative Proposal in writing, the terms of which reflect a superior transaction (including, without limitation, the impact on the Transferred Employees, to the extent appropriate) than the transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Alternative Proposal are likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and (y) the Company's Board of Directors shall have determined in good faith, on the basis of advice of outside counsel, that such action is necessary for the Board of Directors to comply with the fiduciary duties to stockholders under applicable law and (ii) prior to furnishing information to or entering into discussions or negotiations with such person, the Company receives from such person an executed confidentiality agreement in usual and customary form and containing terms not in the aggregate materially more favorable to such person than the terms contained in the September 10, 1997 letter of intent executed by the Company and the Buyer; or (b) comply with Rule 14(e)-(2) promulgated under the Securities and Exchange Act of 1934 with regard to a tender or exchange offer. The Company shall not release any third party from or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Alternative Proposal, unless its Board of Directors shall determine in good faith, on the basis of advice of outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. The Company shall notify the Buyer in writing of any such inquiries (that are or appear to be serious or legitimate), offers of proposals (including the terms and conditions of any such offer or proposal, the identity of the person making it, and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, shall keep the Buyer informed of the status and details of any such inquiry, offer or proposal, and shall give the Buyer 5 days advance written notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.

  The term "Alternative Proposal" shall mean a proposal or offer (other than by the Buyer) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving the Acquired Business or any proposal to acquire in any manner a direct or indirect, majority equity interest in the Company, or all or substantially all of the Acquired Assets. Notwithstanding anything to the contrary herein, the covenants of the Company set forth in
Section 7 of the letter of intent between the Company and the Buyer, dated September 10, 1997, as amended, shall continue in effect for the period ending October 29, 1997.

6. ANCILLARY AGREEMENTS

  6.1 Ancillary Agreements. The Company and the Buyer agree that, except with respect to the conditions set forth in Subsections 7.1 and 7.2 below, all of the conditions precedent to the Closing have been satisfied. The Buyer and the Company shall each use their best efforts to obtain the assignments and consents set forth in Subsections 6.2, 6.3, 6.4, 6.5 and 6.6 below (collectively, the "Ancillary Agreements") on or prior to the forty-fifth day following the Management Assumption Date. The Company agrees to pay the amounts specified in Subsections 6.2, 6.3, 6.4, 6.5 and 6.6 below in connection with any such Ancillary Agreement (the "Actual

Damages"). The Buyer and the Company shall use their best efforts to agree upon the Actual Damages, if any, on or prior to the Closing Date, and if the parties are unable to agree by such date then the Actual Damages shall, at the option of the Buyer or the Company, be determined by arbitration conducted in accordance with the provisions of Subsection 12.3 below. The Actual Damages shall constitute the Buyer's complete and liquidated damages due to a failure to satisfy any of the Ancillary Agreements. The failure to satisfy the Ancillary Agreements shall not estop the Closing or the delivery of the Purchase Price as set forth herein.

  6.2 Transferred Premises. The Buyer shall obtain the agreement of Camp Dresser & McKee, Inc. as sublandlord and of Trustees of One Cambridge Center Trust as landlord to the sublease of the premises consisting of the eleventh floor of One Cambridge Center, Cambridge, Massachusetts, it being agreed that if such sublease assignment requires the payment of any sums in addition to those otherwise payable by the Company, such additional amounts shall constitute Actual Damages.

  6.3 Macola License Agreement. The Buyer shall obtain the consent of Macola, Inc. to the assignment to the Buyer of the undated License Agreement and Limited Product Warranty, with respect to the Macola, Inc. accounting software package; any out-of-pocket costs incurred in obtaining such assignment shall constitute Actual Damages.

  6.4 TLP Equipment Lease. The Buyer shall obtain the consent of TLP Leasing Programs, Inc. to the assignment of a certain Master Agreement of Terms and Conditions for Equipment Lease dated August 4, 1994 to the Buyer; any costs incurred in connection with such assignment, including any increases in rental payments under such Equipment Lease due by reason of such assignment, shall constitute Actual Damages.

  6.5 Oracle Database Management Software. The Buyer shall obtain the consent of Oracle Corporation to the assignment of the Software License and Services Agreement dated July 2, 1996 to the Buyer; any costs incurred in obtaining such assignment shall constitute Actual Damages.

  6.6 Database America Information Systems, Inc. Agreement. The Buyer shall obtain the consent of Database America Information Systems, Inc. to the assignment to the Buyer of the Services Agreement dated July 6, 1995 between the Company and Database America Information Systems, Inc.; any payments required to be made to Database America Information Systems, Inc. to obtain such consent, including any increase in the monthly maintenance fee for the remainder of the current term, shall constitute Actual Damages.

  6.7 Fulfillment House Agreements. The Company and the Buyer shall cooperate in obtaining an agreement or arrangement with McQueen, City Mail and KAO (Canada) to provide mail order fulfillment services to the Buyer after the Closing and, in the absence of obtaining one or more of such agreements, to obtain comparable fulfillment services from other vendors; provided that no Actual Damages shall be payable in the event of the failure to obtain any such fulfillment service agreements.

  6.8 Agreements to Be Deposited into Escrow. The Ancillary Agreements specified in Subsections 6.2 through 6.6 above, together with the Fulfillment House Agreements specified in subsection 6.7 above, shall, upon their execution by the applicable parties, be deposited with the Document Escrow Agent pursuant to the Escrow Agreement (Management Assumption) and shall constitute Closing Deliveries for purposes of such Escrow Agreement.

7. CONDITIONS TO OBLIGATIONS OF THE BUYER

  The obligations of the Buyer under this Agreement are subject solely to the conditions specified in Subsections 7.1 and 7.2 below.

  7.1 Shareholder Approval. The delivery of the Opinion Release Instructions to the Escrow Agent, in accordance with Subsection 1.2 above.

  7.2 Accounts Receivable. The Company shall have paid to the Buyer all amounts due with respect to the Guaranteed Receivables, as set forth in Subsection 2.7(a) herein, and Fleet National Bank shall have issued the Credit Advice.

  7.3 Closing Deliveries. The Document Escrow Agent has received at least two fully executed originals of each of the following documents:

    (a) an Assignment and Assumption of the SofTrack License Agreement and the Consent of Integrity Software Inc. and Integrity Software Ltd. to the Assignment and Assumption of the SofTrack License Agreement;

    (b) an Assignment and Assumption of Contracts;

    (c) an Assignment of Trademarks;

    (d) an opinion of Epstein Becker & Green, P.C., counsel to the Company, in the form attached hereto as Exhibit C;

    (e) employment agreement of Ivan O'Sullivan, in the form attached hereto as Exhibit D;

    (f) a bill of sale in the form attached hereto as Exhibit E;

    (g) an Instrument of Assumption of Liabilities;

    (h) a Side Letter Regarding Brokerage Commissions;

    (i) the Escrow Agreement (Management Assumption), together with the delivery of the Closing Deliveries to the Escrow Agent;

    (j) a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1; and

    (k) a cross-receipt executed by the Buyer and the Company (the "Cross Receipt").

8. CONDITION TO OBLIGATIONS OF THE COMPANY.

  8.1 Conditions Precedent. The obligations of the Company under this Agreement are subject solely to (i) the delivery of the Opinion Release Instructions to the Document Escrow Agent, as set forth in Subsection 1.2 above and (ii) the payment of $3,000,000 of the Purchase Price to the Company, as set forth in Subsection 1.2(c) hereof;

  8.2 Opinion of Buyer's Counsel. On the Management Assumption Date, the law firm of Fulbright & Jaworski, L.L.P. ("F&J"), counsel for the Buyer, shall deliver an opinion to the Company, in the form agreed upon by the parties. On the Closing Date, the Buyer shall cause F&J to deliver a bring-down opinion to the Company, in the form attached hereto as Exhibit G. The foregoing condition may be waived by the Company in its sole discretion.

  8.3 Closing Deliveries. The Document Escrow Agent has received at least two fully executed originals of each of the following documents:

    (a) a certificate signed by the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

    (b) an Escrow Agreement (Purchase Bonus), together with delivery of the Purchase Bonus Escrow Funds to the Purchase Bonus Escrow Agent; and

    (c) an executed SofTrack Side Letter, in the form of Exhibit H attached hereto, whereby any SofTrack Licenses sold by Buyer to the Company to allow bundling with the Company's Comprehensive Client Manager product, shall be sold by the Buyer to the Company on a most favored purchaser basis.

  The documents described in Subsection 7.3 and 8.3 of this Agreement, together with the executed documents described in Subsection 6.8 of this Agreement, are referred to herein as the "Closing Deliveries").

9. INDEMNIFICATION

  9.1 By the Company. The Company hereby indemnifies and hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions (collectively, the "Losses"), in connection with any breach of any representation, warranty, covenant or condition made by the Company in this Agreement, in the Security Agreement (Purchase Agreement) dated as of the date hereof between the Company and the Buyer (as the Secured Party), or in connection with any obligation of the Company with respect to the Transferred Employees and/or the Acquired Business that arose prior to the Management Assumption Date. Notwithstanding anything to the foregoing to the contrary, the Company shall have no liability whatsoever pursuant to this Section 9 if the Company is required to make the Liquidated Damage Payment specified by
Section 19 of this Agreement, it being understood and agreed that such payment shall constitute the Buyer's sole and exclusive remedy in the event of the Company's failure to obtain the Shareholder Approval.

  9.2 By the Buyer. Subject to the express limitations set forth in Subsection
6.6 of the Management Agreement, the Buyer hereby indemnifies and holds harmless the Company from and against all Losses in connection with any breach of any representation, warranty, covenant or condition made by the Buyer in this Agreement, in the Security Agreement (Management Agreement) dated as of the date hereof between the Buyer and the Company (as the Secured Party) or in connection with any obligation of the Buyer with respect to the Transferred Employees and/or the Acquired Business (unless due directly from the Company's inability to obtain Shareholder Approval) that arises on or after the Management Assumption Date, provided that if Shareholder Approval is not obtained as provided herein, then only with respect to matters that arise on or before the Termination Date.

  9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9, the Buyer, on the one hand, or the Company on the other hand, seeking indemnification (the "Indemnified Party"), shall promptly notify the other party hereto (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 9.4.

  9.4 Defense of any Claim. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 60 days after the date such claim is made or pursue such claim in a reasonably prudent manner: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the

Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

  9.5 Survival of Representations; Claims for Indemnification. If the Closing occurs, all representations and warranties made in this Agreement, and in the schedules and exhibits hereto, and in all certificates delivered pursuant hereto shall survive through and until the expiration of the sixteenth full calendar month following the Management Assumption Date (the "Termination Date"). After the Termination Date, all such representations and warranties shall immediately expire except with respect to claims, if any, asserted in writing on or prior to the Termination Date. All claims and actions for indemnity hereunder shall be asserted and maintained in writing by a party hereto on or prior to the Termination Date.

  9.6 Payment of Indemnification Claims. All indemnification hereunder shall be effected by payment of cash or delivery of a cashier's check to the Indemnified Party in the amount of the indemnification liability.

  9.7 Exclusion for Certain Indemnity Obligations. Notwithstanding anything to the contrary in this Section 9 or elsewhere in this Agreement, and except for consensual liens created by the Company or the Buyer in violation of the respective Security Agreements referenced in Subsections 9.1 and 9.2 hereof (as to which Losses shall not be subject to the limitations and exclusions set forth in this Subsection 9.7), neither Indemnifying Party shall be obligated to pay any Losses suffered by the appropriate Indemnified Party unless and until the aggregate amount of all such Losses exceeds $150,000 (the "Recoverable"). Once the aggregate amount of such Losses exceeds the Recoverable, such Indemnifying Party shall be required to pay Losses only in excess of the Recoverable and in an aggregate amount not to exceed, in any event, the Cap. For purposes of this Agreement, the Cap shall be an amount equal to the sum of $2,000,000 plus, if applicable and if the Indemnifying Party is the Company, that amount of the Purchase Bonus that would otherwise be paid to the Company pursuant to Subsection 1.5 above; provided, however, that (i) any amounts on account of the Purchase Bonus shall be paid solely by the Escrow Agent and (ii) the indemnity obligations of the Company shall be satisfied first from the Purchase Bonus Escrow Funds to the extent then payable to the Company and second from recourse to the Company. In no event shall either party be liable under this Agreement, whether pursuant to this
Section 9 or otherwise, for any amount in addition to, or from sources other than, those specified in this Subsection 9.7.

10. POST-CLOSING AGREEMENTS

  The Company and the Buyer, as applicable, agree that from and after the Management Assumption Date:

  10.1 Proprietary Information.

  The Company shall hold in confidence, and use its best efforts to have the Company's officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Acquired Business and the Acquired Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company. The Company agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have on breach of any provision of this Subsection 10.1.

  10.2 Sharing of Data.

  (a) The Company shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employments records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Company related to the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Company transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Each of the Company and the Buyer shall, as a condition to the rights specified in this Subsection 10.2(a), require its employees and agents to sign a confidentiality agreement in reasonable form prior to exercising its rights hereunder.

  (b) The Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer.

  10.3 Cooperation.

  (a) The Company will cooperate with the Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Company and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Management Assumption Date. The Buyer shall reimburse the Company, upon demand, for all reasonable out-of-pocket expenses incurred in providing such cooperation.

  (b) The Buyer will cooperate with the Company in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Buyer and based upon contracts, arrangements, property rights, acts or omissions of the Buyer which were in effect or carried on or after the Management Assumption Date, but only to the extent involving any potential liability of the Company. The Company shall reimburse the Buyer, upon demand, for all reasonable out-of-pocket expenses incurred in providing such cooperation.

  10.4 Non-Competition. Except as set forth in Subsection 1.7, neither the Company nor any of its affiliates will, directly or indirectly, in the United States or elsewhere in the world:

    (a) Use, sell or grant any third party a license, for or without consideration, to use the Free Trial Marketing Machine (as defined in Schedule 1.1A or any of its components for any purpose; or

    (b) bid for, acquire or compete to acquire SofTrack or any license or other right with respect to SofTrack upon the expiration or termination of the SofTrack License Agreement.

  10.5 Non-Solicitation. Unless the Buyer consents in writing, neither the Company nor any of its affiliates will, for a period of two (2) years from the Management Assumption Date, directly or indirectly, solicit for employment or employ any of the Buyer's employees, including the Transferred Employees. Unless the Company consents in writing, neither the Buyer nor any of its affiliates will, for a period of two (2) years from the Management Assumption Date, directly or indirectly, solicit for employment or employ any of the Company's employees.

  10.6 Enforceability. If any court determines that any of the restrictive covenants set forth in Sections 10.4 and 10.5, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of Sections 10.4 and 10.5 by the Company or any of its affiliates and that Buyer shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Company of the provisions of Sections 10.4 and 10.5 but shall be in addition to all other remedies available at law or equity to Buyer.

  10.7 Use of Name. For a period of 120 days following the Management Assumption Date, the Buyer shall be entitled to use the Company's name and trademarks on all products, sales brochures and other documentation which constitute a portion of the Acquired Business. Upon expiration of such 120 day period, the Buyer shall immediately cease to have any rights with regard to such name and trademarks.

11. TERMINATION OF AGREEMENT;

  11.1 Termination by Lapse of Time. This Agreement shall terminate on the Termination Date (as defined in Subsection 1.2(d) above), unless such date is extended by the written consent of the Company, and the Buyer.

  11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement and the Company shall have no further obligation or liability to the Buyer under this Agreement.

12. DISPUTE RESOLUTION

  12.1 General. In the event that after the Management Assumption Date any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 12.

  12.2 Consent of the Parties. In the event of any dispute after the Management Assumption Date between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within 30 calendar days after the commencement of efforts to resolve such dispute, such dispute will be submitted to arbitration in accordance with this Section 12.

  12.3 Arbitration.

  (a) Either the Buyer, on the one hand, or the Company on the other hand, may submit any matter referred to in Subsection 12.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Company shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

  (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Company shall meet, at which time the Buyer and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

  (c) The arbitrator shall set a date(s) for a hearing(s), which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Company. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

  (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto and to the Escrow Agent.

  (e) The arbitrator may, in his or her discretion, award attorneys' fees and expenses in connection with the arbitration determination, consistent with the provisions of Section 19 hereof.

  (f) Any arbitration pursuant to this Section 12 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

13. BROKERS

  13.1 The Company. The Company represents and warrants that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

  13.2 For the Buyer. The Buyer represents and warrants that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

14. NOTICES

  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

  To the Company:        ON Technology Corporation
                         One Cambridge Center
                         Cambridge, MA 02142
                         Attention: President

  With a copy to:        Gabor Garai, Esq.
                         Epstein Becker & Green, P.C.
                         75 State Street
                         Boston, MA 02109

  To the Buyer:          Elron Software, Inc.
                         One Cambridge Center
                         Cambridge, MA 02142
                         Attn: Ivan O'Sullivan

  With a copy to:        Elron Electronic Industries, Ltd.
                         P.O. Box 1573
                         Haifa, Israel
                         Attn: Dr. Jacov Ben-Zvi

  With a copy to:        Richard H. Gilden, Esq.
                         Fulbright & Jaworski L.L.P.
                         666 Fifth Avenue
                         New York, NY 10103

  Unless otherwise specified herein, such notices or other communications shall be delivered by a recognized overnight delivery courier such as DHL or Federal Express and shall be deemed received on the date of actual receipt.

15. SUCCESSORS AND ASSIGNS

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Company from any obligation or liability under this Agreement. Notwithstanding the foregoing, other than the right to use the Free Trial Marketing Machine the Company may, without the Buyer's consent, assign its rights and obligations hereunder in connection with the sale of all or substantially all of the Company's assets or stock, or in connection with the merger or consolidation of the Company with a third party provided that the Company is the surviving entity, provided that such assignee assumes the Company's obligations hereunder.

16. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

  (b) The Buyer, by the consent of its Board of Directors or officers authorized by such Board, on the one hand, and the Company by the consent of its Board of Directors or officers authorized by such Board, on the other hand, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Company.

  (c) This Agreement shall not preclude or supersede any obligation that either the Company or the Buyer may have with respect to the purchase, sales or support of products under existing agreements.

  (d) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

17. SEVERABILITY

  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

18. EXPENSES; SALES TAXES

  The Buyer, on the one hand, and the Company, on the other hand, will pay all fees and expenses incurred by them in connection with the transactions contemplated hereunder. All sales taxes that arise directly from the transfer of the Acquired Assets to the Buyer shall be the sole responsibility of the Company.

19. LIQUIDATED DAMAGES

  In the event that the Shareholder Approval is not obtained as provided herein and/or the Company accepts a third-party offer, as provided in Subsection 5.7 herein, then the Company shall pay to the Buyer, on April 1, 1998, the amount of $1,000,000 by wire transfer of immediately available funds to the Buyer's Account, which amount shall constitute the Buyer's complete and liquidated damages, and sole and exclusive remedy, for the

Company's inability to effect the Closing, and which amount shall not be subject to any offset. Such $1,000,000 payment is referred to herein as the "Liquidated Damage Payment."

  The Buyer and the Company agree that Liquidated Damage Payment is the parties' best estimate of the Actual Damages that the Buyer would incur as a result of the Company's inability to effect the Closing, including damages with respect to the Buyer's operation of the Acquired Business pursuant to the Management Agreement.

20. LEGAL FEES

  In the event that legal proceedings are commenced by the Buyer against the Company, or by the Company against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

21. GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Each party hereto irrevocably consents to the exclusive personal jurisdiction of the state courts of The Commonwealth of Massachusetts and the federal courts of the United States resident in The Commonwealth of Massachusetts, and waives any objection which it might have based on improper venue or forum non conveniens to the conduct of proceedings in any such court, waives personal service on it, and consents that all such service of process may be made by mail in accordance with
Section 14 hereof.

22. SECTION HEADINGS

  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

23. COUNTERPARTS

  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

  24. References to Monetary Amounts, Payments. All references to monetary amounts herein are references to United States Dollars, and all payments made hereunder shall be made in United States Dollars.

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                          BUYER:

                                          ELRON Software, Inc.

                                          By: _________________________________
                                                         (Title)

                                          COMPANY:

                                          ON Technology Corporation

                                          By: _________________________________
                                                         (Title)

  The undersigned Elron Electronics Industries Ltd., an Israeli corporation and the sole shareholder of Elron Software, Inc., hereby guaranties the punctual payment and performance of all obligations of Elron Software, Inc. that arise from the foregoing Asset Purchase Agreement.

                                          ELRON Electronic Industries, Ltd.

                                          By: _________________________________
                                                         (Title)

                                          By: _________________________________
                                                         (Title)

LOGO

                           ON TECHNOLOGY CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS

                      FOR SPECIAL MEETING OF STOCKHOLDERS


                               FEBRUARY 11, 1998

  The undersigned, revoking all prior proxies, hereby appoints John M. Bogdan and Herman DeLatte or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of ON Technology Corporation of record in the name of the undersigned at the close of business on January 5, 1998, at the Special Meeting of Stockholders to be held on February 11, 1998, or at any adjournment or postponement thereof, upon the following matters:

  1. Approval of the Purchase Agreement dated as of October 29, 1997, 1997, between the Company and Elron Software, Inc., and the transactions contemplated thereby.

    [_] FOR       [_] AGAINST       [_] ABSTAIN

  2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

LOGO



  This proxy when properly executed will be voted in the manner direction herein by the undersigned stockholder. If this proxy is properly executed but no direction is made, this proxy will be voted FOR Proposal 1.

  Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                    DATED: ------------------------------------

                                           ------------------------------------
                                           (Signature)

                  PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY